Exhibit 10.1

Execution Version

FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), dated as of February 27, 2022, but effective for all purposes as of January 31, 2022 (the “Effective Date”), is by and among Bison Oil & Gas Partners II, LLC, a Delaware limited liability company (“Seller”), Bison Oil & Gas II, LLC, a Colorado limited liability company (the “Company”) and Civitas Resources, Inc., a Delaware corporation (“Buyer”). Seller, the Company and Buyer are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Membership Interest Purchase Agreement dated January 31, 2022 (the “MIPA”); and

WHEREAS, the Parties desire to amend the MIPA and to memorialize certain mutual agreements relating to certain transactions contemplated by the MIPA, as set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein and in the MIPA, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            MIPA. The body of the MIPA is hereby deleted and replaced in its entirety with Annex 1 attached hereto.

2.            Exhibit D. Exhibit D to the MIPA is hereby deleted in its entirety and replaced with “Reserved.”

3.            Exhibit E. Exhibit E to the MIPA is hereby deleted in its entirety and replaced with Annex 2 attached hereto.

4.            Exhibit G. Exhibit G to the MIPA is hereby deleted in its entirety and replaced with “Reserved.”

5.            Closing Statement. The Closing Statement (as defined in the MIPA) attached hereto as Annex 3 shall be deemed to have been delivered by Seller to Buyer on February 23, 2022 in accordance with Section 2.5 of the MIPA.

6.            Ratification of the MIPA. As amended hereby, the MIPA is in full force and effect and binding in accordance with its respective terms and conditions. In the event of any conflict between the terms and conditions of this Amendment, and the terms and conditions of the MIPA, the terms and conditions of this Amendment shall govern and control the point in conflict. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

7.            Governing Law. This Amendment and the relationship of the Parties with respect to this Amendment shall be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

1

8.            References. Any reference to the MIPA after the date hereof, including by any Related Agreements (as defined in the MIPA), will be deemed a reference to the MIPA as amended by this Amendment.

9.            Entire Agreement and Modification. This Amendment, together with the MIPA, supersedes all prior discussions, communications, and agreements (whether written or oral) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Amendment and the MIPA) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Amendment may not be amended or otherwise modified except by a written agreement executed by the Parties. No representation, promise, inducement or statement of intention with respect to the subject matter of this Amendment has been made by either Party that is not embodied in this Amendment together with the documents, instruments, and writings that are delivered pursuant hereto, and neither Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention concerning the subject matter of this Amendment not so set forth.

10.            Headings. The headings of the articles and sections of this Amendment are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Amendment.

11.            Counterparts. This Amendment may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Amendment, and each of which may be executed by less than all of the Parties, and shall be enforceable and effective against the Parties actually executing such counterparts, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

[Signature pages follow.]

Each of the Parties has executed this Amendment as of the date first written above.

SELLER:

BISON OIL & GAS PARTNERS II, LLC

By:	/s/ John Austin Akers
Name: John Austin Akers
Title: Chief Executive Officer

COMPANY:

BISON OIL & GAS II, LLC

By:	/s/ John Austin Akers
Name: John Austin Akers
Title: Chief Executive Officer

Signature Page to First Amendment to Membership Interest Purchase Agreement

Buyer:

CIVITAS RESOURCES, INC.

By:	/s/ Marianella Foschi
Name: Marianella Foschi
Title: Chief Financial Officer

Signature Page to First Amendment to Membership Interest Purchase Agreement

ANNEX 1

Membership Interest Purchase Agreement

See attached.

Annex 1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

BISON OIL & GAS PARTNERS II, LLC

as Seller,

BISON OIL & GAS II, LLC

as the Company

and

CIVITAS RESOURCES, INC.

as Buyer

Dated as of January 31, 2022

v

LIST OF ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A-1	Leases
Annex A-2	Wells
Annex A-3	Fee Minerals

EXHIBITS

Exhibit A	Form of Seller Bring Down Certificate
Exhibit B	Form of Assignment in Lieu of Certificate
Exhibit C	Form of FIRPTA Certificate
Exhibit D	Reserved
Exhibit E	Form of Buyer Bring Down Certificate
Exhibit F	Form of Officer and Director Release and Resignation
Exhibit G	Reserved
Exhibit H	Form of Post-Closing Letter Agreement

SCHEDULES

Schedule CH	Company Hedges and Company Hedge Counterparties
Schedule EA	Excluded Assets
Schedule PE	Certain Permitted Encumbrances
Schedule PL	Permitted Leakage
Schedule WC	Certain Working Capital Matters
Schedule 2.10(a)(xii)	Post-Closing Letter Agreement Individuals
Schedule 6.5	No Violation or Breach of Seller
Schedule 6.6	Brokerage Arrangements
Schedule 7.5	No Violation or Breach (Company)
Schedule 7.6	Consents
Schedule 7.7	Brokerage Arrangements
Schedule 7.8	Litigation
Schedule 7.9	Compliance with Laws
Schedule 7.10(a)	Financial Statements
Schedule 7.11	Undisclosed Liabilities
Schedule 7.12(b)	Absence of Changes
Schedule 7.12(c)	Absence of Consents
Schedule 7.13	Taxes
Schedule 7.14(a)	Material Contracts
Schedule 7.15	Affiliate Arrangements
Schedule 7.17	Environmental Matters
Schedule 7.17(b)	Unpossessed Environmental Permits
Schedule 7.18	Insurance
Schedule 7.19	Imbalances
Schedule 7.20	Non-Consent Operations
Schedule 7.21	Current Commitments

Schedule 7.22	Suspense Funds
Schedule 7.23	Payout Balances
Schedule 7.24	Delivery of Hydrocarbons
Schedule 7.25	Royalties and Working Interest Payments
Schedule 7.26	No Violation or Breach of Leases
Schedule 7.27	Non-Permitted Wells
Schedule 7.30	Officers and Bank Accounts
Schedule 7.32(c)	Employee Benefit Plans
Schedule 7.33(a)	Bonds, Letters of Credit
Schedule 7.33(b)	Funds, Reserves and Escrows
Schedule 7.33(c)	Support Obligations
Schedule 7.35	Intellectual Property
Schedule 7.37	Specified Matters
Schedule 9.1(b)	Negative Covenants
Schedule 9.8	Continuing Affiliate Arrangements

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of January 31, 2022 (the “Execution Date”), is by and among Bison Oil & Gas Partners II, LLC, a Delaware limited liability company (“Seller”), Bison Oil & Gas II, LLC, a Colorado limited liability company (the “Company”) and Civitas Resources, Inc., a Delaware corporation (“Buyer”). Seller, the Company and Buyer are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Seller owns all of the issued and outstanding equity interests of the Company (the “Target Interests”); and

WHEREAS, effective as of the Closing (as defined below), and on the terms and conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Target Interests.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

Section 1.1         Definitions. The terms defined in this Section 1.1 shall have the meanings set forth below for all purposes under this Agreement.

“Accounting Firm” is defined in Section 2.7(c).

“Active Worker” is defined in Section 9.1(b)(xv).

“Adjusted Cash Consideration” is defined in Section 2.2(a).

“Adjustment Amount” means the resulting calculation (which may result in a positive (+) number or negative (–) number) of the amounts set forth in Section 2.3(a)(i) and Section 2.3(a)(ii).

“AFE” means any authorization for expenditure or other capital proposal to conduct operations relating to the Oil & Gas Assets.

“Affiliate” means when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person in question; provided, however, that for purposes of this Agreement, the Parties agree that Taproot Rockies Midstream, LLC, a Delaware limited liability company, is not an Affiliate of Seller or the Company.

“Affiliate Arrangements” is defined in Section 7.15.

“Agreement” is defined in the Preamble.

“Allocated Value” is defined in Section 3.1(c).

“Allocation” is defined in Section 2.8.

“Allocation Dispute Resolution Period” is defined in Section 2.8.

“Arbitration Notice” is defined in Section 12.1(c).

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use or similar Taxes based upon the acquisition, operation or ownership of the Oil & Gas Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Bank Accounts” is defined in Section 7.30.

“Bison Contact” is defined in Section 9.1(d).

“Bracewell” is defined in Section 14.12(a).

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required by applicable Law to be closed in Denver, Colorado.

“Buyer” is defined in the Preamble.

“Buyer Fundamental Representations and Warranties” means those representations and warranties of Buyer set forth in Section 8.1, Section 8.2, Section 8.3 and Section 8.4(a).

“Buyer Indemnified Parties” means Buyer and its current and future Affiliates (including, following the Closing, the Company) and their respective direct and indirect equityholders, directors, officers, employees, agents, representatives, members, managers, partners, successors and assigns.

“Buyer Material Adverse Effect” means any change, effect, event or occurrence (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that, individually or in the aggregate, has resulted in, results in or is reasonably expected to result in, (a) a material adverse effect or change in the business, operations, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, as currently owned and operated as of the Execution Date, or (b) a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by, this Agreement; provided, however, that Buyer Material Adverse Effect shall not include material adverse effects or events resulting from the outbreak or continuation of or any escalation or worsening of any epidemic, pandemic or disease (including the COVID-19 pandemic), or any Law, directive, pronouncement or guideline issued by a Governmental Authority who has jurisdiction over Buyer or its Subsidiaries, providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19 Measures) or any change in such Law, directive, pronouncement or guideline or interpretation thereof; general changes in oil and gas prices; general changes in markets or in industry, economic, or political conditions; changes in condition or developments generally applicable to the oil and gas industry generally or in any area or areas where the assets of the Buyer and its Subsidiaries are located; acts of God, including hurricanes and storms; acts or failures to act of Governmental Authorities (where not caused by the willful or grossly negligent acts of Seller or the Company); civil unrest or similar disorder; terrorist acts; changes in Laws or delays in issuing, the failure of any Governmental Authority to issue, or any change in requirements with respect to the issuance of, any licenses, permits, easements, or approvals, and increased costs relating to the foregoing; events, effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 13; and changes resulting from any announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 9 hereof.

“Cap” is defined in Section 10.3(c)(i).

“Cash Consideration” is defined in Section 2.2(a).

“Cash Equivalents” means, collectively, the United States Department of Treasury bills and bonds, commercial paper, marketable securities, money market funds, United States savings bonds and other similar highly-liquid assets.

“Casualty Loss” is defined in Section 5.1.

“CBA” any collective bargaining agreement or other Contract with any labor union, labor organization or other employee representative body.

“Claim Deadline” is defined in Section 3.1(a).

“Closing” is defined in Section 2.6.

“Closing Cash Payment” means an amount in cash equal to the Cash Consideration (i) plus or minus the Adjustment Amount (to the extent the same adjusts the Cash Consideration as set forth in Section 2.2) set forth in the Closing Statement, and (ii) if applicable, minus any amounts paid into the Defect Escrow Account pursuant to Section 3.1 or Section 4.4(c).

“Closing Date” is defined in Section 2.6.

“Closing Purchase Price” is defined in Section 2.5.

“Closing Statement” is defined in Section 2.5.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Hedge Counterparty” means each Person listed on Schedule CH.

“Company Hedge Liability” means, with respect to any Company Hedge, the amount that would be owed to the applicable Company Hedge Counterparty, in each case, pursuant to Section 6(e) of the relevant ISDA Master Agreement if the applicable Company Hedge is broken, unwound or closed-out.

“Company Hedges” means the Hedge Contracts described in Schedule CH.

“Company Material Adverse Effect” means any change, effect, event or occurrence (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that, individually or in the aggregate, has resulted in, results in or is reasonably expected to result in, (a) a material adverse effect or change in the business, operations, financial condition or results of operations of the Company, taken as a whole, as currently owned and operated as of the Execution Date, or (b) a material adverse effect upon the ability of Seller or the Company to consummate the transactions contemplated by, this Agreement; provided, however, that Company Material Adverse Effect shall not include material adverse effects or events resulting from the outbreak or continuation of or any escalation or worsening of any epidemic, pandemic or disease (including the COVID-19 pandemic), or any Law, directive, pronouncement or guideline issued by a Governmental Authority who has jurisdiction over the Company and Seller providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19 Measures) or any change in such Law, directive, pronouncement or guideline or interpretation thereof; general changes in oil and gas prices; general changes in markets or in industry, economic, or political conditions; changes in condition or developments generally applicable to the oil and gas industry, generally or in any area or areas where the Oil & Gas Assets are located; acts of God, including hurricanes and storms; acts or failures to act of Governmental Authorities (where not caused by the willful or grossly negligent acts of Seller or the Company); civil unrest or similar disorder; terrorist acts; changes in Laws or delays in issuing, the failure of any Governmental Authority to issue, or any change in requirements with respect to the issuance of, any licenses, permits, easements, or approvals, and increased costs relating to the foregoing; events, effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 13; and changes resulting from any announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 9 hereof.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 24, 2021 by and between the Company and Bonanza Creek Energy, Inc. (n/k/a Buyer).

“Consent” means any consent, approval, notice or authorization that is required to be obtained, made or complied with for or in connection with the sale of the Target Interests, the indirect sale, assignment or transfer of any Oil & Gas Asset, or any interest therein by Seller as contemplated by this Agreement, or the consummation of the transactions contemplated by this Agreement and the Related Agreements, in each case, except for notices to co-owners, operators and purchasers of production, or approvals from Governmental Authorities that are customarily delivered after Closing.

“Contracts” means all of the Company’s right, title and interest in and to any and all contracts, agreements, indentures, commitments, licenses, consensual obligations, arrangements, permits, promises, or understandings, whether written or oral, excluding (in each case) the Leases and any other instruments creating any interest in any real property.

“Control” (including its derivatives and similar terms) means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise.

“COPAS” means the Council of Petroleum Accountant Societies of North America.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any action or inactions taken or plans, procedures or practices adopted (and compliance therewith), in each case, in connection with or in respect to any Law, order, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or the Coronavirus Response and Relief Supplemental Appropriations Act of 2021.

“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support.

“Cure Deadline” is defined in Section 3.1(f).

“Defect Escrow Account” is defined in Section 3.1(f)(i).

“Defensible Title” means that title to the Oil & Gas Interests that, as of the Effective Time and immediately prior to Closing, subject to and except for Permitted Encumbrances, is deducible of record or title evidenced by unrecorded instruments or elections, made or delivered pursuant to joint operating agreements, pooling agreements, unitization agreements, other agreements or applicable Law:

(a)            with respect to each Well set forth on Annex A-2, entitles the Company to not less than the Net Revenue Interest set forth in Annex A-2 for such Well throughout the productive life thereof, except (i) decreases in connection with those operations in which the Company may elect after the Effective Time to be a non-consenting co-owner, (ii) decreases resulting from the reversion of interests to co-owners with respect to operations in which such co-owners elect, after the Effective Time, not to consent, (iii) decreases resulting from the establishment or amendment of pools or units or orders of any applicable Governmental Authority that concern pooling, unitization, communitization, spacing or density matters, in each case, after the Effective Time, (iv) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, or (v) as stated in Annex A-2;

(b)            with respect to each Well set forth on Annex A-2, obligates the Company to bear a Working Interest for such Well that is not greater than the Working Interest set forth in Annex A-2 for such Well without increase throughout the productive life of such Well, except (i) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law, (ii) increases that are accompanied by at least a proportionate increase in the Company’s Net Revenue Interest for such Well, or (iii) as stated in Annex A-2;

(c)            with respect to each Lease set forth on Annex A-1, entitles the Company to ownership of not less than the Net Acres set forth on Annex A-1 for such Lease, and entitles the Company to not less than the Net Revenue Interest set forth on Annex A-1 for such Lease, except for, in each case, (i) decreases in connection with those operations in which the Company may elect after the date hereof to be a non-consenting co-owner, (ii) decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elect, after the Effective Time, not to consent, (iii) decreases resulting from the establishment or amendment of pools or units or orders of any applicable Governmental Authority that concern pooling, unitization, communitization, spacing or density matters, in each case, after the Effective Time, (iv) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, or (v) as otherwise expressly stated in Annex A-1; and

(d)            is free and clear of all Liens.

“Deferred Payroll Taxes” means the amount of any unpaid “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) of the Company deferred pursuant to Section 2302 of the CARES Act or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020.

“Deposit” is defined in Section 2.4.

“Deposit Escrow Account” is defined in Section 2.4.

“Dispute Notice” is defined in Section 2.7(b).

“Disputed Claims” is defined in Section 10.9(a).

“Effective Time” means 12:01 a.m. local time where the Oil & Gas Assets are located on January 1, 2022.

“Effective Time Working Capital” means the positive or negative amount of the remainder of (a) the Working Capital Assets minus (b) the Working Capital Liabilities, as measured and determined for the Effective Time.

“Employee Benefit Plan” is defined in Section 7.32.

“Environmental Arbitrator” is defined in Section 4.5.

“Environmental Condition” means (a) any environmental condition, matter, obligation or circumstance affecting or relating to an individual Oil & Gas Asset that constitutes a current violation of, or noncompliance with, an Environmental Law, or (b) the existence with respect to any Oil & Gas Asset of any environmental pollution, contamination or degradation where remedial or corrective action presently is required under Environmental Laws. For the avoidance of doubt, (a) the mere fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned, in each case, shall not form the basis of an Environmental Condition, (b) the fact that pipe is temporarily not in use shall not form the basis of an Environmental Condition and (c) except with respect to personal property (i) that causes or has caused contamination of the environment, including air, soil, subsurface, surface water or groundwater which is a current violation of Environmental Law, (ii) the use or condition of which is a current violation of Environmental Law, or has resulted in remedial or corrective action being presently required under Environmental Laws, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.

“Environmental Deductible Amount” means an amount equal to two percent (2%) of the Transaction Value.

“Environmental Defect” means any Environmental Condition validly and timely asserted in an Environmental Defect Notice pursuant to Section 4.3(a); provided that the term “Environmental Defect” does not include any of the foregoing to the extent caused by or relating to NORM or asbestos (except to the extent that the presence of NORM or asbestos constitutes a current noncompliance with or a current violation of Environmental Law, or a remedial or corrective action is presently required under Environmental Laws) or any matter otherwise expressly disclosed in Schedule 7.17.

“Environmental Defect Amount” means with respect to an Environmental Defect, the present value as of the Closing Date of the Lowest Cost Response of such Environmental Defect (net of the Company’s interest).

“Environmental Defect Notice” is defined in Section 4.3(a).

“Environmental Defect Property” is defined in Section 4.3(b)(ii).

“Environmental Laws” means all applicable federal, state, and local Laws in effect as of the Execution Date relating to human health or safety (regarding exposure to Hazardous Materials), pollution or the protection of the environment or natural resources and all regulations implementing the foregoing, including those Laws relating to the storage, emission, handling, and use of Hazardous Materials, and those Laws relating to the generation, processing, treatment, storage, transportation, release and disposal thereof. Notwithstanding anything in this Agreement to the contrary, the term “Environmental Laws” does not include (a) prudent, good or desirable operating practices, policies, statements or standards that may be voluntarily employed or adopted by other oil and gas well operators, in each case that are not required by any Law or Governmental Authority, or (b) the provisions of the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, to the extent relating to matters other than pollution or the protection of the environment or biological or natural resources or exposure to Hazardous Materials.

“Environmental Liabilities” means all Losses (including remedial, removal, response, clean-up, investigation or monitoring costs), consulting fees, orphan share, pre-judgment and post-judgment interest, court costs, and other damages incurred or imposed in connection with, or resulting from or attributable to, (a) any actual release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) the generation, manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials; or (c) any order, notice of responsibility, directive (including requirements under Environmental Laws), injunction, judgement or similar act (including settlements) by any Governmental Authority or court of competent jurisdiction, or any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs, in each case, to the extent arising out of any violation of, or any remediation obligation under, Environmental Laws.

“Environmental Permit” means any Permit required by or issued under Environmental Laws.

“Environmental Threshold Amount” is defined in Section 4.6(a).

“Equipment” means all of the Company’s right, title and interest in and to any wellhead equipment, flowlines, pipelines, compression equipment, injection facilities, saltwater disposal facilities, and other equipment, fixtures or machinery of any kind or character.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means JP Morgan, N.A.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent.

“Examination Period” is defined in Section 3.1(a).

“Excess Amount” is defined in Section 2.7(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Execution Date” is defined in the Preamble.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 27, 2019, by and among Seller, as borrower, the guarantors from time to time party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent, as amended.

“Existing Credit Agreement Payoff Amount” means the total amounts payable pursuant to the Existing Credit Agreement to fully satisfy all principal, interest, fees, costs, and expenses owed thereunder as of the anticipated Closing Date, as the same is set forth in the Payoff Letter.

“Fee Minerals” means any and all Hydrocarbon and mineral fee interests owned by the Company, including those fee minerals set forth on Annex A-3.

“Final Purchase Price” means the Purchase Price as finally determined pursuant to Section 2.7, subject to the final disbursement of any amounts paid into the Defect Escrow Account pursuant to the terms of this Agreement.

“Financial Statements” is defined in Section 7.10(a).

“Fraud” means, with respect to any Person, an actual, intentional and knowing misrepresentation with respect to any statement in any representation or warranty set forth in Article 6, Article 7 or Article 8 (as applicable and in each case as qualified by the Schedules to this Agreement) or in the certificate delivered pursuant to Section 2.10(a)(i) or Section 2.10(b)(i), in each case, on which another Party to this Agreement relies to its detriment; provided, however, that, with respect to any Person, such actual, intentional and knowing misrepresentation shall only be deemed to exist if such Person (and, only if one or more of the individuals listed in the definition of “Knowledge”) has (a) actual knowledge (as opposed to imputed or constructive knowledge) on the date hereof, in the case of any representation or warranty set forth in Article 6, Article 7 or Article 8 (as applicable and in each case as qualified by the Schedules) or, at the Closing, in the case of the certificates delivered pursuant to Section 2.10(a)(i) or Section 2.10(b)(i), that such representations and warranties were actually breached on the date hereof, in the case of any representation or warranty set forth in, Article 6, Article 7 or Article 8 (as applicable and in each case as qualified by the Schedules) or, at the Closing, in the case of the certificates delivered pursuant to Section 2.10(a)(i) or Section 2.10(b)(i), and (b) the actual and specific intent that the other Party rely on such misrepresentation.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs, including: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the limited liability company agreement or, if applicable, operating agreement of a limited liability company; (e) any similar charter or operating document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment, modification, restatement, supplement, certificate of designations or similar to any of the foregoing.

“Governmental Approval” means any consent, certification, approval, permit, exemption or variance of, to, by or with, any Governmental Authority pertaining to the consummation of the transactions contemplated by this Agreement.

“Governmental Authority” means any legislature, court, tribunal, authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory or administrative body.

“Hazardous Materials” means any material, substance or waste, whether solid, liquid, or gaseous: (a) which is regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant” under any Environmental Law; or (b) for which liability or standards of conduct may be imposed under any Environmental Law, including Hydrocarbons, petroleum and petroleum by-products, NORM, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances and lead.

“Hedge Contracts” means any forward, futures, swap, collar, put, call, floor, cap, option or other similar Contract (excluding, for the avoidance of doubt, any physically settled Contract, including index, fixed price or physical basis transactions) to which the Company is a party that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including any Hydrocarbons or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights.

“Hedge Transfer Fees” means any fees, costs, expenses or charges expressly payable or required to be paid under the terms of any Company Hedge to any Company Hedge Counterparty and/or the transferee as a result of the novation of any Company Hedge.

“Holdback Period” means the period from and after the Closing Date up to the date that is twelve (12) months following the Closing Date.

“HSR Act” is defined in Section 7.6.

“Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition produced from and attributable to the Oil & Gas Assets.

“Imbalance” means any imbalance at the (a) wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of the Company therein and the shares of production from the relevant Well to which the Company is entitled or (b) pipeline flange between the amount of Hydrocarbons nominated by or allocated to the Company and the Hydrocarbons actually delivered on behalf of the Company at that point.

“Income Taxes” means income, capital gain, franchise and similar Taxes based upon, measured by or calculated with respect to gross or net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if gross or net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated).

“Indebtedness for Borrowed Money” means (without duplication), at any time of determination, whether or not contingent and whether secured or unsecured, (a) all indebtedness of the Company or Seller for borrowed money or indebtedness issued or incurred by or on behalf of the Company in substitution or exchange for indebtedness for borrowed money, including all outstanding principal and accrued and unpaid interest, premium, and penalties, evidenced by bonds, debentures, notes, or other similar instruments required to be reflected as indebtedness on a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP as of such date; (b) indebtedness of the type described in the other clauses of this definition that is guaranteed, directly or indirectly, in any manner by such Company or Seller, as applicable, or for which such Company or Seller, as applicable, may be liable, but excluding endorsements of checks and other similar instruments in the ordinary course of business; (c) interest expense accrued but unpaid on or relating to any of such indebtedness described in the other clauses of this definition; (d) obligations issued or assumed as the deferred purchase price of property or services, including all conditional sales obligations, of such Person and all obligations of such Person under any title retention agreement, any “earn out”, contingent consideration or similar payments or obligations; (e) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; and (f) all obligations of such Person under leases required to be capitalized by GAAP. To the extent any Indebtedness for Borrowed Money will be retired or discharged at the Closing, “Indebtedness for Borrowed Money” shall also include any and all amounts necessary and sufficient to retire such indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness for Borrowed Money at Closing. “Indebtedness for Borrowed Money” will not include (i) any liabilities to the extent included in the determination of Effective Time Working Capital, (ii) any Transaction Expenses or (iii) any obligations under Company Hedges.

“Indemnified Party” means a Person with indemnification rights or benefits under Article 10, or otherwise under this Agreement.

“Indemnitee” is defined in Section 10.2.

“Indemnitor” is defined in Section 10.3(b).

“Indemnity Response Period” is defined in Section 10.2.

“Independent Environmental Review” is defined in Section 4.1.

“Independent Title Review” is defined in Section 3.1(a).

“Intellectual Property” means the following intellectual property rights, both statutory and under common law: (a) works of authorship and copyrights, registrations and applications for registration thereof and all associated renewals; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof; (c) inventions and patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications and disclosures, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom; (d) trade secrets, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; (e) mask works and registrations and applications therefor; (f) rights in industrial and other protected designs and any registrations and applications therefor; and (g) goodwill associated with any of the foregoing.

“Interim Financial Statements” is defined in Section 7.10(a).

“IRS” is defined in Section 2.8.

“Kirkland” is defined in Section 14.12(b).

“Knowledge” means all facts actually known by those individuals specified in clause (a) or (b) below, as the case may be, as of the Execution Date, without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge): (a) in the case of Seller or the Company, John Austin Akers, David Gonzales, Jesse Irvin and Robert Pierini and (b) in the case of Buyer, Eric Greager, Matt Owens, Marianella Foschi, Sandi Garbiso, Dean Tinsley, Brian Cain and Skip Marter.

“Laws” means all federal, state and local statutes, laws (including common law), rules, regulations, acts, codes, orders, ordinances, licenses, writs, injunctions, judgments, rulings, subpoenas, awards and decrees or writs and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.

“Leakage” means any of the following, without duplication, made by the Company to the extent occurring during the period after the Effective Time and prior to Closing, but excluding any Permitted Leakage: (a) any dividend or distribution of profits or assets (whether in cash or in kind) declared, paid or made (whether actual or deemed) by the Company to Seller or any other Person in respect of any share capital, loan capital or other Securities of the Company, or otherwise; (b) entering into any Contracts with, or for the benefit of, Seller or any of Seller’s Affiliates; (c) any payments made or agreed to be made by the Company to Seller or any of its Affiliates; (d) the making of any gift or other gratuitous payment; and (e) the payment of any Transaction Expenses on behalf of or for the benefit of Seller or its Affiliates prior to Closing.

“Leases” means all of the Company’s right, title and interest in and to all oil, gas and/or mineral leases (including all leasehold interests, sublease interests, farmout interests, Royalties (including Royalties derived from Fee Minerals) and other types of mineral interests other than Fee Minerals), including those Leases set forth on Annex A-1, and including any rights to acquire any of the foregoing.

“Lien” means any mortgage, deed of trust, lien, charge, security interest, pledge or other similar encumbrance.

“Losses” means all losses, costs, liabilities, obligations, expenses, Taxes, fines, penalties, interest, payments, charges, Indebtedness for Borrowed Money, expenditures, claims, awards, settlements, judgments, damages, reasonable and documented out-of-pocket attorneys’ fees and reasonable and documented out-of-pocket expenses of investigating, defending and prosecuting litigation, including liabilities, costs, losses and damages for personal injury or death or property damage.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that cures, remediates, removes, addresses or remedies (for current and future use in the same manner as currently used) an Environmental Condition or Environmental Defect, in the most cost-effective manner (taken as a whole, taking into consideration any direct expenses, liabilities or Losses that are reasonably expected to arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws and do not unreasonably interfere with the continued use (in the same manner as currently used) of the subject property, provided that the Lowest Cost Response shall always include remediation required by any Governmental Authority under Environmental Law. The Lowest Cost Response shall not include (a) the costs of the Buyer’s or any of its Affiliate’s employees, project manager(s) or attorneys; (b) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Oil & Gas Assets, or in connection with permit renewal/amendment activities); (c) overhead costs of the Buyer or its Affiliates; (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date; (e) any costs or expenses relating to any obligations to plug, abandon or decommission wells located on or comprising part of the Oil & Gas Assets in the ordinary course of business, and not as a result of the applicable Environmental Condition or Environmental Defect; or (f) the assessment, remediation, removal, abatement, transportation, disposal, or any other corrective actions of any asbestos, asbestos-containing materials or NORM that may be present in or on the Oil & Gas Assets (unless such assessment, remediation, removal, abatement, transportation, disposal, or any other corrective actions is currently required by any Governmental Authority under Environmental Law).

“Material Contract” means any Contract which is one or more of the following types:

(a)            Contracts between the Company and any Affiliate of the Company;

(b)            Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons which are not cancelable without penalty to the Company, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days or less prior written notice;

(c)            Contracts of the Company to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Oil & Gas Assets after Closing, but excluding right of reassignment upon intent to abandon an Oil & Gas Asset;

(d)            Contracts for the gathering, treatment, processing, storage or transportation of Hydrocarbons guaranteed with minimum throughput requirements, which are not cancelable without penalty to the Company, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days or less prior written notice;

(e)            any Contract (i) evidencing Indebtedness for Borrowed Money binding on the Company or the Oil & Gas Assets after the Closing or (ii) granting any Liens over any material asset of the Company (other than the Contracts provided for in clause (h)  below);

(f)             any Contract guaranteeing any obligation of another Person;

(g)            any Contract (other than confidentiality or similar agreements entered into in the ordinary course of business) that prohibits or materially restricts the Company from competing in any jurisdiction, including any Contract that (i) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future, (ii) includes non-competition restrictions or other similar restrictions on doing business applicable to the Company or (iii) otherwise purports to limit or prohibit the freedom of the Company (or, after the Closing, that purports to so limit or restrict the Company) to, or the manner in which, or the locations in which, the Company may, (A) conduct business as presently conducted, (B) engage or compete in any activity or line of business in any area, (C) obtain products or services from any Person or (D) set prices and terms for the provision, sale, lease or license of its products, services or technologies;

(h)            any participation agreement, joint development agreement, area of mutual interest agreement, joint operating agreement, exploration agreement, data license agreement, seismic license agreement, acreage dedication agreement, farmout/farmin agreement, exchange agreement or similar material Contract containing existing operating obligations of the Company;

(i)             any Contract that constitutes a partnership agreement, joint venture agreement or similar Contract;

(j)             any Contract for which the primary purpose is to provide for the indemnification of another Person;

(k)            any Contract that would obligate the Company to drill additional wells or conduct other material development operations after the Closing;

(l)             any Contract that is a seismic or other geophysical acquisition agreement or license;

(m)           any Hedge Contract;

(n)            any Contract which contains a “take-or-pay” clause or any similar obligation;

(o)            any Contract which contains any “earn out” or other contingent payment obligations with respect to a prior or pending acquisition or sale of any business, assets or properties, or remaining indemnity or similar obligations under any acquisition or sale agreement, that could reasonably be expected to result in future payments by or to the Company in excess of one million dollars ($1,000,000);

(p)            any Contract which expressly limits or restricts the ability of the Company to make distributions or declare or pay dividends in respect of their Membership Interests or Securities, as the case may be;

(q)            any Contract which is between the Company, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns shares of the Company’s capital stock (or any Affiliates of any such Person), on the other hand, except for employment, consulting, individual engagement, confidentiality, invention assignment, non-competition agreements or similar agreements, in all cases, entered into in the ordinary course of business;

(r)             any Contract which is a settlement, settlement agreement, consent agreement or similar agreement with any Governmental Authority involving future performance by the Company which is material to the Company, taken as a whole;

(s)            Contracts which (x) can reasonably be expected to result in gross revenue per fiscal year in excess of one hundred seventy-five thousand dollars ($175,000), net to the interests of the Company; (y) can reasonably be expected to result in expenditures per fiscal year in excess of one hundred seventy-five thousand dollars ($175,000), net to the interests of the Company; or (z) can reasonably be expected to result in one million dollars ($1,000,000) of expenditures or revenues in the aggregate over the life of such Contract;

(t)             any Contracts relating to the pending acquisition (by merger, purchase of equity or assets or otherwise) by the Company of any operating business or the capital stock of any other Person;

(u)            any CBA to which the Company is a party or otherwise bound; or

(v)            any stockholders, investors rights, registration rights or similar Contract.

“Membership Interests” means, with respect to a Person, the membership interests, limited liability company interests, other equity interests, rights to profits or revenue and any other similar interest, and any Security or other interest convertible into the foregoing, or any right (contingent or otherwise) to acquire any of the foregoing, of such Person.

“Net Acres” means, as calculated separately with respect to each Lease, INSOFAR AND ONLY INSOFAR as such Lease covers the depths within the Target Interval (or is otherwise expressly depth limited within the Target Interval as expressly set forth on Annex A-1), (a) the number of gross acres of land covered by such Lease as to the Target Interval, multiplied by (b) the lessor’s undivided fee simple mineral interests (expressed as a percentage) in, on and under the lands covered by such Lease, multiplied by (c) the Company’s Working Interest in such Lease; provided, however, if items (b) and (c) vary as to different areas of, or depths under the lands covered by such Lease, a separate calculation shall be performed with respect to each such area or depth.

“Net Revenue Interest” means, (a) with respect to any Well, the Company’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well from those formations from which such Well is currently producing, or with respect to a Well that is not currently producing, the last depth or formation at which it produced, or (b) with respect to any Lease, INSOFAR AND ONLY INSOFAR as such Lease covers the depths within the Target Interval (or is otherwise expressly depth limited within the Target Interval as expressly set forth on Annex A-1), the Company’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Lease, in each case of items (a) and (b), after giving effect to all Royalties therefrom which are held by Persons other than the Company.

“NORM” is defined in Section 14.11(d).

“Notice” has the meaning set forth in Section 14.1(a).

“Novation Agreements” mean, collectively, each novation agreement substantially in the form of the ISDA Novation Agreement by and among a Company Hedge Counterparty, the Company and a transferee designated by Buyer.

“Oil & Gas Assets” means, without duplication: (a) all Leases and Fee Minerals held by the Company, and all right, title and interest of the Company attributable or allocable thereby by virtue of any and all pooling, unitization, communitization and operating agreements (including the Leases set forth on Annex A-1 and the Fee Minerals set forth on Annex A-3); (b) all Wells of the Company (including the Wells set forth on Annex A-2); (c) all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases, Wells, and Fee Minerals and the units created thereby (the “Units”) (the Oil & Gas Assets as described in clauses (a), (b) and (c) respectively, collectively, the “Oil & Gas Interests”); (d) all of the Company’s right, title and interest in and to (i) all lands covered by or subject to the Oil & Gas Interests and all Royalties applicable to the Oil & Gas Interests and (ii) all rights with respect to the use and occupancy of the surface and subsurface depths under such lands; (e) all of the Company’s right, title and interest in and to all real and personal property located in or upon such lands or used in connection with the exploration, development or operation of the Oil & Gas Interests; (f) all Contracts related to the Oil & Gas Interests, including any rights of the Company under any joint operating agreement, joint exploration agreement, farmin and farmout agreements, area of mutual interest agreement or similar agreement; (g) all Equipment; (h) the Rights-of-Way; and (i) the Hydrocarbons produced from the Oil & Gas Interests or allocated thereto from and after the Effective Time.

“Oil & Gas Interests” has the meaning set forth in the definition of Oil & Gas Assets.

“Party” and “Parties” are each defined in the Preamble.

“Party Affiliate” is defined in Section 14.10.

“Payoff Letter” is defined in Section 2.10(a)(x).

“PC Statement Purchase Price” is defined in Section 2.7(b).

“Permit” means any license, authorization, lease, approval of lease assignment, notice, franchise, permit, designation, plan, certificate, approval, registration, conditions, or similar authorization necessary to own or operate the Oil & Gas Assets (in each case) from or with a Governmental Authority, other than the Leases.

“Permitted Encumbrance” means any or all of the following:

(a)            lessors’ royalties and any overriding royalties, reversionary interests, back-in interests, and other burdens to the extent that they do not, individually or in the aggregate (i) reduce the Company’s Net Revenue Interest or Net Acre ownership in any Oil & Gas Interest below that shown in Annex A-1 or Annex A-2 for such Lease or Well, (ii) increase the Company’s Working Interest in any Well above that shown in Annex A-2 for such Well without a corresponding increase in the Net Revenue Interest, or (iii) materially impair or interfere with the operation or use of the Oil & Gas Assets (as currently operated by Company);

(b)            the terms of all Leases, Contracts listed on Schedule 7.14(a), Rights-of-Way, and any other agreements applicable to the Oil & Gas Assets, including provisions for obligations, penalties, suspensions, or forfeitures contained therein, to the extent that they do not, in the absence of non-consent elections or default, individually or in the aggregate, (i) reduce the Company’s Net Revenue Interest or Net Acre ownership in any Oil & Gas Interest below that shown in Annex A-1 or Annex A-2 for such Oil & Gas Interest, (ii) increase the Company’s Working Interest in any Well above that shown in Annex A-2, for such Well without a corresponding increase in Net Revenue Interest or (iii) materially impair or interfere with the operation or use of the Oil & Gas Assets (as currently used or operated by the Company);

(c)            rights of first refusal, preferential rights to purchase, and similar rights with respect to the Oil & Gas Assets, but only to the extent set forth on the Schedules or Annexes to this Agreement or that are not triggered by the transactions contemplated by this Agreement;

(d)            Third Party consent requirements and similar restrictions (i) that are not applicable to the transactions contemplated by this Agreement, (ii) if written waivers or consents are obtained from the appropriate Persons prior to the Closing Date, (iii) if the appropriate time period for asserting the right has expired, or (iv) that need not be satisfied prior to a transfer of such Oil & Gas Asset;

(e)            liens for Taxes not yet delinquent or, if delinquent, which are being contested in good faith by appropriate actions (all such liens or charges being contested in good faith are set forth on Schedule PE) and, in each case, for which adequate reserves have been established in accordance with GAAP;

(f)             liens created under the terms of the Leases, Contracts or Rights-of-Way that, in each case, are for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions (all such liens or charges being contested in good faith are set forth on Schedule PE);

(g)            materialman’s, warehouseman’s, workman’s, carrier’s, mechanic’s, vendor’s, repairman’s, employee’s, contractor’s, operator’s liens, construction liens and other similar liens arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, being contested in good faith by appropriate actions (all such liens or charges being contested in good faith are set forth on Schedule PE);

(h)            all rights to consent, and any required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance of such leases, rights or interests;

(i)             failure to record Leases issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases are located, provided that the instruments evidencing the conveyance of such title to the Company from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease or the delay or failure of any Governmental Authority to approve the assignment of any Lease to Seller or any predecessor in title to Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(j)             except to the extent triggered on or prior to the Closing Date, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Oil & Gas Assets;

(k)            easements, rights-of-way, covenants, servitudes, permits, surface leases, conditions, restrictions, and other rights included in or burdening the Oil & Gas Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, to the extent they do not, individually or in the aggregate (i) reduce the Company’s Net Revenue Interest or Net Acre ownership in any Oil & Gas Interest below that shown in Annex A-1 or Annex A-2 for such Oil & Gas Interest, (ii) increase the Company’s Working Interest in any Well above that shown in Annex A-2, for such Well without a corresponding increase in Net Revenue Interest or (iii) materially impair or interfere with the operation or use of the Oil & Gas Assets (as currently used or operated by the Company);

(l)             rights of a common owner of any interest in Rights-of-Way held by the Company, to the extent that the same do not, individually or in the aggregate (i) reduce the Company’s Net Revenue Interest or Net Acre ownership in any Oil & Gas Interest below that shown in Annex A-1 or Annex A-2 for such Oil & Gas Interest, (ii) increase the Company’s Working Interest in any Well above that shown in Annex A-2 for such Well without a corresponding increase in Net Revenue Interest or (iii) materially impair or interfere with the operation or use of the Oil & Gas Assets (as currently used or operated by the Company);

(m)           any lien, charge, or other encumbrance which is expressly waived, assumed, bonded, or paid by Buyer or for which the underlying obligation associated therewith is required to be paid by Buyer, in each case, on or prior to Closing or which is discharged by the Company (or one of its Affiliates) at or prior to Closing;

(n)            failure to recite marital status in a document or omissions of successors or heirship or estate proceedings, absent affirmative evidence of a superior or competing claim of title from a Third Party attributable to such matter;

(o)            defects arising out of a lack of a survey, unless a survey is required by Law;

(p)            defects based solely on a lack of available production records that arise as a consequence of any alleged failure to conduct operations, cessation of production, insufficient production over any period of time or any failure to report production (or timely report production) over any period of time, unless Buyer provides affirmative evidence (by means other than merely a lack of available production records) that the alleged failure to conduct operations, cessation of production, insufficient production, or failure to report has terminated or given rise to a right of the applicable lessor to terminate the underlying Lease (which evidence shall be included in the applicable Title Defect Notice);

(q)            any failure to conduct operations, cessation of production or insufficient production over any period of time to the extent (i) the Company has received an acknowledgement from the applicable lessor(s) that such Oil & Gas Interest has not terminated, or (ii) the Company is prohibited from conducting operations with respect to any Oil & Gas Interest pursuant to an order, decree, stay or ruling by an applicable Governmental Authority;

(r)             all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any Oil & Gas Asset in any manner (excluding eminent domain or condemnation), (ii) to assess Tax with respect to the Oil & Gas Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, (iii)  by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Oil & Gas Assets, (iv) to use any Oil & Gas Asset in a manner which does not materially impair the use of such Oil & Gas Asset for the purposes for which it is currently used, owned and operated as of the Execution Date, or (v) to enforce any obligations or duties affecting the Oil & Gas Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;

(s)            any lien not yet delinquent or, if delinquent, which is being contested in good faith, or trust, arising in connection with workers’ compensation, unemployment insurance, pension, or employment Laws or regulations (all such liens or charges being contested in good faith are set forth on Schedule PE);

(t)            defects based solely on lack of information, including lack of information in the Company’s files, the lack of Third Party records, the inability to locate an unrecorded instrument of which Buyer has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in any instrument provided or made available to Buyer by Seller (or Company) or in a recorded instrument (or a reference to a further unrecorded instrument in any such instrument) or the unavailability of information from Governmental Authorities;

(u)            defects based solely on lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in Seller’s chain of title absent affirmative evidence of a superior or competing claim of title from a Third Party attributable to such matter;

(v)            any matter has been cured, released or waived by or under any Law of limitation or prescription, including adverse possession and the doctrine of laches or which has existed for more than twenty (20) years and no affirmative evidence shows that another Person has asserted a superior claim of title to the applicable Oil & Gas Assets;

(w)           unreleased instruments (including prior oil and gas leases and mortgages) absent specific evidence that such instruments continue in force and effect and constitute a superior claim of title to the applicable Oil & Gas Interest if such unreleased leases would customarily be accepted by a purchaser of and lender secured by the Oil & Gas Assets;

(x)            depth severances or any other change in the Company’s Working Interest, Net Revenue Interest or Net Acre ownership for an Oil & Gas Interest to the extent that they do not individually or in the aggregate (i) reduce the Company’s Net Revenue Interest or Net Acre ownership in any Oil & Gas Interest below that shown in Annex A-1 or Annex A-2 for such Oil & Gas Interest, (ii) increase the Company’s Working Interest in any Well above that shown in Annex A-2, for such Well without a corresponding increase in Net Revenue Interest or (iii) materially impair or interfere with the operation or use of the Oil & Gas Assets (as currently used or operated by the Company);

(y)            calls on production under existing Contracts, provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;

(z)            maintenance of uniform interest provisions (i) contained in any Contract to the extent compliance with such provisions has been waived in writing by the parties to such Contract, or (ii) contained in any Lease to the extent the applicable lessor has waived compliance with such provisions in writing or breach of such provisions will not result in a suspension of material rights under such Lease, the right of the lessor to terminate such Lease or the termination of such Lease;

(aa)          defects arising from any change in applicable Laws after the Execution Date;

(bb)         defects based on Buyer’s change (or desired change) in the surface or bottom hole location, borehole or drainhole path, well or operational plan, or operational technique (including completion or stimulation technique) with respect to any existing Well or any future wells to be drilled on any Oil & Gas Asset;

(cc)          production payments that have expired of their own terms;

(dd)         defects solely based on Seller’s failure to have a title opinion, title insurance policy or survey on any Oil & Gas Asset;

(ee)          any defect arising from (i) any Lease having no pooling provision, or an inadequate horizontal pooling provision, or (ii) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any Lease, in each case, except to the extent that the same do not, individually or in the aggregate (A) reduce the Company’s Net Revenue Interest or Net Acre ownership in any Oil & Gas Interest below that shown in Annex A-1 or Annex A-2 for such Oil & Gas Interest, (B) increase the Company’s Working Interest in any Well above that shown in Annex A-2, for such Well without a corresponding increase in Net Revenue Interest or (C) materially impair or interfere with the operation or use of the Oil & Gas Assets (as currently used or operated by the Company);

(ff)           defects based on or arising out of the allocation of production of Hydrocarbons or from the failure of the Company to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement, production handling agreement, or other similar agreement, in each case, with respect to any horizontal Well that crosses more than one Lease, or tract, to the extent (i) such Well has been permitted by the applicable Governmental Authority or (ii) the allocation of Hydrocarbons produced from such Well among such Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or tract its share of such production;

(gg)         any lien, obligation, burden, defect, or loss of title resulting from the Company’s or Seller’s conduct of business in compliance with this Agreement;

(hh)         any lien, obligation, burden, or defect that affects only which Person has the right to receive payments with respect to burdens on production with respect to any Oil & Gas Interest (rather than the amount of such burdens on the applicable Oil & Gas Interest) and that does not affect the validity of the underlying Oil & Gas Interest;

(ii)            lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Oil & Gas Assets, (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Oil & Gas Assets, or (iii) in the case of a well or other operation with respect to the Oil & Gas Assets that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created;

(jj)            the terms and conditions of this Agreement or any other document executed pursuant to the terms of this Agreement;

(kk)          any matters set forth on Annex A-1, Annex A-2, or Schedule PE;

(ll)            any defect, charge or other burden or variance in Seller’s Net Revenue Interest, Net Acre ownership or Working Interest with respect to an Oil & Gas Interest, in each case, to the extent such defect, charge or other burden or variance in Seller’s Net Revenue Interest, Net Acre ownership or Working Interest impacts: (i) with respect to any Lease, depths covered by such Lease other than the depths within the Target Interval (or as otherwise expressly depth limited within the Target Interval as expressly set forth on Annex A-1), or (ii) with respect to any Well, formations other than those formations in which such Well is currently producing; and

(mm)        (i) such Title Defects as Buyer may have waived or (ii) except in connection with Buyer’s rights with respect to Section 7.34, Buyer is deemed to have waived pursuant to the express terms of this Agreement or Title Defects that were not properly asserted on or before the Claim Deadline.

“Permitted Leakage” means all payments and transactions described on Schedule PL.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

“Phase I Environmental Site Assessment” is defined in Section 4.2.

“Post-Closing Letter Agreement” means each of the letter agreements by and among the Buyer on the one hand and each of the Seller and each of the individuals listed on Schedule 2.10(a)(xii), on the other hand, each in the substantially the form attached hereto as Exhibit H.

“Post-Closing Statement” is defined in Section 2.7(a).

“Pre-Effective Time Tax Period” means any taxable period ending before the Effective Time and the portion of any Straddle Period ending on the day prior to the day on which the Effective Time occurs.

“Preferential Purchase Right” means preferential purchase rights, rights of first refusal or first offer, preemptive rights, subscription rights, participation rights, purchase options, call options, warrants, share purchase agreements or any similar rights that are applicable to the sale of the Target Interests, the indirect sale, assignment or transfer of any Oil & Gas Asset or the consummation of the transactions contemplated by this Agreement and the Related Agreements.

“Proceeding” means any pending or completed action, suit, charge, complaint, audit or proceeding before any Governmental Authority (including any administrative enforcement proceeding), whether civil, criminal, administrative, arbitrative or investigative, or any appeal thereof.

“Purchase Price” is defined in Section 2.2.

“Records Period” is defined in Section 9.13.

“Related Agreements” means each agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Remaining Disputes” is defined in Section 2.7(b).

“Resolution Period” is defined in Section 2.7(b).

“Restricted Contacts” is defined in Section 9.2.

“Review Period” is defined in Section 2.7(b).

“Rights-of-Way” means all rights-of-way, surface fee rights, fee interests and other leases, reservations, crossing rights and other easements, servitudes, franchises, permits, licenses, condemnation judgments or awards, surface leases, surface use agreements, subsurface easements, subsurface use agreements and other rights to, or interests in, real property and other similar real property interests held by the Company, to the extent and only to the extent used or held for use in connection with the ownership, operation or maintenance of the Oil & Gas Assets and, in each case, other than Permits.

“Royalties” means any royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other similar burdens upon, measured by or payable out of production of Hydrocarbons.

“Scheduled Closing Date” is defined in Section 2.6.

“SEC” means the Securities and Exchange Commission.

“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency; provided, however, “Securities” expressly exclude any real property interests or interests in any Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties and any other similar interests in minerals, overriding royalties, reversionary interests, net profit interests, production payments, and other royalty burdens and other interests payable out of production of Hydrocarbons.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the Preamble.

“Seller Fundamental Representations and Warranties” means those representations and warranties (a) of Seller set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.5(a), and Section 6.7, and (b) of the Company set forth in Section 7.1, Section 7.2, Section 7.3, Section 7.4, Section 7.10(c) and Section 7.36.

“Seller Indemnified Parties” means Seller, its current and future Affiliates and its and their respective direct and indirect equityholders, directors, officers, employees, agents, representatives, members, managers, partners, successors and assigns.

“Seller Names” has the meaning set forth in Section 9.14.

“Seller Taxes” shall mean any and all (a) Taxes allocable to Seller pursuant to Section 11.1(a) (other than any such Taxes that are Working Capital Liabilities and taking into account, and without duplication of, such Taxes effectively borne by Seller as a result of any payments made from one Party to the other in respect of Taxes pursuant to Section 11.1(b)), (b) Income Taxes of Seller or any of its direct or indirect owners or Affiliates (other than the Company), or any combined, unitary, or consolidated group of which any of the foregoing is or was a member or as transferee or successor, by contract or otherwise, (c) Transfer Taxes allocated to Seller pursuant to Section 11.3, and (d) without duplication, any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) of the Company deferred pursuant to Section 2302 of the CARES Act or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 (other than any such Taxes that are Working Capital Liabilities).

“Shortfall Amount” is defined in Section 2.7(f).

“Solvent” means, that, as of any date of determination, (a) the fair value of the assets of the Buyer and the Company on a consolidated basis, as of such date, exceeds the sum of all liabilities of Buyer and the Company, including contingent and other liabilities, as of such date, (b) the fair saleable value of the assets of the Buyer and the Company on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable liabilities of the Buyer and the Company on their existing debts (including contingent liabilities) as such debts become absolute and matured, and (c) the Buyer and the Company on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or will be engaged following such date.

“Specified Matters” is defined in Section 7.37.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subsidiary” means, with respect to any relevant Person as of the date the determination is being made, (a) any other Person that is Controlled (directly or indirectly) by such Person or (b) any corporation, partnership, limited liability company or other entity of which any shares of capital stock or other ownership interests are owned directly or indirectly by such Person.

“Suspense Funds” means all amounts controlled by the Company and its Affiliates that are held in suspense and are attributable to the Oil & Gas Assets (including any such amounts attributable to other Working Interest owners’ interest in such assets).

“Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state antitakeover Laws.

“Target Interests” is defined in the Recitals.

“Target Interval” means the formations and zones from the top of the Niobrara formation to the base of the Codell formation, being the stratigraphic equivalent of the stratigraphic section between 5,991 feet measured depth and 6,295 feet measured depth, all as measured by the Peterson PC LG #19-06 well (API 05-123-33378) located in the SE/4 of the NW/4 of Section 19, Township 9 North, Range 59 West, 6th P.M., Weld County, Colorado.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, intangible property, production, license, capital gains, goods and services, franchise, profits, withholding, social security, unemployment, disability, ad valorem, real property, personal property, sale, use, transfer, registration, value added, alternative or add on minimum, estimated or other tax, or any duty, impost or custom in the nature of a tax, in each case, imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) and, (b) any interest, penalty, fine, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a).

“Tax Contest” is defined in Section 11.5.

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns, and claims for refunds filed or required to be filed with any Taxing Authority, including any amendment thereof and schedule or attachment thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or collects such Tax.

“Termination Date” is defined in Section 13.1(c).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” is defined in Section 10.5(b).

“Title Arbitrator” is defined in Section 3.1(i)(ii).

“Title Benefit” means any right, circumstance, or condition that operates to (a) increase the Net Revenue Interest of the Company in any Lease or Well above that shown for such Lease or Well on Annex A-1 or Annex A-2, as applicable, (b) increase the Net Acre ownership of the Company in any Lease above that shown for such Lease on Annex A-1 to the extent such increase is not accompanied by at least a proportionate decrease in the Company’s Net Revenue Interest for such Lease from that set forth on Annex A-1, or (c) decrease the Working Interest of Seller in any Well without a proportionate or greater than proportionate decrease in Net Revenue Interest.

“Title Benefit Amount” is defined in Section 3.1(e).

“Title Benefit Property” is defined in Section 3.1(e).

“Title Deductible Amount” means an amount equal to two percent (2.0%) of the Transaction Value.

“Title Defect” means any Lien, charge, encumbrance, obligation (including contract obligation), defect or other matter that causes the Company’s title to any Lease or Well set forth on Annex A-1 or Annex A-2 to be less than Defensible Title.

“Title Defect Amount” is defined in Section 3.1(g).

“Title Defect Notice” is defined in Section 3.1(a).

“Title Defect Property” is defined in Section 3.1(d)(ii).

“Title Records” is defined in Section 3.1(a).

“Title Threshold Amount” is defined in Section 3.1(g)(vi)(A).

“Transaction” means the transactions contemplated by this Agreement.

“Transaction Expenses” means, to the extent not paid prior to Closing (or to the extent paid, such payment occurred after the Effective Time), without duplication: all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers or other representatives) incurred by the Company in connection with the transactions contemplated by this Agreement and the Related Agreements, including all “change of control,” retention, transaction bonus, incentive, termination, compensation, redundancy, severance or other similar payments that are payable by the Company in connection with the consummation of the transactions contemplated by this Agreement, and the employer portion of any payroll, social security or other Taxes required to be paid by the Company in connection with the payments described in this clause; provided, however, that in no event shall Transaction Expenses include any fees, costs or expenses (a) initiated or otherwise incurred at the written request of the Buyer any of its Affiliates or representatives and pursuant to which Buyer has agreed in writing to be responsible for such expense, (b) related to any financing activities in connection with the transactions contemplated hereby or (c) any fees, costs and expenses contemplated pursuant to Section 9.6 or elsewhere in this Agreement to be borne by Buyer.

“Transaction Value” means $363,000,000.

“Transfer Taxes” is defined in Section 11.3.

“Units” has the meaning set forth in the definition of Oil & Gas Assets.

“Wells” means all of the Company’s right, title and interest in and to the oil, gas, CO2, water, injection and disposal wells, used or held for use by, whether producing, shut-in, plugged or abandoned, including those Wells set forth on Annex A-2.

“Working Capital Assets” shall mean the current assets of the Company as of the Effective Time (including cash and Cash Equivalents), each determined in accordance with GAAP or the methodologies set forth on Schedule WC, but excluding any unrealized Company Hedges, any Income Tax assets and any deferred Tax assets.

“Working Capital Liabilities” shall mean the current liabilities of the Company as of the Effective Time, each determined in accordance with GAAP or the methodologies set forth on Schedule WC, including Suspense Funds and Deferred Payroll Taxes, but excluding (a) Indebtedness for Borrowed Money, (b) Transaction Expenses, (c) any unrealized Company Hedges, (d) deferred Tax liabilities established to reflect differences in the timing of book and tax income, and (e) any general or administrative costs, management costs, overhead costs, or similar amounts that are paid or payable to Seller or any Affiliate of Seller other than the Company.

“Working Interest” means, with respect to any Lease or Well (limited to the applicable currently producing formation for any Well or the Target Interval for any Lease), and subject to any reservations, limitations or depth restrictions described on Annex A-1, Annex A-2, Annex A-3, the percentage interest in and to such Lease or Well, as applicable, that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well, but without regard to the effect of any Royalties.

Section 1.2             Construction. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Words in the singular or the plural include the plural or the singular, as the case may be. All references herein to Articles, Sections, preamble, recitals, paragraphs and Schedules shall be deemed to be references to Articles, Sections, preamble, recitals, paragraphs and Schedules of this Agreement unless the context otherwise requires. All Schedules, Annexes and Exhibits attached hereto are made a part of this Agreement for all purposes. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless expressly provided to the contrary, the word “or” is not exclusive. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Unless otherwise expressly provided herein, any statute or Law defined or referred to herein means such statute or Law as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America. The terms “day” and “days” mean and refer to calendar day(s). Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP and COPAS standards, as in effect on the Execution Date. The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice” and shall be deemed to include all actions taken or not taken that either the Seller or the Company reasonably believed or reasonably believes necessary or appropriate in respect COVID-19, including any compliance with any COVID-19 Measure. Wherever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to any Buyer Indemnified Parties and its or their representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement and the Related Agreements.

Article 2
PURCHASE AND SALE TRANSACTION

Section 2.1             Purchase and Sale. At the Closing, upon the terms and conditions set forth in this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Target Interests, free and clear of all Liens, except for Liens arising under federal and state Securities Laws, arising pursuant to the Governing Documents of the Company or imposed by Buyer or any of its Affiliates.

Section 2.2             Purchase Price. The aggregate consideration for the Target Interests to be purchased by Buyer pursuant to this Agreement (the “Purchase Price”) will consist of:

(a)            one hundred and sixty million dollars ($160,000,000) in cash (such amount of cash, the “Cash Consideration”), as may be adjusted pursuant to Section 2.3 (the “Adjusted Cash Consideration”);

(b)            Reserved; and

(c)            payment of the Existing Credit Agreement Payoff Amount in accordance with the Payoff Letter.

The Purchase Price shall be adjusted by the Adjustment Amount, in each case, for purposes of Closing as provided for in each of Section 2.3 and Section 2.5, and after the Closing as provided in Section 2.7. For the avoidance of doubt, no item that is included as a specific adjustment to the Purchase Price pursuant to Section 2.3, that would otherwise be taken into account in the determination of the calculation of Effective Time Working Capital shall be subject to any adjustment as a result of the determination of the calculation of Effective Time Working Capital, and all adjustments to the Purchase Price pursuant to Section 2.3 shall be without duplication of any duplicative remedy under this Agreement, including pursuant to any other adjustments set forth in Section 2.3 and the determination of the calculation of Effective Time Working Capital therein.

Section 2.3             Adjustment Amount.

(a)            The Adjustment Amount shall be calculated, without duplication, as follows:

(i)             increased by the following amounts, in each case, if applicable:

(A)	the amount by which the Effective Time Working Capital is greater than seventeen million seven hundred thousand dollars ($17,900,000);

(B)	the amount by which the amount of Indebtedness for Borrowed Money at the Effective Time under the Existing Credit Agreement is less than one hundred and thirty-four million dollars six hundred thousand ($134,600,000) inclusive of all interest and fees;

(C)	subject to Buyer’s consent (which shall not be unreasonably withheld, conditioned or delayed), the amount of cash and Cash Equivalents contributed to the Company after the Effective Time, but before Closing, by Seller or any Person who, directly or indirectly, owns a Membership Interest in Seller; and

(D)	any other amount otherwise agreed upon by the Parties.

(ii)            decreased by the following amounts, in each case, if applicable:

(A)	subject to the terms of Section 3.1(i) and Section 4.5, the aggregate amount of all Title Defect Amounts pursuant to Section 3.1(g) (after application of all finally determined Title Benefit Amounts) which, in each case, have been finally determined as of the Closing Date and Environmental Defect Amounts pursuant to Section 4.4(c) which have been finally determined as of the Closing Date;

(B)	the aggregate amount of any Leakage;

(C)	the amount by which the amount of Indebtedness for Borrowed Money at the Effective Time under the Existing Credit Agreement is in excess of one hundred and thirty-four million six hundred thousand dollars ($134,600,000) inclusive of all interest and fees;

(D)	the amount of all Transaction Expenses to the extent not paid by Seller prior to the Closing;

(E)	if applicable, the amount by which the Effective Time Working Capital is less than seventeen million seven hundred thousand dollars ($17,900,000); and

(F)	any other amount otherwise agreed upon by the Parties.

(b)            Notwithstanding anything to the contrary herein, (i) for purposes of any Adjustment Amount included in the Closing Statement, all adjustments to the Purchase Price shall be made to the Cash Consideration, and (ii) for purposes of any Adjustment Amount included in the Post-Closing Statement, any positive or negative adjustment will be paid in cash.

Section 2.4             Deposit; Escrow. Within two (2) Business Days following the Execution Date, Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds into an interest bearing escrow account (the “Deposit Escrow Account”), established pursuant to the Escrow Agreement, a cash deposit equal to seven and a half percent (7.5%) of the Transaction Value (together with any interest or income accrued thereon, the “Deposit”), to (i) assure Buyer’s performance of its obligations hereunder and for certain other purposes set forth herein and (ii) from and after the Closing, to support Seller’s performance of its obligations pursuant to Section 2.7 and Section 10.2(a); provided, that, for the avoidance of doubt, Seller’s performance of its obligations pursuant to Section 2.7 and Section 10.2(a) shall not be limited to the Deposit. Subject to Section 10.9 and Section 13.2(b), and notwithstanding the fact the Deposit will remain in escrow after the Closing Date, the Deposit shall be held by the Escrow Agent, and in the event there is a Closing, applied as a credit against the Closing Cash Payment to be delivered at Closing as provided in Section 2.10(b)(ii); provided, that if this Agreement is terminated prior to the Closing in accordance with Article 13, then the distribution of the Deposit shall be governed by the terms of Section 13.2(b) and the Escrow Agreement.

Section 2.5             Closing Statement. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth Seller’s good faith estimate of the Purchase Price (the “Closing Purchase Price”), including its calculation of the Adjustment Amount and each component thereof, and the resulting Closing Cash Payment, along with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 2.10(b)(ii) (the “Closing Statement”). Concurrently with delivery of the Closing Statement, Seller shall deliver to Buyer reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Closing Statement delivered by Seller and a brief explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after its receipt of the Closing Statement, Buyer may submit to Seller in writing any objections or proposed changes thereto and Seller shall consider all such objections and proposed changes in good faith. The estimate agreed to by Seller and Buyer, or, absent such agreement, delivered in the Closing Statement by Seller, will be the amount to be paid by Buyer to Seller at the Closing.

Section 2.6             Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically and remotely on March 1, 2022 (the “Scheduled Closing Date”), or if all conditions to Closing set forth in Article 12 have not been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) by the Scheduled Closing Date, the third (3rd) Business Day after the conditions set forth in Article 12 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as Seller and Buyer mutually agree in writing (the date upon which the Closing actually occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Central Standard Time on the Closing Date.

Section 2.7             Post-Closing Adjustment.

(a)            No sooner than three (3) months after the Closing Date, but no later than four (4) months after the Closing Date, Buyer shall deliver to Seller a statement (the “Post-Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation of (i) the Adjustment Amount, including each component thereof, and (ii) the resulting calculation of the Purchase Price. Concurrently with the delivery of the Post-Closing Statement, Buyer shall deliver to Seller reasonable documentation in the possession of Buyer or any of its Affiliates to support the items for which adjustments are proposed or made in the Post-Closing Statement delivered by Buyer, and a brief explanation of any such adjustments and the reasons therefor. In the event Buyer does not deliver the Post-Closing Statement in accordance with this Section 2.7, Seller’s pre-Closing estimate of the Purchase Price shall control and be the Final Purchase Price unless Seller elects to deliver a Post-Closing Statement within ten (10) Business Days after such four (4) month anniversary of the Closing Date, then the Parties shall proceed in accordance with Section 2.7(b) except that the rights of Seller and Buyer shall be reversed.

(b)            Seller shall have thirty (30) days after Seller’s receipt of the Post-Closing Statement (the “Review Period”) within which to review Buyer’s calculation of the Purchase Price. If Seller disputes any component of the proposed Purchase Price set forth in the Post-Closing Statement delivered pursuant to Section 2.7(a) (the “PC Statement Purchase Price”), Seller shall notify Buyer in writing of its objection to the PC Statement Purchase Price prior to the expiration of the Review Period, together with a description of the basis for and dollar amount of such disputed components (to the extent possible), together with reasonable documentation in the possession of Seller supporting such disputed components (a “Dispute Notice”). The PC Statement Purchase Price shall become final, conclusive and binding on the Parties, and be considered the Final Purchase Price for all purposes of this Agreement, unless Seller delivers to Buyer a Dispute Notice prior to the expiration of the Review Period. If Seller timely delivers a Dispute Notice, (i) any amounts in the PC Statement Purchase Price not objected to by Seller in the Dispute Notice shall be final, conclusive and binding on the Parties, and (ii) Buyer and Seller shall, within fifteen (15) days following Buyer’s receipt of such Dispute Notice (the “Resolution Period”), use commercially reasonable efforts to attempt to mutually resolve in writing their differences with respect to any remaining items set forth in the Dispute Notice and any such mutual resolution shall be final, conclusive and binding on the Parties.

(c)            If, at the conclusion of the Resolution Period, any items set forth in the Dispute Notice remain in dispute (the “Remaining Disputes”), then each of Buyer and Seller shall submit all such Remaining Disputes to PriceWaterhouse Coopers LLP (or such other nationally recognized accounting firm the Parties may mutually select), for resolution; provided that if PriceWaterhouse Coopers LLP has not confirmed that it will arbitrate such disputes and the Parties do not agree on another accounting firm within ten (10) days following the request from the Parties for PriceWaterhouse Coopers LLP to arbitrate such disputes, the Houston, Texas, office of the American Arbitration Association shall select a nationally recognized accounting firm not materially affiliated with Seller or Buyer to arbitrate such disputes. The appointed accounting firm shall be the “Accounting Firm”, and within five (5) Business Days after appointment of the Accounting Firm the Parties shall deliver to the Accounting Firm their written position with respect to such Remaining Disputes. The Accounting Firm, once appointed, shall have no ex parte communications with the Parties concerning the Remaining Disputes. The Accounting Firm shall determine, based solely on the submissions by Seller and Buyer, and not by independent review, only the Remaining Disputes and shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in a Dispute Notice, in each case, in accordance with this Agreement. The Accounting Firm may not award damages, interest or penalties to any Party with respect to any matter. The Parties shall request that the Accounting Firm make a decision with respect to all Remaining Disputes within forty-five (45) days after the submission of the Remaining Disputes to the Accounting Firm, as provided above, and in any event as promptly as practicable. The final determination with respect to all Remaining Disputes shall be set forth in a written statement by the Accounting Firm delivered simultaneously to Seller and Buyer and shall, absent manifest error, be final, conclusive and binding on the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. Buyer and Seller shall promptly execute any reasonable engagement letter requested by the Accounting Firm and shall each cooperate fully with the Accounting Firm, including, by providing the information, data and work papers used by each Party to prepare and/or calculate the Final Purchase Price, making its personnel and accountants available to explain any such information, data or work papers, so as to enable the Accounting Firm to make such determination as quickly and as accurately as practicable. The fees, costs and expenses of the Accounting Firm pursuant to this Section 2.7(b) shall be borne one half by Seller, on the one hand, and one half by Buyer, on the other hand.

(d)            From and after the Closing Date until the Final Purchase Price is finally determined pursuant to this Section 2.7, Seller, its Affiliates and their auditors, accountants, counsel and other representatives shall be permitted reasonable access to the Company and its auditors, accountants, personnel, books and records and any other documents or information reasonably requested by Seller (including the information, data and work papers used by Buyer and/or the Company’s auditors or accountants to prepare and calculate the Final Purchase Price).

(e)            If the final agreed Adjustment Amount exceeds the Adjustment Amount, as determined at Closing (such excess amount, if any, the “Excess Amount”), within five (5) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.7, Buyer shall, or shall cause the Company to, pay to Seller, in immediately available funds, an aggregate amount equal to the Excess Amount.

(f)            If the final agreed Adjustment Amount is less than the Adjustment Amount, as determined at Closing (such shortfall amount, if any, the “Shortfall Amount”), within five (5) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.7, Seller shall pay to Buyer, in immediately available funds, an aggregate amount equal to the Shortfall Amount, which funds shall be delivered in whole or in part by Seller and Buyer delivering joint written instructions to the Escrow Agent to release from the Deposit to Buyer the Shortfall Amount.

(g)            Any payments made pursuant to this Section 2.7 shall be deemed an adjustment to the Purchase Price, to the extent permitted by applicable Law.

Section 2.8             Tax Treatment; Purchase Price Allocation. The Parties agree that the transactions contemplated by this Agreement will be treated for U.S. federal Income Tax purposes as a sale by Seller to Buyer of all of the assets of the Company. Buyer shall prepare an allocation of the purchase price (as determined for U.S. federal Income Tax purposes) among the assets of the Company in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and, to the extent permitted by applicable Law, in a manner consistent with the Allocated Values (the “Allocation”) no later than sixty (60) days after the determination of the Final Purchase Price. Seller shall notify Buyer in writing within fifteen (15) days of receipt of the Allocation of any comments to the Allocation. If Seller does not deliver any written notice of objection to the Allocation within such fifteen (15) day period, the Allocation shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Buyer, Seller and Buyer will negotiate in good faith for a period of twenty (20) days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Seller and Buyer resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Allocation. In the event that Seller and Buyer do not resolve all of the items disputed in the Allocation prior to the end of the Allocation Dispute Resolution Period, all such unresolved disputed items shall be determined by the Accounting Firm in accordance with the procedures of Section 2.7(c), mutatis mutandis. Such determination shall be final and binding and the Allocation shall be updated to reflect such determination. Any subsequent adjustments to purchase price for U.S. federal Income Tax purposes shall be allocated in a manner consistent with the Allocation as finally determined hereunder and in accordance with Section 1060 of the Code. The Parties shall, and shall cause their Affiliates to, report consistently with the Allocation, as finally determined in accordance with this Section 2.8, in all Tax Returns, including Internal Revenue Service (“IRS”) Form 8594, and no Party shall take any Tax position (including in any Tax Return and in any Tax examination, audit, claim or similar proceeding) that is inconsistent with the Allocation, as finally determined in accordance with this Section 2.8, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or with the other Party’s prior written consent; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax examination, audit, claim or similar proceedings in connection with the Allocation.

Section 2.9             Withholding Taxes. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person such amounts as are required to be deducted and withheld under applicable Law; provided that the Buyer shall (a) use commercially reasonable efforts to provide at least five (5) Business Days’ notice to Seller prior of any intended deduction or withholding, including a description of the legal basis therefor, (b) consult with Seller in good faith as to the nature of the Tax and the basis upon which such deduction or withholding is required and (c) cooperate with Seller in good faith to minimize or eliminate such deduction or withholding; provided, further, that no such notice shall be required with respect to any deduction or withholding required as a result of the failure of Seller to deliver the certificate described in Section 2.10(a)(iii). Buyer and Seller agree to use commercially reasonable efforts to obtain available exemptions from, or reductions of, any Taxes required to be withheld from payments under this Agreement. To the extent any such Taxes are deducted or withheld and timely paid to the appropriate Taxing Authority, the Buyer shall be treated as having paid the amounts deducted or withheld as otherwise required hereunder.

Section 2.10           Deliveries at Closing.

(a)            At the Closing (or earlier if indicated below), Seller and the Company, as applicable, shall deliver or cause to be delivered to Buyer the following:

(i)        a duly executed certificate from an authorized Person of Seller and the Company in the form attached hereto as Exhibit A, dated as of the Closing Date, certifying that the conditions set forth in Section 12.2(a) and Section 12.2(b) have been satisfied;

(ii)       an assignment in lieu of certificate in the form of Exhibit B duly executed by Seller;

(iii)      a certificate duly executed by Seller in the form of Exhibit C, meeting the requirements of Treasury Regulation §1.1445-2(b)(2), certifying that Seller is not a “foreign person” or a “disregarded entity” within the meaning of Section 1445 of the Code;

(iv)      Reserved;

(v)       resignations of, and releases from, each of the individuals who serves as an officer or manager of the Company in each case, in the form of Exhibit F;

(vi)      all corporate minute books and authorizing resolutions or written consents and related corporate records of the Company;

(vii)     the Closing Statement;

(viii)    all consents, bank signatory cards or other approvals necessary in order to (i) permit any Persons specified by Buyer in writing to Seller not later than ten (10) Business Days prior to Closing to control, immediately following the Closing, the Bank Accounts, and (ii) remove the authority or approval of all signatories thereto (unless Buyer directs Seller to allow any of such signatories to remain authorized to sign for the Bank Accounts) to control or access, immediately following the Closing and thereafter, the Bank Accounts;

(ix)       duly executed, acknowledged and recordable releases of all Liens that encumber the Target Interests, except for those Liens permitted pursuant to Section 2.1, and of all other Liens securing Indebtedness for Borrowed Money by Seller, its Affiliates or the Company that encumber the Oil & Gas Assets, except for Permitted Encumbrances;

(x)        at least three (3) Business Days prior to the Closing, (x) a debt payoff letter setting forth the total amounts payable pursuant to the Existing Credit Agreement to fully satisfy all principal, interest, fees, costs, and expenses owed thereunder as of the anticipated Closing Date (and the daily accrual thereafter), together with appropriate wire instructions, and agreement from the administrative agent under the Existing Credit Agreement that upon payment in full of all such amounts owed, all Indebtedness for Borrowed Money under the Existing Credit Agreement shall be discharged and satisfied in full, the Loan Documents (or applicable similar term in the Existing Credit Agreement) shall be terminated and all liens on the Company and its Subsidiaries and their respective assets and equity securing the Existing Credit Agreement shall be released and terminated (other than, in each case, any provisions and reimbursement, indemnity and contingent obligations for which no claim has been made that expressly survive the termination of the Existing Credit Agreement) (the “Payoff Letter”), and (y) applicable release documents necessary to evidence the release and termination of all liens on the Company and its Subsidiaries and their respective assets and equity securing, and any guarantees by the Company and its Subsidiaries in respect of, such Existing Credit Agreement;

(xi)       Reserved; and

(xii)      Post-Closing Letter Agreements with Buyer duly executed by Seller and each of the Persons listed on Schedule 2.10(a)(xii), in each case, in substantially the form of Exhibit H with, in the case of the Post-Closing Letter Agreement to be executed by Seller, adjustments as reasonably necessary to reflect the differences between the Persons listed on Schedule 2.10(a)(xii) and Seller in the context of the representations, warranties and other descriptive provisions of the Post-Closing Letter Agreement.

(b)            At the Closing, Buyer shall deliver to Seller and the Company the following:

(i)        a duly executed certificate from an officer of Buyer in the form attached hereto as Exhibit E, dated as of the Closing Date, certifying that the conditions set forth in Section 12.3(a) and Section 12.3(b) have been satisfied;

(ii)       by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer in the Closing Statement, in consideration for the Target Interests, an amount equal to the Closing Cash Payment, minus the Deposit;

(iii)      by wire transfer of immediately available funds to the Escrow Agent, the aggregate of all Title Defect Amounts and Environmental Defect Amounts required to be deposited into the Defect Escrow Account pursuant to the terms of this Agreement;

(iv)      Reserved;

(v)       Reserved;

(vi)      on behalf of Seller and the Company, an aggregate amount equal to the Existing Credit Agreement Payoff Amount to the applicable payees set forth in the Payoff Letter, by wire transfer of immediately available funds to the accounts designated by such payees in such Payoff Letter; and

(vii)     Post-Closing Letter Agreements with each of Seller and each of the Persons listed on Schedule 2.10(a)(xii), duly executed by Buyer.

Article 3
TITLE MATTERS

Section 3.1             Independent Title Review.

(a)            Buyer Independent Examination. Subject to the other provisions of this Section 3.1, Buyer shall have the right during the period (the “Examination Period”) from the Execution Date until 5:00 p.m. Central Standard Time on February 15, 2022 (such time, the “Claim Deadline”) to conduct, or cause its representatives to conduct, land and title work on the Oil & Gas Assets, independently on its own behalf and account (“Independent Title Review”), and shall, by delivery of a Notice to Seller that complies with Section 3.1(d) on or before the Claim Deadline (a “Title Defect Notice”), assert the existence of alleged Title Defects with respect to the Oil & Gas Interests. Except with respect to Section 7.34, no claims for Title Defects may be submitted after the Claim Deadline, and any matters that may otherwise constitute Title Defects, but for which Buyer has not delivered a Title Defect Notice to Seller prior to the Claim Deadline, shall be deemed to have been waived by Buyer for all purposes. Promptly after execution of this Agreement, and subject to the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(d), Section 9.1(e) and Section 14.11, Seller shall deliver to Buyer, or provide Buyer with reasonable online access to, electronic copies of records regarding title to the Oil & Gas Assets that are (x) in the possession of Seller (or its Affiliates) or Company, (y) currently maintained in electronic format by Seller (or its Affiliates) or Company and (z) customarily provided during an examination period to perform title due diligence or otherwise reasonably requested by Buyer to substantiate Seller’s Net Acres, Net Revenue Interest and Working Interest in the Oil & Gas Assets, which such records may include abstracts and title opinions, land agreements and files, division order paydecks and any other underlying materials (collectively, the “Title Records”); provided, that with respect to any Title Records for which an electronic copy thereof is not available to Seller or the Company, Seller shall provide Buyer and its Representatives with access to the physical copies of such Title Records as promptly as practicable to the extent such Title Records are in Seller’s (or its Affiliates’) or the Company’s possession. Subject to the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(d), Section 9.1(e), and Section 14.11, during the Examination Period, Seller shall give, upon twenty-four (24) hours’ advance notice, Buyer and its representatives (accompanied by Seller or its representatives, at Seller’s sole discretion) reasonable access during normal business hours to the Company’s facilities, properties, Title Records and other books and records in connection with Buyer’s Independent Title Review. Buyer shall use commercially reasonable efforts to provide prompt Notice to Seller of any Title Defect it identifies as part of its Independent Title Review; provided that Buyer’s right to assert a Title Defect shall not be prejudiced by any failure to provide such prompt Notice. To give Seller an opportunity to commence reviewing and curing alleged Title Defects asserted by Buyer, Buyer shall use commercially reasonable efforts to give Seller, on or before the end of each calendar week during the Examination Period prior to the Claim Deadline, written notice of all alleged Title Defects discovered by Buyer during such calendar week, which notice may be preliminary in nature and supplemented prior to the Claim Deadline (and which notices shall not constitute Title Defect Notices for purposes of this Agreement unless they comply with the terms of Section 3.1(d)); provided that Buyer’s right to assert a Title Defect shall not be prejudiced by any failure to provide such notice. The fees, costs, and expenses incurred by Buyer in conducting its Independent Title Review or any other due diligence investigation shall be borne solely by Buyer.

(b)            During the Examination Period, Buyer shall maintain at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts sufficient to cover the obligations and liabilities of Buyer under Section 9.1(e). Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list each of Seller and the Company as additional insureds, (iii) waive subrogation against each of Seller and the Company and (iv) provide for five (5) days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to gaining such access.

(c)            Allocated Value. The “Allocated Value” means (i) for each Well listed on Annex A-2, the dollar value set forth on Annex A-2 for such Well, and (ii) for each Lease, the dollar value set forth on Annex A-1 for such Lease. Seller and the Company have accepted such Allocated Values solely for purposes of determining any Title Defect Amounts, Title Benefit Amounts and for the purposes described in Section 4.3(b)(iii), but otherwise make no representation or warranty as to the accuracy of such values.

(d)            Title Defect Notice. In order to be valid for purposes of this Agreement, each Title Defect Notice asserting a claim for a Title Defect must be in writing and must include:

(i)        a description in reasonable detail of the alleged Title Defect(s);

(ii)       the Well or Lease (and associated Oil & Gas Interests) affected (the “Title Defect Property”);

(iii)      the Allocated Value of the Well or Lease subject to the alleged Title Defect(s);

(iv)      if the alleged Title Defect involves a shortfall in the Net Revenue Interest with respect to a Well, the alleged actual Net Revenue Interest for such Well;

(v)       if the alleged Title Defect involves an excess of Working Interest share with respect to a Well, the alleged actual Working Interest share for such Well;

(vi)      if the alleged Title Defect involves a shortfall in Net Acres for a Lease, the alleged actual Net Acres in such Lease;

(vii)     if the alleged Title Defect is a Lien, Buyer’s best estimate of the cost to remove such Lien; and

(viii)    supporting documents, to the extent available, reasonably necessary for Seller (as well as any experienced title attorney or examiner hired by Seller) to review the existence of the alleged Title Defect; and Buyer’s good faith estimate of the Title Defect Amount attributable to such individual alleged Title Defect and the computations and information upon which Buyer’s estimate is based.

(e)            Title Benefits. If Buyer discovers any Title Benefit on or before the expiration of the Claim Deadline, Buyer shall, as soon as practicable but in any case prior to 5:00 p.m. Central Time on the Claim Deadline, deliver a Notice to Seller, which shall include (i) a description of the Title Benefit, (ii) the Lease or Well affected (the “Title Benefit Property”), (iii) the Allocated Value of such Title Benefit Property, and (iv) Buyer’s good faith reasonable estimate of the Title Benefit Amount attributable to such individual alleged Title Benefit and the computations and information upon which Buyer’s estimate is based. Seller shall have the right, but not the obligation, to deliver to Buyer a similar Notice on or before the expiration of the Examination Period with respect to each Title Benefit discovered by Seller. With respect to each Title Benefit Property reported hereunder (or which Buyer should have reported hereunder), an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit will be determined as set forth in Section 3.1(h).

(f)            Cure of and Remedies for Title Defects. Seller shall have the right, but not the obligation, in its sole discretion, to attempt to cure (or to cause the Company to attempt cure), at Seller’s sole cost, any asserted Title Defect during the period until the date that is ninety (90) days following the Closing Date (the “Cure Deadline”) by giving written notice to Buyer of its election to cure such Title Defect prior to the Closing Date. If Seller elects to cure and actually cures a Title Defect prior to the Closing, then no Purchase Price adjustment will be made for such Title Defect and Buyer will be deemed to have waived such Title Defect for all purposes. Subject to Seller’s continuing right to cure or dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect validly asserted by Buyer is not waived in writing by Buyer or cured prior to Closing, then, subject to the Title Threshold Amount and the Title Deductible Amount, Seller shall, at its sole discretion, elect to:

(i)        convey the affected Title Defect Property to Buyer (indirectly by virtue of conveying the Target Interests) at Closing and reduce the Closing Cash Payment by the Title Defect Amount set forth in the Title Defect Notice for such Title Defect, taking into account the Title Threshold Amount and Title Deductible Amount, which Title Defect Amount will be deposited into an escrow sub-account established pursuant to the Escrow Agreement (the “Defect Escrow Account”) at Closing; provided, however, that (A) if Seller fails to cure such Title Defect on or before the expiration of the Cure Deadline, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the escrowed Title Defect Amount attributable to such Title Defect to Buyer or (B) if Seller cures such Title Defect on or before the expiration of the Cure Deadline, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the escrowed Title Defect Amount attributable to such Title Defect to Seller;

(ii)       if Seller does not elect to attempt to cure such asserted Title Defect, reduce the Purchase Price payable to Seller at Closing (as shall be reflected in the Adjustment Amount) pursuant to Section 2.3(a)(ii)(A) by an amount equal to the Title Defect Amount attributable to such Title Defect; or

(iii)      if Buyer consents in writing, indemnify Buyer and (after Closing) the Company against all Losses resulting from such Title Defect pursuant to a customary indemnity agreement in a form mutually agreeable to the Parties.

(g)            Title Defect Amount. If Seller elects not to cure any such Title Defect or is unable to cure any such Title Defect prior to the Cure Deadline as provided above, then the amount of each such Title Defect (the “Title Defect Amount”) shall be determined as follows:

(i)        if Buyer and Seller agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)       if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to remove such Lien;

(iii)      if the Title Defect represents a discrepancy between (A) the Company’s aggregate ownership of Net Acres for any Lease and (B) the amount of Net Acres set forth for such Lease in Annex A-1, and there is no discrepancy between the aggregate Net Revenue Interest of the Company in such Lease and the Net Revenue Interest set forth for such Lease in Annex A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Lease multiplied by a fraction, the numerator of which is the difference between the number of Net Acres owned by the Company in such Lease and the number of Net Acres set forth for such Lease in Annex A-1, and the denominator of which is the Net Acres set forth for such Lease in Annex A-1;

(iv)      if the Title Defect represents a discrepancy between (A) the Company’s aggregate Net Revenue Interest for any Oil & Gas Interest and (B) the Net Revenue Interest stated in Annex A-1 or Annex A-2, as applicable, for such Oil & Gas Interest, and for which there is not any change in the Seller’s Working Interest or Net Acre ownership for such Oil & Gas Interest from that set forth in Annex A-1 or Annex A-2, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such Oil & Gas Interest multiplied by a fraction, the numerator of which is the decrease in Seller’s aggregate Net Revenue Interest in such Oil & Gas Interest and the denominator of which is Seller’s Net Revenue Interest stated in Annex A-1 or Annex A-2, as applicable, for such Oil & Gas Interest; provided, however, that if the Title Defect does not affect the Oil & Gas Interest throughout its entire productive life, the Title Defect Amount shall be delivered pursuant to Section 3.1(g)(v);

(v)       if the Title Defect represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Oil & Gas Interest of a type not described in subsections (i), (ii), (iii) or (iv) of this Section 3.1(g), the Title Defect Amount shall be determined by taking into account the Allocated Value of the Lease or Well so affected, the portion of Seller’s interest in the Lease or Well affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Lease or Well, the values placed upon the Title Defect by Buyer and Seller, the age of the factual matters causing or constituting the alleged Title Defect, the probability that title failure will occur with respect to any Title Defect that represents only a possibility of title failure, and such other factors as are necessary to make a proper evaluation; and

(vi)      notwithstanding anything to the contrary in this Article 3:

(A)	an individual claim for a Title Defect for which a valid claim notice is given prior to the Claim Deadline shall only generate an adjustment to the Purchase Price under this Agreement if the Title Defect Amount with respect thereto exceeds seventy-five thousand dollars ($75,000) (the “Title Threshold Amount”);

(B)	the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Oil & Gas Interest shall not exceed the Allocated Value of such Oil & Gas Interest;

(C)	the Title Defect Amount with respect to a Title Defect shall be determined without any duplication of any costs or Losses included in another Title Defect Amount hereunder or for which Buyer otherwise receives credit in the calculation of the Purchase Price; provided, however that if a Title Defect affecting any Lease for which an Allocated Value is set forth on Annex 1 also affects any Well for which an Allocated Value is set forth on Annex 2, (A) any Title Defect Amount shall be determined separately with respect to each Title Defect Property affected by the Title Defect and (B) any Title Defect Amount with respect to a Lease shall be limited only to the interest in the Lease outside of the Well and, correspondingly, the Title Defect Amount with respect to any Well will not include any portion of any Lease to the extent not attributable to the wellbore of the applicable Well in question; and

(D)	there shall not be any adjustment to the Purchase Price for any Title Defect under this Agreement unless and until the sum of each individual Title Defect Amount (calculated separately for each Title Defect Property affected by the applicable Title Defect) in excess of the Title Threshold Amount exceeds the Title Deductible Amount, after which time Buyer shall only be entitled to an adjustment to the Purchase Price with regards to Title Defects for amounts in excess of the Title Deductible Amount and after giving effect to any offset for Title Benefit Amounts as provided in Section 3.1(h)(vi).

(h)            Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:

(i)        if Buyer and Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)       if the Title Benefit represents a discrepancy between (A) the Company’s aggregate Net Acre ownership in any Lease and (B) amount of Net Acres shown for such Lease in Annex A-1, and there is no discrepancy between the aggregate Net Revenue Interest of the Company in such Lease and the Net Revenue Interest set forth for such Lease in Annex A-1, then the Title Benefit Amount shall be the product of the Allocated Value of such Lease multiplied by a fraction, the numerator of which is difference between the number of Net Acres owned by the Company in such Lease and the number of Net Acres set forth for such Lease in Annex A-1, and the denominator of which is the Net Acres set forth for such Lease in Annex A-1;

(iii)      if the Title Benefit represents a discrepancy between (A) the Net Revenue Interest for any Oil & Gas Interest and (B) the Net Revenue Interest stated with respect to such Oil & Gas Interest in Annex A-1 or Annex A-2, then the Title Benefit Amount shall be the product of the Allocated Value of the affected Oil & Gas Interest multiplied by a fraction, the numerator of which is the increase in the Company’s aggregate Net Revenue Interest in such Oil & Gas Interest and the denominator of which is the Net Revenue Interest stated in Annex A-1 or Annex A-2 with respect to such Oil & Gas Interest; provided, however, that if the Title Benefit does not affect an Oil & Gas Interest throughout the entire productive life of the Lease or Well, the Title Benefit Amount determined under this Section 3.1(h) shall be reduced to take into account the applicable time period only;

(iv)      if a Title Benefit represents a right, circumstance, or condition of a type not described in subsections (i), (ii) or (iii) of this Section 3.1(h), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Lease or Well so affected, the portion of Seller’s interest in the Lease or Well so affected, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of any affected Lease or Well, the values placed upon the Title Benefit by Buyer and Seller, and such other factors as are necessary to make a proper evaluation;

(v)       notwithstanding anything to the contrary in this Article 3, an individual claim for a Title Benefit shall only generate an adjustment to the Adjustment Amount if the Title Benefit Amount with respect thereto exceeds the Title Threshold Amount; and

(vi)      the aggregate Title Benefit Amounts shall only be applied as an offset to the aggregate, finally determined Title Defect Amounts that individually exceed the Title Threshold Amount and shall in no event increase the Purchase Price hereunder.

(i)            Dispute.

(i)        Seller and Buyer shall attempt to agree on (A) the existence and Title Defect Amount for all Title Defects prior to Closing (or, with respect to any Seller post-Closing curative work, on or before the Cure Deadline) and (B) the existence and Title Benefit Amounts for all Title Benefits on or before the Closing. Any dispute with respect to the matters described in the preceding sentence that cannot be resolved by mutual agreement of Seller and Buyer in the time periods provided shall be exclusively and finally resolved by arbitration under this Section 3.1(i). If Buyer and Seller cannot agree upon the existence of a Title Defect (or cure thereof) or any Title Defect Amount on or before the Closing Date, subject to Parties’ agreement to elect the remedy set forth in Section 3.1(f)(iii), Seller shall convey each affected Title Defect Property (and any associated Oil & Gas Interest) to Buyer (indirectly by virtue of conveying the Target Interests) at Closing and reduce the Closing Cash Payment by the Title Defect Amount set forth in the Title Defect Notice for such Title Defect, taking into account the Title Threshold Amount and Title Deductible Amount, which Title Defect Amount will be deposited into the Defect Escrow Account at Closing pending final resolution of such dispute in accordance with this Section 3.1(i). Without limiting Seller’s continuing right to assert Title Benefits until the Closing, if Seller and Buyer cannot agree on the existence of any Title Benefits or the applicable Title Benefit Amount for Title Benefits asserted on or before the Closing Date, the adjustments to the Purchase Price at Closing with respect to Title Defects shall be offset by an amount equal to the Title Benefit Amount applicable for such Title Benefit Property as determined in good faith by Seller.

(ii)       In the event that any dispute is required to be resolved under this Section 3.1(i), the disagreement shall be resolved by a title attorney with at least ten (10) years’ experience in oil and gas title matters in Colorado, who shall serve as the arbiter of any such disagreements (the “Title Arbitrator”). The Title Arbitrator shall be selected by mutual agreement of Buyer and Seller, or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Title Arbitrator, by the office of the American Arbitration Association in Denver, Colorado. The Title Arbitrator shall not have worked as an employee, contractor or outside counsel for any of the Parties or their Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the dispute or any other interest, position or relationship that would or might conflict with the proper performance of his or her duties as Title Arbitrator. The arbitration proceeding shall be held in Denver, Colorado, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.1(i). The Title Arbitrator’s determination shall be made on or before the thirtieth (30th) day after submission of appointment of the Title Arbitrator, and, absent manifest error, shall be final and binding upon the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the terms set forth in this Section 3.1(i) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, (A) the Title Arbitrator may consult with and engage disinterested Third Parties to advise the arbitrator, including landmen, other title attorneys, and petroleum engineers, and (B) the Title Arbitrator shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in a Title Defect Notice or notice of Title Benefit. The Title Arbitrator shall act as an expert for the limited purpose of determining the existence of a Title Defect (or cure thereof) or Title Benefit and the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by any Party and may not award damages, interest, or penalties to either Party with respect to any other matter. Each of the Parties shall bear its own legal fees and other costs of presenting its case. The costs and expenses of the Title Arbitrator shall be borne one half by Seller, on the one hand, and one half by Buyer, on the other hand. Within two (2) Business Days following the final decision of the Title Arbitrator, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Title Defect Amount (or portion thereof) from the Defect Escrow Account so determined to be owed to either Party with respect to the applicable dispute, in accordance with such decision.

(j)            Defect Escrow Account. All amounts deposited into the Defect Escrow Account pursuant to the terms of this Article 3 or pursuant to Article 4 shall be held, invested and disbursed in accordance with the terms of this Article 3, Article 4 and the Escrow Agreement pending the curing or resolution of the applicable alleged Title Defects or alleged Environmental Defects applicable to such amounts. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, (i) although established pursuant to the Escrow Agreement, (A) the Defect Escrow Account (and all amounts deposited or held in the Defect Escrow Account pursuant to this Agreement) shall be independent of and separate from (B) the Deposit Escrow Account established for the Deposit (and all amounts deposited or held in the Deposit Escrow Account pursuant to this Agreement) and (ii) in no event shall any amounts (A) held in the Defect Escrow Account be utilized for any purpose other than as expressly set forth in this Article 3 or Article 4 and (B) held in the Deposit Escrow Account be used for (1) any purpose for which funds held in the Defect Escrow Account are to be used as set forth in this Article 3 or Article 4, or (2) any other purpose other than as expressly set forth in Section 2.4 and Section 10.9. The Parties shall treat for purposes of this Agreement, including Tax purposes, any amounts paid to Seller from the Defect Escrow Account pursuant to Section 3.1(f), Section 3.1(i), or Section 4.5 as an adjustment to the Purchase Price.

Section 3.2             Exclusive Rights and Obligations.              THIS Article 3, Article 5, Article 7 and Section 9.1(a) and Section 9.1(b) SET FORTH THE SOLE AND EXCLUSIVE RIGHTS AND OBLIGATIONS OF THE PARTIES WITH RESPECT TO TITLE MATTERS RELATING TO ANY ASSET OR PROPERTY OF THE COMPANY INCLUDING THE OIL & GAS ASSETS. THE ONLY REPRESENTATIONS AND COVENANTS BEING MADE BY SELLER WITH RESPECT TO THE COMPANY’S TITLE TO THE OIL & GAS ASSETS ARE SET FORTH IN THIS Article 3 AND Article 7 and REPRESENT BUYER’S SOLE AND EXCLUSIVE REMEDIES WITH RESPECT TO TITLE TO THE OIL & GAS ASSETS. ANY AND ALL OTHER REPRESENTATIONS, WARRANTIES, OR COVENANTS OF TITLE BY THE COMPANY OR SELLER, OF ANY KIND OR NATURE, EITHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE OIL & GAS ASSETS ARE HEREBY WAIVED AND DISCLAIMED IN THEIR ENTIRETY.

Article 4
ENVIRONMENTAL MATTERS

Section 4.1             Examination Period. Subject to the other provisions of this Article 4, Buyer shall have the right during the Examination Period to conduct, or cause its representatives to conduct, environmental due diligence on the Oil & Gas Assets on its own behalf and account (“Independent Environmental Review”). The fees, costs, and expenses incurred by Buyer in conducting its Independent Environmental Review or any other due diligence investigation shall be borne solely by Buyer.

Section 4.2             Access to Oil & Gas Assets and Records. Subject to the limitations expressly set forth in this Agreement, including those set forth in Section 9.1(d), Section 9.1(e), and Section 14.11, Seller shall provide Buyer and its representatives access to the Oil & Gas Assets operated by the Company to conduct an environmental review and access to and the right to copy, at Buyer’s sole expense, the records and other material environmental reports in the possession of Seller or the Company for the purpose of conducting an environmental review of the Oil & Gas Assets, but only to the extent (a) that Seller or the Company, as applicable, may do so without violating applicable Laws, and (b) Seller or the Company, as applicable, has authority to grant such access without breaching any obligations to any Third Party or obligation of confidentiality binding on Seller, the Company or the Oil & Gas Assets, as applicable. Seller shall use commercially reasonable efforts to obtain permission for Buyer to gain access to Oil & Gas Assets operated by Third Parties and the records and files of such Third Parties to inspect the condition of such properties, the Oil & Gas Assets, records and files. Such access by Buyer shall be limited to the normal business hours of the Company or any Third Party operator of an Oil & Gas Asset, as applicable, and Buyer’s review shall be conducted in a manner that minimizes interference with the operation of the business of the Company and any applicable Third Party operator. Except as required by Law, Buyer and Buyer’s representatives shall keep and maintain confidential (and not disclose to any other Person, in whole or in part) any results of (or reports or other documents arising from) Buyer’s Independent Environmental Review and shall use such results, reports or other documents arising therefrom solely for purposes of Buyer’s diligence. Notwithstanding anything herein to the contrary, Buyer shall only be entitled to conduct a Phase I Environmental Site Assessment that satisfies the basic requirements set forth under the ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13 or any subsequent iteration), a limited environmental compliance review or any other visual site assessment or review of records, reports or documents (a “Phase I Environmental Site Assessment”) of the Oil & Gas Assets. For avoidance of doubt, Buyer shall not be permitted to conduct any testing, sampling, boring, drilling, invasive or intrusive surface or subsurface activities, including a Phase II environmental site assessment, on any portion of the Oil & Gas Assets without Seller’s prior written consent, which may be withheld by Seller at its absolute discretion; provided, that, solely with respect to the Oil & Gas Assets operated by the Company, if (i) any Phase I Environmental Site Assessment recommends any testing, sampling, boring, drilling, invasive or intrusive activities to evaluate any potential Environmental Condition or Environmental Defect and (ii) Seller rejects Buyer’s request to conduct such activities, then (A) notwithstanding anything to the contrary herein, Buyer shall have the right to assert an Environmental Defect pursuant to Section 4.3 with respect to the Oil & Gas Asset(s) upon which Buyer is prevented from conducting such activities due to Seller’s (or its designee’s) rejection of Buyer’s request and (B) Seller shall have the right to cure or dispute Buyer’s assertion of such Environmental Defect pursuant to Sections 4.4 and 4.5, respectively.

Section 4.3             Notice of Environmental Defects.

(a)            Subject to the other provisions of this Article 4, Buyer shall have the right, but not the obligation, in its sole discretion, by delivery of a Notice to Seller that complies with Section 4.3(b) on or before the Claim Deadline (an “Environmental Defect Notice”), to assert the existence of Environmental Defects with respect to the Oil & Gas Assets.

(b)            In order to be valid for purposes of this Agreement, each Environmental Defect Notice asserting a claim for an Environmental Defect with respect to any Oil & Gas Assets must be in writing and must include:

(i)        a reasonably detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement;

(ii)       the Oil & Gas Asset(s) affected by the alleged Environmental Defect (the “Environmental Defect Property”);

(iii)      if applicable, the Allocated Value of each Environmental Defect Property;

(iv)      Buyer’s good faith estimate of the Environmental Defect Amount and a description of the method used to calculate the amount; and

(v)       documents and information reasonably necessary for Seller to review the existence of the alleged Environmental Defect and calculate the Environmental Defect Amount.

(c)            No claims for Environmental Defects may be submitted after the Claim Deadline, and any matters that may otherwise constitute Environmental Defects, but for which Buyer has not delivered an Environmental Defect Notice to Seller prior to the Claim Deadline, shall be deemed to have been waived by Buyer for all purposes. To give Seller an opportunity to commence reviewing and curing alleged Environmental Defects asserted by Buyer, Buyer shall use commercially reasonable efforts to give Seller, on or before the end of each calendar week during the Examination Period prior to the Claim Deadline, written notice of all alleged Environmental Defects discovered by Buyer during such calendar week, which notices may be preliminary in nature and supplemented prior to the Claim Deadline, and which shall not constitute Environmental Defect Notices unless they comply with the terms of Section 4.3(b); provided, that Buyer’s right to assert an Environmental Defect shall not be prejudiced by any failure to provide such preliminary notice.

Section 4.4             Cure of and Remedies for Environmental Defects.

(a)            Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, to cure any Environmental Defect asserted by Buyer in accordance with the Lowest Cost Response at any time prior to the Closing. If Seller elects to cure and completely cures an Environmental Defect in accordance with the Lowest Cost Response prior to the Closing, then no Purchase Price adjustment will be made for such Environmental Defect, and Buyer will be deemed to have waived such Environmental Defect for all purposes.

(b)            Subject to Seller’s continuing right to dispute the existence of an Environmental Defect or the Environmental Defect Amount asserted with respect thereto, in each case pursuant to Section 4.5, in the event that any Environmental Defect is not waived in writing by Buyer or completely cured prior to Closing and Seller has not disputed such Environmental Defect or the Environmental Defect Amount asserted thereto, then, subject to the Environmental Threshold Amount and the Environmental Deductible Amount: the Purchase Price shall be reduced (as shall be reflected in the Adjustment Amount pursuant to Section 2.3(a)(ii)) by an amount equal to the remaining Environmental Defect Amount or such other amount as may be agreed upon in writing by Seller and Buyer to be the reasonable estimate of the remaining cost of curing such Environmental Defect at the Lowest Cost Response.

(c)            Notwithstanding anything to the contrary herein, with respect to any disputed Environmental Defects as of the Closing Date, the Closing Cash Payment shall be reduced by the Environmental Defect Amount set forth in the Environmental Defect Notice for such disputed Environmental Defect, taking into account the Environmental Threshold Amount and the Environmental Deductible Amount, which Environmental Defect Amount will be deposited into the Defect Escrow Account at Closing until such defect is finally resolved in accordance with Section 4.5. Subject to the foregoing, from and after the Closing, Buyer and the Company shall be deemed to have assumed full responsibility for all costs and expenses attributable to such operations as may be necessary to cure, remediate, address, remove or remedy any Environmental Defect (net to the Oil & Gas Assets) and all Losses (net to the Oil & Gas Assets) with respect thereto.

Section 4.5             Dispute.

(a)            Seller and Buyer shall attempt to agree on the existence and Environmental Defect Amount for all Environmental Defects prior to Closing. If, with respect to any of the Oil & Gas Assets, Buyer and Seller cannot agree upon the existence of an Environmental Defect (or cure thereof) or any Environmental Defect Amount on or before the Closing Date, (i) Seller shall convey the affected Oil & Gas Asset to Buyer (indirectly by virtue of conveying the Target Interests) at Closing and reduce the Closing Cash Payment payable to Seller at Closing by the Environmental Defect Amount set forth in the Environmental Defect Notice for the Environmental Defect, taking into account the Environmental Defect Threshold and Environmental Deductible Amount, which Environmental Defect Amount will be deposited into the Defect Escrow Account at Closing and (ii) such dispute shall be exclusively and finally resolved by arbitration under this Section 4.5.

(b)          Any such dispute shall be resolved by a nationally recognized environmental attorney or consultant with at least ten (10) years’ experience in oil and gas environmental matters in the jurisdictions in which the Oil & Gas Assets are located, who shall serve as the arbiter of any such disagreements (the “Environmental Arbitrator”). The Environmental Arbitrator shall be selected by mutual agreement of Buyer and Seller, or absent such agreement, within three (3) Business Days of becoming aware that such agreement cannot be made as to the selection of the Environmental Arbitrator, by the office of the American Arbitration Association in Denver, Colorado. The Environmental Arbitrator shall not have worked as an employee, contractor or outside counsel for any of the Parties or their Affiliates during the ten (10) year period preceding the arbitration or have any financial interest in the dispute or any other interest, position or relationship that would or might conflict with the proper performance of his or her duties as Environmental Arbitrator. The arbitration proceeding shall be held in Denver, Colorado, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 4.5. The Environmental Arbitrator’s determination shall be made on or before the thirtieth (30th) day after submission of appointment of the Environmental Arbitrator, and, absent manifest error, shall be final and binding upon the Parties and enforceable against the Parties in any court of competent jurisdiction, without right of appeal. In making his or her determination, the Environmental Arbitrator shall be bound by the terms set forth in this Section 4.5 and may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. Additionally, (a) the Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the Environmental Arbitrator, including other environmental consultants and petroleum engineers, and (b) the Environmental Arbitrator shall choose either Seller’s position or Buyer’s position with respect to each matter addressed in an Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the existence of an Environmental Defect and the specific disputed Environmental Defect Amounts submitted by any Party and may not award damages, interest or penalties to any Party with respect to any other matter. Any decision rendered by the Environmental Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties and will be enforceable against any of the Parties in any court of competent jurisdiction. Each of the Parties shall bear its own legal fees and other costs of presenting its case. Within two (2) Business Days following the decision of the Environmental Arbitrator, Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Environmental Defect Amount (or portion thereof) from the Defect Escrow Account so determined to be owed to either Party with respect to the applicable dispute, in accordance with such decision. The costs and expenses of the Environmental Arbitrator shall be borne one half by Seller, on the one hand, and one half by Buyer, on the other hand. Notwithstanding anything to the contrary herein, any Oil & Gas Asset subject to dispute pursuant to this Section 4.5 shall be conveyed to Buyer at Closing without adjustment to the Purchase Price and Buyer’s sole remedy with respect to any such dispute shall be compensation from the Defect Escrow Account consistent with the Environmental Arbitrator’s decision.

Section 4.6          Limitations on Environmental Defects. Notwithstanding anything in this Agreement to the contrary:

(a)          Buyer shall not have any right to assert, or recover for hereunder (and no adjustment to the Purchase Price shall be made pursuant to this Agreement for), any individual Environmental Defect with an Environmental Defect Amount less than one hundred fifty thousand dollars ($150,000) (the “Environmental Threshold Amount”);

(b)          Buyer shall not have any right to assert, or recover for hereunder (and no adjustment to the Purchase Price shall be made pursuant to this Agreement for) any alleged Environmental Defect that is disclosed on Schedule 7.17 to this Agreement;

(c)          the Parties agree that for purposes of calculating the Environmental Threshold Amount pursuant to Section 4.6(a), each Environmental Defect shall be treated as an individual event or occurrence; provided, however, that Environmental Defects that represent physical conditions resulting from the same event or underlying cause (e.g., oil stains) on the same Environmental Defect Property may be aggregated for purposes of meeting the Environmental Threshold Amount; and

(d)          there shall be no adjustment to the Purchase Price pursuant to this Agreement for any Environmental Defects unless and until the sum of each Environmental Defect Amount in excess of the Environmental Threshold Amount exceeds the Environmental Deductible Amount, after which time Buyer shall be entitled to adjustments to the Purchase Price pursuant to this Agreement only for amounts in excess of the Environmental Deductible Amount.

Section 4.7          Exclusive Rights and Obligations. The rights and remedies granted to Buyer in this Article 4 are the exclusive rights and remedies against Seller and THE COMPANY related to any Environmental Defect, or Losses related thereto, RELATING TO ANY ASSET OR PROPERTY OF THE COMPANY, INCLUDING THE OIL & GAS ASSETS. Buyer expressly waives, and releases SELLER AND ITS AFFILIATES, AND ALL OF their RESPECTIVE DIRECT AND INDIRECT EQUITYHOLDERS, PARTNERS, MEMBERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS AND REPRESENTATIVES from, any and all other rights and remedies it may have under Environmental Laws against Seller regarding Environmental DEFECTS, whether for contribution, indemnity or otherwise. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

Article 5
CASUALTY & CONDEMNATION; CONSENTS

Section 5.1          Casualty and Condemnation. Subject to the other terms of this Article 5 and Section 13.1(g), if at any time after the Execution Date and prior to the Closing, any Oil & Gas Asset is (a) damaged or destroyed by casualty loss (not including normal wear and tear, downhole mechanical failure or reservoir changes) or (b) expropriated or taken into condemnation or under right of eminent domain (clauses (a) and (b) each, a “Casualty Loss”), (i) the Parties shall nevertheless be required to consummate the Closing and (ii) at Closing, Seller, if applicable, shall contribute to the Company all sums paid to Seller or its Affiliates (other than the Company) by Third Parties by reason of any Casualty Losses insofar as with respect to the Oil & Gas Assets and shall assign, transfer and set over to the Company or subrogate the Company to all of Seller’s (and its Affiliates’, but excluding the Company’s) right, title and interest (if any) in insurance claims, unpaid awards and other rights, in each case, against Third Parties arising out of such Casualty Losses insofar as with respect to the Oil & Gas Assets. Seller shall give Buyer prompt notice of any Casualty Loss of which Seller becomes aware, and Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer, which consent may not be unreasonably withheld, conditioned or delayed.

Section 5.2          Consents.

(a)          With respect to each Consent set forth in Schedule 7.6, if any, Seller shall, within ten (10) Business Days of the Execution Date, send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby. If Buyer or Seller discovers any Consent following the Execution Date that is not set forth in Schedule 7.6, Seller, within five (5) Business Days of the date Seller becomes aware of such Consent, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent. Seller shall provide Buyer with (i) a copy of each notice and all other materials delivered to any such holder pursuant to this Section 5.2 promptly after sending the same to such holder and (ii) copies of any written responses received from any such holder promptly after receiving the same.

(b)          After the Execution Date and prior to the Closing, the Company shall use commercially reasonable efforts, but excluding (i) making any expenditures or payments or (ii) granting any accommodation (financial or otherwise) to any Third Party, to obtain consent, in form and substance reasonably satisfactory to Buyer, from any party to a Contract with the Company to the extent that such consent is required to be obtained in connection with the execution, delivery and performance of this Agreement and the Related Agreement, and the transactions contemplated herein or therein. In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be required by any Third Party whose consent is sought in connection with the transactions contemplated by this Agreement and the Related Agreements. Neither Seller nor Company shall have any liability to Buyer or any of its Affiliates or any other Person arising out of or relating to the failure of Seller or the Company to obtain any consent prior to the Closing.

Article 6
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except for any exceptions as set forth in the Schedules (with the applicability of such exceptions determined in accordance with Section 14.13 of this Agreement), Seller hereby represents and warrants to Buyer as of the Execution Date and as of the Closing Date as follows:

Section 6.1          Organization. Seller is duly organized, validly existing, and in good standing (or equivalent) under the Laws of the State of Delaware.

Section 6.2          Authority. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and the Related Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller.

Section 6.3          Enforceability. This Agreement and each Related Agreement to which Seller is or will be a party has been, or at Closing will have been, duly and validly executed and delivered by Seller and, assuming that this Agreement and each Related Agreement has been duly and validly executed and delivered by the other parties hereto and thereto, constitutes, or when executed and delivered by Seller will constitute, a legal, valid and binding agreement of Seller, enforceable against it in accordance with their terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity and (c) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 6.4          Title to Target Interests. Seller is the direct owner and beneficial owner of the Target Interests, free and clear of all Liens, except for Liens (a) arising under federal and state securities Laws, (b) arising pursuant to the Governing Documents of the Company, (c) arising or securing obligations under the Existing Credit Agreement or (d) imposed by Buyer or any of its Affiliates.

Section 6.5          No Violation or Breach. Except as set forth on Schedule 6.5 and assuming receipt of all applicable consents required in connection with the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement nor the Related Agreements to which Seller is or will be a party nor the consummation of the transactions and performance of the terms and conditions hereof or thereof by Seller will (a) result in a violation or breach of any provision of the Governing Documents of Seller, (b) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, result in the termination or acceleration of the maturity of, or result in the loss of a material benefit or increase in any fee, liability, obligation under, any Contract under which Seller is bound, or (c) violate or conflict with any Law applicable to Seller or its assets (including the Oil & Gas Assets), except in the case of clauses (b) and (c) above, where such violation, conflict, cancellation, termination, acceleration, default, consent, loss, increase, creation or imposition would not have a Company Material Adverse Effect.

Section 6.6          Brokerage Arrangements. Except as set forth on Schedule 6.6, Seller has not entered into (directly or indirectly) any Contract with any Person that would require the payment by the Company or Buyer of a commission, brokerage, or “finder’s fee,” or other similar fee in connection with this Agreement, the Related Agreements, or the transactions contemplated hereby or thereby.

Section 6.7          Bankruptcy. There are no bankruptcy, insolvency, receivership or similar Proceedings against Seller.

Article 7
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANy

Except for any exceptions as set forth in the Schedules (with the applicability of such exceptions determined in accordance with Section 14.13 of this Agreement), the Company hereby represents and warrants to Buyer as of the Execution Date and as of the Closing Date as follows:

Section 7.1          Organization. The Company is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Colorado. The Company has the requisite limited liability company power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now being conducted, and to carry out the transactions contemplated by this Agreement. The Company is duly qualified or licensed to do business and in good standing (or equivalent) in each jurisdiction where the character of its business or the nature of its properties, rights or assets makes such qualification or licensing necessary except where the failure to be so qualified or be licensed would not have a Company Material Adverse Effect.

Section 7.2          Authority; Governing Documents.

(a)          The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the Related Agreements to which it is or will become a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Related Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company.

(b)          Seller has made available to Buyer complete and accurate copies of the Governing Documents of the Company. The Company is not in breach of any material provisions of any of its Governing Documents.

Section 7.3          Enforceability. This Agreement and each Related Agreement to which the Company is or will be a party has been, or at Closing will have been, duly and validly executed and delivered by the Company and, assuming that this Agreement and each Related Agreement has been duly and validly executed and delivered by the other parties hereto and thereto, constitutes, or when executed and delivered by Company will constitute, a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 7.4          Capitalization.

(a)          The authorized Membership Interests of the Company consist solely of the Target Interests. All outstanding Membership Interests of the Company are duly authorized and validly issued. Except for the Target Interests, there are no outstanding (i) Membership Interests or other voting Securities of the Company, (ii) Securities of the Company or any other Person convertible into or exchangeable or exercisable for Membership Interests or other voting Securities of, or any other interest in, the Company and (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), equity appreciation, phantom equity, profit participation, redemption rights, commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, grant, transfer, convey, assign, deliver, sell, purchase, redeem or acquire Membership Interests or other voting Securities of, or any other interest in, the Company (or Securities convertible into or exchangeable or exercisable for Membership Interests or other voting securities of, or any other interest in, the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. The Company has no subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation or own any equity Securities in, any Person.

(b)          No Membership Interests of the Company have been reserved for issuance or issued in violation of, and none are subject to, any preemptive rights, purchase or call options, subscription rights, rights of first refusal or other similar rights except as set forth in the Governing Documents of the Company. At the Closing, there will be no member agreement, irrevocable proxies, voting trust or other agreement or understanding relating to the voting of any Membership Interests of the Company. There are, and there will be as of the Closing, no outstanding stock appreciation, phantom stock, profit participation or similar rights that are obligations of the Company. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, Securities having the right to vote or consent) on any matters on which holders of Membership Interests of the Company may vote.

(c)          All of the Membership Interests of the Company were issued in compliance with applicable Laws.

Section 7.5          No Violation or Breach. Except as set forth on Schedule 7.5, and assuming the receipt of all applicable consents required in connection with the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement nor the Related Agreements to which it is or will be a party nor the consummation of the transactions and performance of the terms and conditions hereof and thereof by the Company will (with or without notice or lapse of time), (a) result in a violation or breach of any provision of the Governing Documents of the Company, board minutes or authorizing resolutions and written consents of the Company, (b) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, require any consent of or notice to any Person pursuant to, result in the termination or acceleration of the maturity of, or result in the loss of a material benefit or increase in any fee, liability, obligation under, any Material Contract under which the Company is bound, (c) violate or conflict with any Law applicable to the Company (including all COVID-19 Measures of any Governmental Authority applicable to the Oil & Gas Assets), or (d) result in or require the creation or imposition of any Lien, other than a Permitted Encumbrance, upon or with respect to the Company or the Target Interests, except in the case of clauses (b) and (c) above, where such violation, conflict, cancellation, termination acceleration, default, consent, loss, increase, creation or imposition would not have a Company Material Adverse Effect.

Section 7.6          Consents; Preferential Rights. Except as set forth on Schedule 7.6 and except for any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (if applicable), (a) no material Consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement and the Related Agreements to which it is or will be a party, by the Company or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby and (b) there are no Preferential Purchase Rights or other similar rights that are applicable to the transfer of the Target Interests to Buyer or otherwise in connection with the transactions contemplated hereby.

Section 7.7          Brokerage Arrangements. Except as set forth on Schedule 7.7, neither the Company nor any of its Affiliates has entered into (directly or indirectly) any Contract with any Person that would require the payment by the Company or Buyer of a commission, brokerage, or “finder’s fee” or other similar fee in connection with this Agreement, the Related Agreements, or the transactions contemplated hereby or thereby.

Section 7.8          Litigation. Except as set forth on Schedule 7.8, (a) there are no Proceedings pending, or, to Company’s Knowledge, threatened in writing, before any Governmental Authority or arbitrator with respect to the business conducted by the Company with respect to the Oil & Gas Assets; (b) there are no Proceedings pending, or, to Company’s Knowledge, threatened in writing, before any Governmental Authority or arbitrator against the Company; and (c) there are no Proceedings pending or, to Company’s knowledge threatened, against the Company’s directors, officers or employees (in their capacity as such) (other than frivolous or immaterial claims or demands). Except as set forth on Schedule 7.8, the Company is not subject to any material order, injunction, judgment or decree of a Governmental Authority and the Company is not subject to any order that in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement.

Section 7.9          Compliance with Laws. Except with respect to Environmental Laws (for which Seller’s sole representations and warranties are set forth in Section 7.17) and except as disclosed on Schedule 7.9, to Company’s Knowledge, the Company’s ownership and the operation of the Oil & Gas Assets is currently in compliance in all material respects with all applicable Laws and has been since January 1, 2018 in all material respects. Since January 1, 2018, the Company has not received any written notice expressly alleging a material violation of any Law (excluding compliance with Environmental Laws) with respect to the Oil & Gas Assets that remains unresolved as of the Execution Date.

Section 7.10          Financial Statements; Books and Records; Indebtedness.

(a)          Schedule 7.10(a) sets forth copies of (collectively, the “Financial Statements”) (i) the Seller’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for the fiscal year ended December 31, 2019 and December 31, 2020, and (ii)  the Company’s unaudited consolidated balance sheet and related income statement and cash flow statement for the nine (9)-month periods ended September 30, 2020 and September 30, 2021 (the “Interim Financial Statements”).

(b)          Except as set forth on Schedule 7.10(a), or as otherwise disclosed in the notes thereto, and subject in the case of the Interim Financial Statements, to the absence of footnotes and normal and recurring year-end adjustments, each Financial Statement presents fairly in all material respects the consolidated financial condition of the Company as of the respective dates thereof, the consolidated cash flows of the Company and the consolidated operating results of the Company for the periods covered thereby, in each case in conformity with GAAP in all material respects, consistently applied and without modification of the accounting principles used in the preparation thereof throughout the periods presented.

(c)          Except as set forth on Schedule 7.10(a), all Indebtedness for Borrowed Money accrued under the Existing Credit Agreement as of the Effective Time was accrued for the benefit of the Seller and its Subsidiaries.

Section 7.11          Undisclosed Liabilities. Except as set forth on Schedule 7.11, the Company has no material liabilities that would be required to be set forth in a balance sheet prepared in accordance with GAAP except:

(a)          Losses to the extent reflected in the Financial Statements or expressly disclosed in the notes thereto;

(b)          Suspense Funds;

(c)          asset retirement obligations;

(d)          Imbalances;

(e)          Asset Taxes;

(f)          Other Losses that have been incurred in the ordinary course of business consistent with past practices since December 31, 2020; or

(g)          Losses expressly provided for under this Agreement or the Related Agreements that have been incurred in connection with the transactions contemplated by this Agreement and are included in Transaction Expenses.

Section 7.12          No Company Material Adverse Effect; Absence of Changes.

(a)          Since December 31, 2020, no Company Material Adverse Effect has occurred.

(b)          Except as set forth on Schedule 7.12(b), since December 31, 2020, the Company has conducted its business in the ordinary course consistent with past practices, and other than in the ordinary course of business, the Company has not:

(i)          made any material change in any method of accounting or accounting policies;

(ii)          instituted or settled any material claim or lawsuit;

(iii)          accelerated, delayed, or postponed the payment of any liabilities related to the business of the Company or the Oil & Gas Assets that individually or in the aggregate are in excess of five hundred thousand dollars ($500,000); or

(iv)          entered into any contract or similar agreement to do any of the foregoing.

(c)          Except as set forth on Schedule 7.12(c), since January 1, 2022, the Company has not taken any action which, if such action (or the failure to take any action) would have occurred after the Execution Date, would be prohibited by, or require the consent of Buyer pursuant to, Section 9.1(a) or Section 9.1(b).

Section 7.13          Taxes.

(a)          Except as set forth on Schedule 7.13:

(i)         All material Tax Returns required to be filed by the Company or otherwise with respect to Asset Taxes have been timely filed and such Tax Returns are accurate, complete and correct in all material respects. All material Taxes due and payable by the Company, and all other material Asset Taxes, have been duly and timely paid (whether or not shown on a Tax Return);

(ii)        The Company has not made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020;

(iii)       All Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all material respects;

(iv)       There are no Liens for Taxes upon any assets of the Company except for Permitted Encumbrances;

(v)        There is not currently in effect any extension of time with respect to the due date for the filing of any Tax Return of the Company or otherwise with respect to Asset Taxes, or any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of the Company or otherwise with respect to Asset Taxes;

(vi)       No claim has been made by a Taxing Authority in a jurisdiction where Seller or the Company does not file Tax Returns with respect to the Company or the Oil & Gas Assets that it is subject to taxation by that jurisdiction with respect to the Company or the Oil & Gas Assets;

(vii)      Neither Seller nor the Company has received notice of any pending claim relating to Taxes of the Company or otherwise with respect to Asset Taxes, and there is no assessment, deficiency, or adjustment (in each case, which remains unresolved) that has been asserted, proposed or, to the Company’s Knowledge, threatened with respect to such Taxes;

(viii)     There is no Tax audit or administrative or judicial proceeding being conducted, pending, or threatened against the Company or otherwise with respect to Asset Taxes;

(ix)         The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar contract (other than any customary commercial agreement, the primary purpose of which does not relate to Taxes);

(x)          The Company does not have any liability for the Taxes of any other Person (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor, or (C) by Contract; and

(xi)         The Company has not been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of U.S. state or local or non-U.S. Tax Law.

(b)          The Company is, and has been since its formation, classified as an entity disregarded as separate from Seller and no election has been made to treat the Company as an association taxable as a corporation, in each case, for U.S. federal Income Tax purposes.

(c)          No Oil & Gas Asset or any other asset of the Company is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

(d)          The representations and warranties in this Section 7.13 (i) along with the representations and warranties set forth in Section 7.12(c) and Section 7.32, in each case, to the extent related to Taxes or Tax matters, constitute the sole and exclusive representations and warranties in this Agreement with respect to Taxes or Tax matters and (ii) other than the representations and warranties in Section 7.13(a)(ix), Section 7.13(b) and Section 7.13(c), may be relied upon solely with respect to taxable periods (or portions thereof) beginning prior to the Closing Date.

Section 7.14          Contracts.

(a)          To the Company’s Knowledge, Schedule 7.14(a) lists all Material Contracts as of the date hereof. Neither the Company, nor, to the Company’s Knowledge, any other Person, is in material default under any Material Contract except as disclosed on Schedule 7.14(a). To the Company’s Knowledge, all Material Contracts are in full force and effect. Except as disclosed on Schedule 7.14(a), no written notice expressly alleging a default or breach of any Material Contract has been received or delivered by the Company under any Material Contract, the resolution of which is outstanding as of the date hereof, and there are no current notices received by the Company of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract.

(b)          There are no oral Contracts with respect to the Oil & Gas Assets that are still in force and effect or that were in effect at any time from the Effective Time to the Closing.

(c)           Complete and accurate copies of each Material Contract have been made available to Buyer on or prior to the Execution Date, other than copies of joint operating agreements, samples of which have been provided as of the Execution Date and copies of which will be provided or made available at Closing.

Section 7.15          Affiliate Arrangements. Except (a) as set forth on Schedule 7.15 and (b) the Company’s Governing Documents, there are no Contracts between (i) the Company or any of its directors, managers, officers, employees or consultants, or any members of their immediate families, on the one hand, and (ii) Seller or its Affiliates (which, for the avoidance of doubt, does not include the Company for purposes of this Section 7.15) or any of their respective directors, managers, officers, employees or consultants, or any members of their immediate families, on the other hand. Except as set forth on Schedule 7.15, none of Seller or its Affiliates (which, for the avoidance of doubt, does not include the Company for purposes of this Section 7.15) or any of their respective directors, managers, officers, employees or consultants or any members of their immediate families (a) owns any Working Interest in any of the Oil & Gas Assets, directly or indirectly, (b) licenses Intellectual Property (either to or from the Company), or (c) is indebted to or, in the past three (3) years, has borrowed money from or lent money to, the Company (other than any such Indebtedness for Borrowed Money that has been or will be discharged or extinguished at or prior to Closing) (any of the contracts or arrangements described in this Section 7.15, collectively, “Affiliate Arrangements”).

Section 7.16          Permits. The Company possesses all Permits (except Environmental Permits) required (a) to own and operate the Oil & Gas Assets and (b) to otherwise conduct the business of the Company, in each case, as currently conducted, except for such Permits the failure of which to possess has not been, and would not reasonably be expected to be, material to the Company, taken as a whole. The Company is and to the Company’s Knowledge any applicable Third Party operators are in compliance in all material respects with all Permits (except Environmental Permits), and each of the material Permits is in full force and effect. No event has occurred which permits, or after the giving of notice or lapse of time or both would permit, and the execution and delivery of this Agreement or any Related Agreement and the consummation of the transactions contemplated hereby and thereby will not result in, the revocation or termination of any such Permit or the imposition of any restrictions of such a nature as may limit the operation or use of the Oil & Gas Assets as historically conducted. There are no Proceedings that might result in any modification, revocation, termination or suspension of any Permit or which would require any corrective or remedial action by Seller or the Company.

Section 7.17          Environmental Matters.

(a)          Except as set forth on Schedule 7.17, (i)  the Company is not subject to any pending, or to the Knowledge of Seller or the Company, threatened Proceedings alleging material violations of, or material liabilities under, any Environmental Law; (ii) neither Seller nor the Company has (A) received any written notice from any Person alleging a material violation of or material liability under any Environmental Laws with respect to the Company or any Oil & Gas Assets or notifying any material release, spill, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Oil & Gas Assets or (B) entered into any material agreement with, or is subject to any material order, decree, plea, diversion agreement, directive, consent or judgment issued by, a Governmental Authority pursuant to Environmental Laws that interferes with, requires a change in or restricts the future operation, or that requires remediation of any part, of the Oil & Gas Assets, in either case of clause (A) and (B) the subject of which is unresolved; and (iii)  to the Knowledge of Seller, the Company is, and since January 1, 2020 has been, in material compliance with all Environmental Laws, including any Environmental Permits required for the ownership and operation of its business, Oil & Gas Assets and properties; (iv) the Company (and, to the Knowledge of Seller or the Company, any other Person to the extent giving rise to any material Environmental Liability of the Company) has not released, disposed of or arranged for the disposal of, or exposed any Person to any Hazardous Materials, in each case in violation of Environmental Laws or in a manner that could otherwise give rise to or result in any material Environmental Liability of the Company to any Person; and (v) the Company furnished to Buyer all environmental site assessment reports and similar environmental reports and studies prepared in the last year prior to the Execution Date (or earlier to the extent bearing on a material Environmental Liability of the Company that has not been fully remediated) relating to the Company’s current operations and properties that are in their possession or reasonable control.

(b)          Except as set forth on Schedule 7.17(b), the Company has obtained and is in possession of all material Environmental Permits that are required for the ownership, operation or use of the Oil & Gas Assets or performance of the Material Contracts and, for the last three (3) years, the Company was in possession when so required of all material Environmental Permits that were required for the ownership, operation or use of the Oil & Gas Assets or performance of any Material Contracts. Unless otherwise indicated on Schedule 7.17(b), no such Environmental Permits will be terminated or revoked upon the consummation of the transactions contemplated hereby. The ownership, operation and use of the Oil & Gas Assets and the performance of the Material Contracts are and for the last three (3) years have been in material compliance with the terms of all Environmental Permits, and there is no Proceeding seeking the revocation, cancellation, suspension, modification or limitation of any Environmental Permits.

Section 7.18          Insurance. As of the Execution Date, Seller or its Affiliates, on behalf of the Company, has in place policies of insurance in amounts and scope of coverage as set forth on Schedule 7.18, and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. Except as set forth on Schedule 7.18, no claim relating to the Company or the Oil & Gas Assets is outstanding under any of the policies set forth on Schedule 7.18., and no carrier of any such policy has asserted any denial of coverage. Neither Seller nor the Company has received written notice of cancellation or any threatened cancellation of any such insurance policies or premium increase or alteration of coverage with respect to any such insurance policies.

Section 7.19          Imbalances. Except as set forth on Schedule 7.19, as of the date set forth on Schedule 7.19, Company does not have production, transportation, plant, or other Imbalances with respect to production from the Oil & Gas Interests.

Section 7.20          Non-Consent Operations. Except as set forth on Schedule 7.20, or as reflected in the before- and after-payout Working Interest and Net Revenue Interest set forth the Annexes to this Agreement or Schedule 7.23, no operations are being conducted or have been conducted with respect to the Oil & Gas Assets as to which the Company has elected to be a non-consenting party under the terms of the applicable operating agreement and with respect to which the Company has not yet recovered its full participation.

Section 7.21          Current Commitments. Except as set forth on Schedule 7.21, there are no outstanding authorities for expenditure which are binding on the Oil & Gas Assets and which Seller reasonably anticipates will individually require expenditures by the Company after the Closing Date in excess of five hundred thousand dollars ($500,000), net to the interest of the Company.

Section 7.22          Suspense Funds. Schedule 7.22 lists all Suspense Funds as of the Effective Time. To the Company’s Knowledge, all proceeds from the sale of Hydrocarbons produced from the Oil & Gas Assets are being received by the Company in a timely manner and are not being held in suspense.

Section 7.23          Payout Balances. To the Company’s Knowledge, Schedule 7.23 contains a list of the status as of the date(s) set forth in such Schedule, of any “payout” balance for the Wells listed on Annex A-2 that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms), with such list, to the Company’s Knowledge, being true and correct in all material respects, assuming the accuracy of the information provided by Third Parties.

Section 7.24          Delivery of Hydrocarbons. Except as set forth on Schedule 7.24, the Company is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than Royalties established in the Leases or reflected on Annex A-1 or Annex A-2, minimum throughput commitments, Imbalances covered by Section 7.19, and gas balancing agreements or other agreements relating to any of the foregoing), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Company’s interest in the Oil & Gas Assets at some future time without receiving payment therefor at or after the time of delivery. Except as is disclosed in Schedule 7.19 or Schedule 7.24, as of the respective dates shown thereon, neither Seller nor the Company has received any written notice of deficiency payments under gas contracts for which any Person has a right to take deficiency gas from the Oil & Gas Assets, nor has Seller nor the Company received any payments for production which are subject to refund or recoupment out of future production.

Section 7.25          Royalties and Working Interest Payments. Except (a) as set forth on Schedule 7.25 and (b) for the Suspense Funds, the Company has properly and timely paid, or caused to be paid, in all material respects, all royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from or attributable to the Oil & Gas Assets in accordance with the applicable Leases and applicable Laws, in each case, to the extent and only to the extent related to periods in which the Company owned such Oil & Gas Assets prior to the Effective Time.

Section 7.26          Leases. Other than as set forth on Schedule 7.26, or any frivolous or immaterial claims, during the six (6) month period prior to the Execution Date, neither Seller nor the Company has received from any other party to a Lease any written notice from a lessor expressly alleging a continuing or uncured material default on the part of the Company with respect to such Lease or expressly seeking to terminate such Lease. To the Company’s Knowledge, no party to any Lease or Rights-of-Way or any successor to the interest of such party has filed or, to the Company’s Knowledge, has threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such Lease or Rights-of-Way. There are no express unfulfilled drilling obligations under any of the Leases (excluding any drilling obligation necessary to extend such Lease beyond its primary term).

Section 7.27          Wells and Equipment. To the Company’s Knowledge, and except as set forth on Schedule 7.27:

(a)           all Wells have been drilled and completed within the geographic limits permitted by all applicable Leases;

(b)           no Well is subject to penalties on allowables after the Effective Time because of any overproduction or any other violation of Laws;

(c)           there are no Wells, platforms, or other Equipment located on the Oil & Gas Assets that the Company is obligated as of the Effective Time by any Law to plug, dismantle, or abandon; and

(d)           all currently producing Wells (and related Equipment) are in all material respects an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

Section 7.28          Equipment. All of the Equipment is in an operable state of repair adequate to maintain normal operations as currently operated and used by the Company, in all material respects, ordinary wear and tear excepted, and the Company has rights to all Rights-of-Way, in each case, that are necessary to access, own and operate the Equipment as currently accessed, owned and operated by the Company.

Section 7.29          Reserved.

Section 7.30          Officers and Bank Accounts. Schedule 7.30 lists all of the officers, directors, managers, bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company (the “Bank Accounts”). Schedule 7.30 sets forth a complete list of all Persons holding powers of attorney issued by the Company and a summary statement of the terms thereof that remain in effect as of the Closing Date.

Section 7.31          Labor Matters. The Company is not currently the W-2 issuing employer and in the last three (3) years has not been the W-2 issuing employer of any employees. All employees or individual independent contractors who, during 2021, have provided or currently provide services to the Company are employees or independent contractors of Seller or one of its Affiliates that is not the Company. The Company is not party to or bound by any CBA.  There are no, and in the last three (3) years there have been no, labor organizing activities with respect to the Company or any current or former employees in connection with their services to the Company.  In the last three (3) years, there have been no actual or threatened unfair labor practice charges, material labor grievances or arbitrations, strikes, lockouts, work stoppages, slowdowns, or other material labor disputes against or affecting Seller or any of its Affiliates (including the Company) with respect to any current or former employees who have provided services to the Company. There are no, and in the last three (3) years there have not been, any material pending or, to Seller’s Knowledge, threatened Proceedings against Seller or any of its Affiliates (including the Company) by, on behalf of or with respect to current or former employees or independent contractors who have provided services to the Company relating to compliance with applicable Laws regarding labor, employment or employment practices.

Section 7.32          Employee Benefit Plans.

(a)          The Company does not sponsor, maintain or contribute to (and has never sponsored, maintained or contributed to) any Employee Benefit Plans and the Company does not have any actual or contingent liability or obligation with respect to any Employee Benefit Plans. For purposes of this Agreement, an “Employee Benefit Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and any equity-based, retirement, profit sharing, bonus, incentive, severance, separation, termination, change in control, retention, deferred compensation, fringe benefit, vacation, paid time off, medical, dental, life, disability or other employee benefit or compensation plan, program, policy, agreement or arrangement.

(b)          None of the Seller or any Person required to be treated as a single employer with the Seller under Section 414(b), (c), (m) or (o) of the Code sponsors, maintains, contributes to, or has any liability with respect to any (i) single employer pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (ii) “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) “defined benefit plan” (as defined in Section 3(35) of ERISA). The Company does not have current or contingent liability or obligations as a consequence of at any time being considered a single employer with any other Person under Section 414(b), (c), (m) or (o) of the Code.

(c)          Except as set forth on Schedule 7.32(c), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (i) cause any payment or benefit to become due or payable, or required to be provided, by the Company to any Active Worker or (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided by the Company to any such Active Worker.

Section 7.33          Bonds; Letters of Credit and Guarantees.

(a)          Schedule 7.33(a) identifies the bonds, letters of credit, cash collateral and guarantees posted (or supported) by Seller or the Company with respect to the Oil & Gas Assets.

(b)          Except as set forth on Schedule 7.33(a), Schedule 7.33(b) identifies all sinking funds, reserves, escrows, cash deposits, financial instruments, surety agreements and similar agreements, guarantees and other items of credit support that the Company is liable for or is binding on any of the Oil & Gas Assets.

(c)          As of the Closing, except as set forth on Schedule 7.33(a), Schedule 7.33(b) or Schedule 7.33(c), neither Buyer nor the Company has any obligation (whether pursuant to applicable Law or contract or otherwise) to post any surety bond, letter of credit, cash collateral, guarantee or other form of support (credit or otherwise) with respect to the Company or the Oil & Gas Assets.

Section 7.34         Special Warranty. Effective as of the Closing Date, the Seller hereby represents and warrants that the Company has Defensible Title to the Oil & Gas Assets, subject to Permitted Encumbrances, unto Buyer against the lawful claims of all Persons claiming the same, or any part thereof, in each case, by through and under the Company and its Affiliates, but not otherwise. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Title Threshold Amount and the Title Deductible Amount shall in no way limit any claim by Buyer pursuant to this Section 7.34.

Section 7.35         Intellectual Property. (a) The Company owns, or has valid licenses or other rights to use, all material Intellectual Property necessary for the operation of its business, subject to any limitations contained in the agreements governing the use of the same, free and clear of all Liens (other than Permitted Encumbrances), (b) neither Seller nor the Company has received written notice expressly challenging the use thereof, (c) neither Seller nor the Company has received written notice that the conduct of its business is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, nor is any third party infringing on any Intellectual Property owned by the Company and (d) neither Seller nor the Company has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a material default under any Intellectual Property license to which the Company is a party or by which it is bound. The items of Intellectual Property set forth on Schedule 7.35 are owned or licensed by Seller or its Affiliates and are not expected to be available to the Company after the Closing.

Section 7.36         Bankruptcy. There are no bankruptcy, insolvency, receivership or similar Proceedings against the Company. The Company is now solvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement or any Related Agreement.

Section 7.37         Specified Matters. Except as set forth on Schedule 7.37, there are no Losses incurred by, suffered by or owing by the Company as of the Closing caused by, arising out of, or resulting from the following matters, to the extent attributable to the ownership, use or operation of any of the Oil & Gas Assets, except with respect to any Casualty Losses, any third party injury or death, or damage of third party properties (excluding any such property damage that is properly charged or chargeable to the joint account by the operator under the applicable operating or unit agreement) occurring on or with respect to the ownership or operation of any Oil & Gas Assets prior to the Closing Date (collectively, the “Specified Matters”).

Article 8
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

On the terms and subject to the conditions of this Agreement and except for any exceptions as set forth in the Schedules (with the applicability of such exceptions determined in accordance with Section 14.13 of this Agreement), Buyer hereby represents and warrants to Seller and the Company as of the Execution Date and as of the Closing Date:

Section 8.1           Organization. Buyer is a corporation, duly organized, validly existing, and in good standing (or equivalent) under the Laws of Delaware and has the requisite corporate power to carry on its business as now being conducted. Buyer has all requisite power and authority to own, lease and operate its properties, rights or assets, carry on its businesses as now being conducted, and to carry out the transactions contemplated by this Agreement.

Section 8.2           Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

Section 8.3           Enforceability. This Agreement and each Related Agreement to which Buyer is or will be a party has been duly and validly executed and delivered by the Buyer and, assuming that this Agreement and each Related Agreement has been duly and validly executed and delivered by the other parties hereto and thereto, constitutes a legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application from time to time in effect that affect creditors’ rights generally, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 8.4           No Violation or Breach. Assuming receipt of all applicable consents required in connection with the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement nor the Related Agreements to which Buyer is or will be a party nor the consummation of the transactions and performance of the terms and conditions hereof and thereof by Buyer will (a) result in a violation or breach of any provision of the Governing Documents of Buyer, (b) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, result in the termination or acceleration of the maturity of, or result in the loss of a material benefit or increase in any fee, liability, obligation under, any Contract under which Buyer is bound, (c) violate or conflict with any Law applicable to Buyer or the assets of Buyer or (d) result in or require the creation or imposition of any Lien upon or with respect to any property or assets of Buyer.

Section 8.5           Consents. No consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer (or any Related Agreement to which Buyer is or will be a party) or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby.

Section 8.6           Litigation. Neither Buyer nor any of its assets are subject to any pending or, to the Buyer’s Knowledge, threatened Proceeding at law or in equity or any order, injunction, judgment or decree of a Governmental Authority which could reasonably be expected to have the effect of restricting, making illegal or otherwise prohibiting (a) Buyer’s ability to perform its obligations under this Agreement or the Related Agreements or (b) the consummation of the transactions contemplated by this Agreement and the Related Agreements.

Section 8.7           Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any of their Affiliates.

Section 8.8           Brokerage Arrangements. Buyer and its Affiliates have not entered into (directly or indirectly) any Contract with any Person that would require the payment by Seller or any of its Affiliates of a commission, brokerage, “finder’s fee” or other similar fee in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

Section 8.9           Solvency. At and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, including the receipt of any financing, any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Buyer and the Company will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Related Agreements with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Company.

Section 8.10         Funds. Buyer has and will have on the Closing Date sufficient unrestricted cash on hand sufficient to pay the Adjusted Cash Consideration and all of Buyer’s and its Affiliates’ fees and expenses associated with the transactions contemplated in this Agreement. Buyer acknowledges and agrees that the obligations of Buyer under this Agreement and the Related Agreements are not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangement or obtaining any financing or the availability, grant, provision or extension of any financing to Buyer.

Article 9
ADDITIONAL AGREEMENTS AND COVENANTS

Section 9.1             Interim Covenants; Site Access.

(a)            Affirmative Covenants of the Company. From the Execution Date until the Closing Date (or, if earlier, the date this Agreement is terminated pursuant to Section 13.1), except as otherwise contemplated or permitted by this Agreement, Seller shall cause the Company to:

(i)            use commercially reasonable efforts to operate the Company’s business and the Oil & Gas Assets in the ordinary course in all material respects consistent with past practice and subject to the terms of this Agreement;

(ii)           maintain the books of account and records relating to the Company and the Oil & Gas Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

(iii)          preserve substantially intact the present business organization of the Company;

(iv)          use commercially reasonable efforts to preserve in all material respects in the ordinary course of business the present relationships with Active Workers, independent contractors, customers and suppliers, in each case, of the Company;

(v)           maintain the Bank Accounts in the ordinary course of business, consistent with past practice;

(vi)          use its commercially reasonable efforts to maintain insurance coverage on the Oil & Gas Assets set forth on Schedule 7.18 in the amounts and of the types set forth on Schedule 7.18 or, upon renewal thereof, in similar amounts and types to the extent then available on commercially reasonable terms and prices;

(vii)         use its commercially reasonable efforts to maintain all material Permits which have been maintained by Seller or the Company as of the Execution Date (if any) in effect that are necessary or required to operate the Oil & Gas Assets that are currently operated by the Company;

(viii)        use its commercially reasonable efforts to maintain all Credit Support, in each case, to the extent maintained by Seller or the Company as of the Execution Date (if any) and required to own and/or operate the Oil & Gas Assets in the ordinary course consistent with past practices;

(ix)          provide Buyer with a copy of any AFE or similar request from a third party with respect to the Oil & Gas Assets as soon as is reasonably practicable, and thereafter reasonably consult with Buyer regarding whether or not the Company should elect to participate in such operation; provided, that this Section 9.1(a)(ix) shall be subject to and shall not limit Section 9.1(b)(viii) and Section 9.1(b)(ix);

(x)           keep Buyer reasonably apprised of any drilling, re-drilling, completion or other material field operations proposed or conducted with respect to any Oil & Gas Assets; provided, that this Section 9.1(a)(x) shall be subject to and shall not limit Section 9.1(b)(viii) and Section 9.1(b)(ix);

(xi)          promptly notify Buyer of any proposed unitization, communitization and/or similar arrangements and/or applications or any well proposals related to the Oil & Gas Assets of which Seller or the Company becomes aware, and not protest such proposed unitization, communitization and/or similar arrangement and/or application related to such Oil & Gas Assets without Buyer’s prior written consent; and

(xii)         provide Buyer with a copy of any other material notices received from any Governmental Authority pertaining to the Oil & Gas Assets or the Company.

(b)            Negative Covenants of the Company. Without limiting Section 9.1(a), except (1) for actions taken in connection with emergency situations or to maintain a Lease or as may be required by Law, (2) as expressly consented to in writing (including by email in accordance with Section 14.1) by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as set forth on Schedule 9.1(b), or (4) for operations covered by AFEs described on Schedule 7.21, from the Execution Date until the Closing Date (or, if earlier, the date this Agreement is terminated pursuant to Section 13.1) Seller shall not permit the Company to (and shall cause the Company to not):

(i)            (A) split, combine, subdivide or reclassify any Target Interests or (B) redeem, retire or repurchase, or otherwise acquire, any Target Interests or any outstanding options, warrants or rights of any kind to acquire any Target Interests, or any outstanding Securities that are convertible into or exchangeable for any Target Interests;

(ii)           adopt any amendments to the Governing Documents of the Company;

(iii)          other than inventory and other assets acquired in the ordinary course of business and utilized in the operations of the Company, acquire properties or assets, including stock or other equity interests of another Person, with a value in excess of one hundred and fifty thousand dollars ($150,000), whether through asset purchase, merger, consolidation, share exchange, business combination or otherwise;

(iv)          except as set forth in Section 9.1(a)(xi) hypothecate, encumber, sell, transfer or dispose of any portion of the Oil & Gas Assets, other than (A) inventory, spare parts, or equipment that is no longer necessary in the operation of the Oil & Gas Assets or for which replacement equipment of equal or greater value has been obtained or (B) the sale of Hydrocarbons produced from the Oil & Gas Assets, in each case, in the ordinary course of business;

(v)           (A) make or change any material election relating to Taxes, (B) settle or compromise any material Tax liability (other than the payment of Taxes or collection of refunds, in each case, in the ordinary course of business), (C) change any annual Tax accounting period, (D) adopt or change any method of Tax accounting, (E) file any amended Tax Return, (F) surrender any right to claim a material Tax refund, or (G) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, in each case, to the extent relating to Taxes of the Company or otherwise with respect to Asset Taxes;

(vi)          adopt a plan of complete or partial liquidation or dissolution, otherwise adopt resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(vii)         change accounting methods, except as required by changes in GAAP or Law, or as recommended by its independent accountants;

(viii)        conduct, agree to, or propose any operations on the Oil & Gas Assets anticipated to cost (net to the Oil & Gas Assets) in excess of one hundred and fifty thousand dollars ($150,000) per operation; provided that with respect to emergency operations, the Company shall notify Buyer of such emergency as soon as reasonably practicable following receipt of written notice from any Third Party operator;

(ix)          make any non-consent election with respect to any operation proposed by a Third Party on the Oil & Gas Assets without consulting with Buyer;

(x)           other than in the ordinary course of business, enter into any new Contract that, if entered into prior to the Execution Date, would be required to be listed on Schedule 7.14(a), or renew, terminate, extend, novate or materially modify or amend any Material Contract, or waive, delay the exercise of, assign or release any material rights or claims thereunder;

(xi)          institute any Proceeding, or enter into, or offer to enter into, any compromise, release or settlement of any Proceeding pertaining to the Oil & Gas Assets or the Company, or waive or release any material right of the Company for which the amount in controversy is reasonably expected to be in excess of one hundred fifty thousand dollars ($150,000), net to Company’s interest, other than any settlement, release or compromise that involves only a payment from Seller to a Third Party and does not otherwise pertain to the Company;

(xii)         cancel (unless replaced with a comparable insurance policy) or materially reduce the amount or scope of any insurance policies in effect as of the Execution Date;

(xiii)        relinquish or abandon any of the Oil & Gas Interests, except (A) as required by Law, Permit or any applicable Contract, or (B) for the expiration of any Lease in accordance with its terms;

(xiv)        resign as the operator of any Oil & Gas Assets that are currently operated by the Company;

(xv)         except as required by Law, enter into, negotiate, modify, amend, or extend any CBA or recognize or certify any labor union, works council or other employee representative body as the bargaining representative of any employees or individual independent contractors who provide services to or for the benefit of the Company (“Active Workers”);

(xvi)        adopt or establish any Employee Benefit Plan or pay or provide any compensation or benefits to any Active Worker or otherwise incur any liability with respect to any Active Worker;

(xvii)       adopt any plan of merger, consolidation or reorganization;

(xviii)      make any investment in the Securities of, acquire by merger or consolidation with, merge or consolidate with or purchase substantially all of the assets of or otherwise acquire any assets or business of, or acquire any Securities in, any Person, in each case other than any such action solely between or among the Company;

(xix)         offer, issue, deliver, sell, grant, pledge, grant any award relating to, transfer or otherwise encumber or dispose of or subject to any Lien or limitation on voting rights, (A) any Securities in the Company or (B) any Securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any such units or membership interests, voting rights or other interests in the Company;

(xx)          create, incur, assume or otherwise voluntarily become liable with respect to any Indebtedness for Borrowed Money, including under the Existing Credit Agreement, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), in each case, except for Indebtedness for Borrowed Money that will be paid off by Seller, terminated or released at or prior to Closing;

(xxi)         make any loans, advances or capital contributions to, or investments in any other Person, other than routine expense advances to its customers in the ordinary course of business consistent with past practice;

(xxii)        grant or create any Preferential Purchase Right or Consent with respect to the Oil & Gas Assets;

(xxiii)       enter into any Hedge Contract, except in the ordinary course of business; or

(xxiv)      agree, whether in writing or otherwise, to do any of the foregoing;

provided that notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (A) give Buyer, directly or indirectly, the right to control or direct in any manner the operations of the Company prior to the consummation of the Closing; or (B) prohibit or restrict the Company from entering into joint operating agreements in the ordinary course of business. Buyer acknowledges that the Company owns undivided interests in non-operated Oil & Gas Assets, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the Third Party operators) who are not Seller, an Affiliate of Seller or the Company shall not constitute a breach of the provisions of this Section 9.1(b), and no action required pursuant to a vote of Working Interest owners shall constitute a breach of the provisions of this Section 9.1(b) so long as the Company voted its interest, in such a manner that complies with the provisions of this Section 9.1(b). Notwithstanding the foregoing provisions of this Section 9.1(b), in the event of an emergency, Seller may take (and may cause the Company to take) such action as reasonably necessary and shall notify Buyer of such action promptly thereafter. Any specific action approved (or deemed approved) by Buyer pursuant to this Section 9.1(b) that would otherwise constitute a breach of one of Seller’s or the Company’s representations and warranties in Article 6 or Article 7 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

(c)            Commercially Reasonable Efforts. Subject to Section 9.9, which shall govern the subject matter thereof and except as otherwise expressly set forth herein, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable (subject to applicable Laws) to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. In addition, no Party shall take any actions after the date of this Agreement to intentionally or materially delay the obtaining of, or result in not obtaining, any consent from any Governmental Authority necessary to be obtained prior to Closing, including the satisfaction of the conditions set forth in Article 12.

(d)            Access to Information. From the Execution Date until the earlier of (a) the date this Agreement is terminated pursuant to Section 13.1 and (b) the Closing Date, subject to the limitations in Section 9.1(e), Section 9.2, and Section 14.11, Seller shall grant to Buyer and its authorized representatives reasonable access, during normal business hours and upon reasonable advance notice, to senior management, the properties and the books and records of the Company to the extent (and only to the extent) relating to the ownership, operation or transition of the Company’s business to Buyer; provided that (i) such access does not unreasonably interfere with the normal operations of the Company or of Seller, (ii) such access shall occur in such a manner as Seller reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for access shall be directed to Jesse Irvin (at jirvin@bisonog.com) or such other Person as Seller may designate in writing from time to time (the “Bison Contact”), (iv) except to the extent set forth in Section 4.2, such access shall not entitle Buyer to conduct any environmental assessment, including any monitoring, testing or sampling or any Phase I Environmental Site Assessments, and (v) nothing herein shall require Seller or the Company to provide access to, or to disclose any information to, Buyer or any other Person if such access or disclosure (A) would breach any obligations to any Third Party or obligation of confidentiality binding on Seller, the Company or the Oil & Gas Assets, provided that Seller shall use its commercially reasonable efforts to obtain any applicable waivers of confidentiality restrictions, (B) would cause competitive harm to Seller or the Company if the transactions contemplated by this Agreement are not consummated, (C) would be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any Contract or policy to which the Company is a party, or (D) that would result in the waiver or a potential waiver of attorney-client privilege or attorney work product. Buyer acknowledges that, pursuant to its right of access to the personnel, the properties and the books and records of the Company (including in connection with Buyer’s Independent Title Review and Buyer’s Independent Environmental Review), Buyer will become privy to confidential and other information of Seller and the Company and that such confidential information shall be held confidential by Buyer and Buyer’s representatives in accordance with the terms of the Confidentiality Agreement. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement and the confidentiality restriction in Section 4.2, shall terminate (except as to information related to any assets other than the assets of the Company, including any assets of Seller or any of its Affiliates other than the Company). For the avoidance of doubt, neither the Company nor Seller makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 9.1(d), and none of Buyer, nor any of its Affiliates or their respective direct or indirect equityholders or representatives, may rely on the accuracy of any such information, in each case, other than the express representations and warranties of Seller and the Company set forth in Article 6 and Article 7 hereof, as qualified by the Schedules thereto. The information provided pursuant to this Section 9.1(d) will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all of the terms and conditions of the Confidentiality Agreement.

(e)            Access Indemnity. Notwithstanding any other provision herein to the contrary, Buyer shall indemnify, defend, hold harmless and forever release the each of Seller and its Affiliates, and all of their respective direct and indirect equityholders, partners, members, directors, officers, managers, employees, agents and representatives, from and against any Losses arising out of or in connection with any site visits, access to or inspections of Seller’s or the Company’s assets, records or properties or any other diligence activity by or on behalf of Buyer or its Affiliates or their respective officers, employees, agents and representatives (including pursuant to Buyer’s Independent Title Review or Independent Environmental Review), EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF Seller, the Company, or their respective Affiliates, or any of it or their respective DIRECT AND INDIRECT equityholders, partners, members, directors, officers, managers, employees, agents and representatives, EXCEPTING ONLY (A) LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY of Seller, the Company, or their respective Affiliates, or any of it or their respective DIRECT AND INDIRECT equityholders, partners, members, directors, officers, managers, employees, agents and representatives and (B) LIABILITIES THAT WERE EXISTING PRIOR TO SUCH INSPECTIONS OR ARISING OUT OF OR RELATING TO NONCOMPLIANCE WITH ENVIRONMENTAL LAWS THAT ARE MERELY DISCOVERED (BUT NOT EXACERBATED) BY BUYER OR ANY BUYER’S REPRESENTATIVE DURING SUCH DUE DILIGENCE INVESTIGATION.

Section 9.2             Communications.

(a)            Prior to the Closing, without the prior written consent of Seller (which consent may be given or withheld in Seller’s sole discretion), Buyer shall not (and shall not permit any of its Affiliates or its or their respective employees, counsel, accountants, consultants, financing sources or other representatives to) (i) contact any officer, director, manager, employee, consultant, direct or indirect equityholder, distributor, supplier, customer, contractor, or joint venture partner of the Company or of Seller (in each case with respect to the Company or Seller, other than the Persons included in clause (a) of the definition of Knowledge herein) or any Third Party operator of the Oil & Gas Assets, or other material business relation of the Company (collectively, the “Restricted Contacts”) in connection with the Transaction or engage in any discussions with any Restricted Contact in respect of the Transaction or (ii) make any announcement or communication to any Restricted Contact regarding this Agreement or the Transaction.

(b)            Notwithstanding anything to the contrary in Section 9.2(a), from and after the Execution Date, Buyer may contact those individuals set forth on Schedule 9.2(b) without the prior written consent of Seller for purposes of evaluating potential employment of or otherwise engaging such individuals for purposes of providing services to the Company after the Closing.

Section 9.3             Reserved.

Section 9.4             Further Assurances. Upon the request of a Party, at any time on or after the Closing, the Party or Parties shall (and shall cause its Affiliates to) promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction, or authorization and other documents as the requesting Party may reasonably request in order or to otherwise effectuate the purposes of this Agreement or the Related Agreements.

Section 9.5             Confidentiality; Publicity. In furtherance of the confidentiality restrictions set forth in Sections 4.2 and 9.1(d), prior to the Closing (and for an additional twelve (12) month period after Closing as it relates to information related to any assets other than the assets of the Company, including any assets of Seller or any of its Affiliates other than the Company) and after any termination of this Agreement, as applicable, Buyer shall hold, and shall cause its Affiliates and its and their respective representatives to hold, in confidence, all confidential documents and information concerning Seller and the Company furnished to Buyer or its representatives in connection with this Agreement and the transactions contemplated hereby in the manner specified in the Confidentiality Agreement. After Closing, Seller shall hold, and shall cause its Affiliates and its and their respective representatives to hold, in confidence, all confidential documents and information concerning the Company known or held by Seller, Seller’s Affiliates or their representatives, in the same manner and terms as specified in the confidentiality and non-disclosure obligations of the “Recipient” (as such term is defined in the Confidentiality Agreement) as set forth in the Confidentiality Agreement, mutatis mutandis as if Buyer were the party disclosing confidential information thereunder, for a period of twelve (12) months following the Closing. Notwithstanding anything to the contrary in the Confidentiality Agreement or this Section 9.5, without the prior written consent of the other Parties, no Party shall issue any press release or make any announcement to the general public pertaining to this Agreement or the transactions contemplated hereby or otherwise disclose the existence of this Agreement and the transactions contemplated hereby and thereby to any Third Party, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement or make such disclosure shall use commercially reasonable efforts to consult in good faith with the other Party before issuing any such press releases or making any such announcements or disclosures to the general public, (b) in connection with the procurement of any necessary consents, approvals, payoff letters, and financing in connection with this transaction, and similar documentation and (c) that each Party may disclose the terms of this Agreement to their respective current and prospective debt and equity investors, accountants, legal counsel and other representatives as necessary in connection with the ordinary conduct of their respective businesses; provided that such persons agree to keep the terms of this Agreement strictly confidential. Notwithstanding the foregoing, to the extent applicable, each Party and its direct and indirect equityholders and their respective Affiliates may disclose to their direct and indirect limited partners and members such information as is customarily provided to current or prospective limited partners in private equity funds or other similar financial investment funds; provided further, however, that, with respect to Seller, Seller’s Affiliates or their representatives, the foregoing obligation of confidence shall not apply to the extent necessary to enforce the Seller’s rights or make any claims under this Agreement and/or any Related Agreement. Notwithstanding anything contained herein to the contrary, Seller and its Controlled Affiliates may disclose information that is subject to the confidentiality obligations under this Section 9.5 to actual and potential debt and equity investors (and their representatives) in connection with ordinary course fundraising activities of Seller or any of its Controlled Affiliates (subject to such recipients thereof being bound by customary confidentiality obligations with respect thereto).

Section 9.6             Fees and Expenses. Each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiations and execution of this Agreement and the Related Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereunder; provided that Buyer shall pay and be fully responsible for (a) all filing fees (if any) under any Laws applicable to Buyer and (b) all fees, costs and expenses (if any) incurred in respect of the financing by Buyer and its Affiliates of the transactions contemplated by this Agreement and the Related Agreements; provided, further, that Buyer and Seller shall be equally responsible for the fees and costs of the Deposit Escrow Account and, if applicable, Defect Escrow Account.

Section 9.7             Insurance. Buyer shall be solely responsible from and after Closing for providing insurance to the Company and its business for events or occurrences occurring after the Closing. Buyer acknowledges that all insurance arrangements maintained by Seller and its Affiliates (other than the Company) for the benefit of the Company, if any, will be terminated as of the Closing and no further business interruption, property or Losses shall be covered under any such insurance arrangements; provided, that Seller shall use commercially reasonable efforts to assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in any insurance claims with respect to matters arising from and after the Effective Time.

Section 9.8             Affiliate Arrangements. At or prior to the Closing, but after the payment of any amounts owing pursuant thereto as part of the Transaction Expenses, Seller shall take (or cause to be taken) all actions necessary to (a) terminate all Affiliate Arrangements (other than those set forth on Schedule 9.8) in a manner such that neither the Company nor any of its controlled Affiliates has any liability or obligation with respect thereto at or following the Closing and (b) have the parties to such Affiliate Arrangements (other than those set forth on Schedule 9.8) release and waive any and all claims that any of them may have under such arrangements as of the Termination Date.

Section 9.9             Regulatory Approvals.

(a)            Each Party and each Party’s respective Affiliates shall, prepare and submit, or cause to be prepared and submitted, to the applicable Governmental Authority, as soon as is practical following the Execution Date (but no later than ten (10) Business Days following the Execution Date), all necessary filings in connection with the Transaction that may be required for obtaining any Governmental Approvals required under applicable Laws prior to the Closing Date. Each Party shall, and shall cause its respective Affiliates to, submit the required filings as soon as practicable, but, with respect to any filings required under the HSR Act, in no event later than ten (10) Business Days after the Execution Date of this Agreement. The Parties shall request or cause to be requested expedited treatment of any such filings (including early termination of any applicable waiting periods under the HSR Act), promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate.

(b)            No Party shall take, and shall cause its respective Affiliates not to take, any action that could reasonably be expected to adversely affect or materially delay or impair the approval of any Governmental Authority of any of the aforementioned filings. Notwithstanding any other provision of this Agreement, Buyer shall, and shall cause its Affiliates to, promptly take, in order to consummate the Transaction and the Related Agreements, any and all actions necessary to secure the expiration or termination of any applicable waiting period in connection with a Governmental Approval (including in connection with the expiration or termination of any applicable waiting periods under the HSR Act), including: (i) resolving any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental Authority; (ii) preventing the entry of any orders of the applicable Governmental Authority having jurisdiction, and to have vacated, lifted, reversed or overturned any order, that would prevent, prohibit, restrict, or delay the consummation of the transactions contemplated by this Agreement; (iii) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) litigating, challenging or taking any other action with respect to any Proceeding in connection with the transactions contemplated by this Agreement; (v) divesting or otherwise holding separate or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to the businesses, assets, or properties of Buyer, its respective Affiliates or the Company; and (vi) terminating, modifying or extending any existing relationships or contractual rights and obligations of Buyer, its Affiliates or the Company.

(c)            Subject to applicable confidentiality restrictions or restrictions required by applicable Laws, each Party will notify the other Party promptly upon the receipt by such Party or its Affiliates of (i) any material comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 9.9 or the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any applicable Laws of any Governmental Authority or answers to any material questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 9.9, each Party shall promptly inform the other Party of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its advisors), upon reasonable request and subject to appropriate confidentiality protections, copies of all material correspondence between such Party and any Governmental Authority relating to the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the others under this Section 9.9 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable and subject to appropriate confidentiality protections, all material discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of both Buyer and Seller. Subject to applicable Laws and to the extent reasonably practicable, the Parties shall consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party.

Section 9.10           Seismic Licenses. Buyer acknowledges that certain seismic data and information that is currently licensed by the Company from Third Parties (the “Licensed Seismic Data”) may not be transferable to Buyer (directly or indirectly, including upon a change in control of the Company) at Closing. At Buyer’s request, between the Execution Date and Closing, Seller shall (and shall cause Company to) use commercially reasonable efforts (in each case without any obligation to incur out of pocket costs or assume any obligation) to cooperate with any reasonable requests from Buyer to assist in obtaining new licenses (or the transfer of any existing licenses or licensed data) pertaining to such Licensed Seismic Data; provided that Buyer shall be responsible for the payment of any and all transfer or other fees, costs, and expenses associated with obtaining any such license (or the transfer of any existing license or licensed data) from the applicable Third Party.

Section 9.11           Takeover Laws. Buyer will not take any action that would cause this Agreement or the transactions contemplated hereby to be subject to requirements imposed by any Takeover Laws under applicable Law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 9.12           Reserved.

Section 9.13           Financial Information. From and after the date of this Agreement in the event Buyer is required under Regulation S-X of the Securities Act to separately include pro forma financial statements associated with the Company and its assets in documents filed with the SEC by Buyer pursuant to the Securities Act or the Exchange Act (it being understood that in no event shall such period extend beyond the one (1) year anniversary of the Closing Date) (the “Records Period”), Company agrees to make available to Buyer and its Affiliates and their agents and representatives any and all books, records, information and documents to the extent that such are attributable to the Company and in the Company’s or its Affiliates’ possession or control and to which the Company’s and its Affiliates’ personnel have reasonable access, in each case as reasonably required by Buyer, its Affiliates and their agents and representatives in order to prepare pro forma financial statements in connection with Buyer’s filings, if any, that are required by the SEC, under securities laws applicable to Buyer, or financial statements meeting the requirements of Regulation S-X under the Securities Act, provided that such activities do not unreasonably interfere with the affairs of the Company and its Affiliates and that Buyer shall be solely responsible for any costs or expenses associated therewith, including, for avoidance of doubt, any such costs and expenses associated with the storage and maintenance of records for the foregoing purposes. During the Records Period, the Company shall use its reasonable best efforts to cause its accountants, counsel, agents and other third parties to cooperate with Buyer and its representatives in connection with the provision of information necessary for the preparation by Buyer of any such pro forma financial statements that are required to be included in any filing by Buyer or its affiliates with the SEC, provided that Buyer shall be solely responsible for any costs or expenses associated therewith.

Section 9.14           Seller Names. Buyer acknowledges and agrees that Seller and its Affiliates have the right and shall continue to have the right after the Closing to use the “Bison” and “Bison Oil & Gas” names and any translations, transliterations, adaptations, derivations, acronyms, variations, abbreviations, insignias, designations, or combinations thereof (the “Seller Names”) in entity names and as trademarks. Buyer shall, and shall cause the Company to, within fifteen (15) days after the Closing Date, (a) amend the Governing Documents of the Company to change the Company’s name to a name that does not include a Seller Name and (b) cease using and not thereafter use (i) the Seller Names in entity names or as trademarks or (ii) any name or trademark likely to cause confusion with or dilute any Seller Name. In furtherance of and without limiting the foregoing, no later than thirty (30) days after the Closing, Buyer shall, and shall cause the Company to, remove, strike over or otherwise obliterate all Seller Names from all assets and other materials owned by Buyer and the Company, including any sales and product literature, vehicles, business cards, schedules, stationery, packaging materials, displays, signage, advertising, marketing, promotional and related materials, training materials, audio and visual materials, manuals, forms, websites, and social media pages and accounts, and shall cease and discontinue any other use of the Seller Names in the operation of their businesses. Notwithstanding the foregoing, nothing in this Section 9.14 shall restrict Buyer from continuing operations pursuant to any Contract in effect at the time of Closing.

Section 9.15           Company Hedges. Prior to Closing, Buyer and Seller shall each use commercially reasonable efforts to take all actions necessary to novate (or cause to be novated) the Hedge Contracts from a Company Hedge Counterparty to a transferee designated by Buyer pursuant to a Novation Agreement, with any such novation to be effective at Closing (including, with respect to Buyer, entering into an ISDA Master Agreement with each applicable transferee, if necessary).  Buyer (a) shall bear sole economic responsibility for any and all Hedge Transfer Fees and (b) with respect to any Company Hedge that cannot be novated to Buyer at Closing, Buyer shall bear sole economic responsibility for any Company Hedge Liability, breakage and/or unwind charges required by the Company Hedge Counterparty to close-out the Hedge Contracts at Closing.  For the avoidance of doubt, changes in the economic terms of the Company Hedges required by a Company Hedge Counterparty or the transferee prior to or in connection with novation are the responsibility of Buyer.  Notwithstanding anything to the contrary in this Agreement, there shall be no adjustment made to the Purchase Price for the settlement, unwind and/or termination of any Company Hedges.

ARTICLE 10
INDEMNIFICATION; LIMITATIONS

Section 10.1           Indemnification. The representations and warranties set forth in Article 6, Article 7 and Article 8 of this Agreement and the covenants made by each of the Parties shall survive only until the Applicable Limitation Date (provided, that (a) the Seller Fundamental Representations and Warranties and the Buyer Fundamental Representations and Warranties shall survive indefinitely, (b) the Applicable Limitation Date for the representations and warranties set forth in Section 7.13 and for Seller Taxes shall be thirty (30) days after the expiration of the applicable statute of limitation and (c) the Applicable Limitation Date for the representations and warranties set forth in Section 7.34 shall be the date that is eighteen (18) months after the Execution Date) and no Person shall be entitled to recover for any Loss pursuant to Section 10.2(a) or Section 10.2(b) unless written notice of a claim thereof is delivered to Seller (in the case of a claim for which indemnification is available pursuant to Section 10.2(a)) or Buyer (in the case of a claim for which indemnification is available pursuant to Section 10.2(b)), as the case may be, prior to the Applicable Limitation Date. For purposes of this Agreement, “Applicable Limitation Date” means, the date that is twelve (12) months after the Closing Date; provided that any claim in respect of a breach or non-fulfillment of a covenant or agreement of a Party that contemplates the compliance and performance thereof after the Closing Date shall survive until fully performed. The indemnities in Section 10.2 shall terminate as of the termination date noted in this Section 10.1 for the applicable representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the applicable Indemnitor on or before such termination date. Notwithstanding the foregoing, any claim for a misrepresentation, breach or non-fulfillment of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under Section 10.2, and the indemnity with respect to such claim, shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 if notice of the specific claim for misrepresentation, breach or non-fulfillment thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

Section 10.2           General Indemnification.

(a)            Subject to the other terms of this Section 10.2, Section 10.3, Section 10.9, and the other limitations set forth herein, from and after the Closing, Seller shall indemnify the Buyer Indemnified Parties, and save and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnified Parties for any and all Losses which any such Buyer Indemnified Party may suffer or become subject to as a result of, arising from or in connection with:

(i)            any misrepresentation or breach of any representation or warranty of the Company set forth in Article 7 or of Seller set forth in Article 6 of this Agreement or any representation or warranty made in the certificate delivered by the Company pursuant to Section 2.10(a)(i);

(ii)           any breach or non-fulfillment of any covenant of the Company under this Agreement or a breach or nonfulfillment by Seller of the covenants or agreements of Seller under this Agreement;

(iii)          Seller Taxes; and

(iv)          on a dollar-for-dollar basis, to the extent not paid by Seller pursuant to Section 2.7, any Leakage for which Buyer was entitled to make a deduction to the Adjustment Amount pursuant to Section 2.3(a)(ii)(B).

even if such LOSSES are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any APPLICABLE BUYER INDEMNIFIED PARTIES, invitee, or third PARTY, and whether or not caused by a pre-existing condition, but excluding the bad faith, gross negligence or willful misconduct of any APPLICABLE BUYER INDEMNIFIED PARTIES.

(b)            From and after Closing, Buyer shall indemnify the Seller Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Indemnified Parties for any Losses which any such Seller Indemnified Party may suffer or become subject to as a result of, arising from or in connection with:

(i)            any misrepresentation or breach of any representation or warranty set forth in Article 8 of this Agreement or any representation or warranty made in the certificate delivered by Buyer pursuant to Section 2.10(b)(i); and

(ii)           any breach or non-fulfillment of any covenant or agreement of Buyer under this Agreement or any Related Agreement.

even if such LOSSES are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any APPLICABLE Seller Indemnified PARTIES, invitee or third PARTY, and whether or not caused by a pre-existing condition, but excluding the bad faith, gross negligence or willful misconduct of any APPLICABLE Seller Indemnified PARTIES.

Section 10.3           Limitations on Indemnification.

(a)            Claim Threshold. Subject to Section 10.3(d), no Indemnified Parties shall be entitled to indemnity with respect to, and shall not be entitled to assert, any claim under, or institute any Proceeding for Losses indemnifiable pursuant to, Section 10.2(a)(i) or Section 10.2(b)(i), as applicable, with respect to a misrepresentation or breach unless and until the aggregate amount of Losses with respect to such misrepresentation or breach exceeds one hundred seventy-five thousand dollars ($175,000) (the “Claim Threshold”).

(b)            Deductible. Subject to Section 10.3(a) and Section 10.3(d), no Indemnified Parties shall be entitled to indemnity with respect to, and shall not be entitled to assert any claim under, or institute any Proceeding, for Losses indemnifiable pursuant to Section 10.2(a)(i) or Section 10.2(b)(i), as applicable, unless and until the aggregate amount of all Losses indemnifiable pursuant to Section 10.2(a)(i) or Section 10.2(b)(i), as applicable, exceeds three million six hundred thousand dollars ($3,600,000) (the “Deductible”) and then the indemnifying Party (an “Indemnitor”) shall be liable to the Indemnified Parties only for the amount by which the sum of all such Losses exceeds the Deductible.

(c)            Cap Amounts.

(i)            Subject to Section 10.3(d), the maximum aggregate amount of Losses or other obligations for which an Indemnitor shall be liable pursuant to Section 10.2(a)(i) or Section 10.2(b)(i), as applicable, shall be thirty-six million dollars ($36,000,000) (the “Cap”).

(ii)           Subject to Section 10.3(c)(i), the maximum aggregate amount of Losses or other obligations for which an Indemnitor shall be liable pursuant to Section 10.2(a) or Section 10.2(b), as applicable, shall be equal to the Purchase Price.

(d)            The limitations contained in Section 10.3(a), Section 10.3(b) and Section 10.3(c)(i) shall not apply to claims for misrepresentations or breaches of Seller Fundamental Representations and Warranties, Seller’s representations and warranties in Section 7.13 or Section 7.34 or Buyer Fundamental Representations and Warranties.

(e)            Any claim for indemnity under this Article 10 by any Buyer Indemnified Parties or Seller Indemnified Parties that are not a Party must be brought and administered by the applicable Party to this Agreement that is related to such Person. No Person other than Seller and Buyer shall have any rights against Seller or Buyer under the terms of this Article 10 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.3(e). Seller and Buyer may elect to exercise or not exercise indemnification rights under this Article 10 on behalf of the other Buyer Indemnified Parties or Seller Indemnified Parties (as applicable) who are related to it in its sole discretion and shall have no liability to any such other Buyer Indemnified Parties or Seller Indemnified Parties (as applicable) for any action or inaction under this Section 10.3(e).

(f)             The amount of any Losses for which an Indemnitee is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Losses (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.

Section 10.4           Materiality. For purposes of the indemnification obligations under this Article 10, including for purposes of both determining whether there has been an inaccuracy, misrepresentation or breach and for determining the amount of Losses resulting from or arising therefrom, the representations and warranties set forth in Article 6, Article 7 and Article 8 of this Agreement (other than Section 7.12 and the term “Material Contract”, “Material Customer” and “Material Vendor”) that are qualified as to “material,” “materiality,” “material respects,” “Company Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification.

Section 10.5           Third Party Claims.

(a)            Any Party making a claim for indemnification under Section 10.2 (an “Indemnitee”) shall notify the Indemnitor of the claim in writing after receiving written notice of any Proceeding or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve an Indemnitor of its obligations hereunder, except to the extent that an Indemnitor is actually prejudiced thereby. The Indemnitor shall then have a period of thirty (30) calendar days after the receipt of such claim (the “Indemnity Response Period”) to notify the Indemnified Party whether the Indemnitor disputes its liability to the Indemnified Party with respect to such claim. If the Indemnitor notifies the Indemnified Party that it does not dispute the claim, the corresponding Loss will be conclusively deemed to be a liability of the Indemnitor under Section 10.2 (subject to the limitations of Section 10.2) and the Indemnitor shall pay the amount of such Loss to the Indemnified Party on demand (or, in the event of a Third Party Claim, upon final judgment or settlement with respect to such claim in accordance with Section 10.5(b) below). If the Indemnitor notifies the Indemnified Party within the Indemnity Response Period that the Indemnitor disputes its liability with respect to such claim or fails to notify the Indemnified Party within the Indemnity Response Period whether the Indemnitor disputes the claim described in such claim notice, the Indemnitor and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of fifteen (15) calendar days from the date of such notice or such longer period as may be agreed to in writing, either of the Indemnitor or the Indemnified Party shall be entitled to initiate any Proceeding to declare or enforce its obligations or rights with respect to such claim as is permitted hereunder.

(b)            In the event a claim hereunder shall involve a Proceeding initiated by a third party (a “Third Party Claim”), any alleged Indemnitor shall be entitled to participate in the defense of such Proceeding or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the control of the defense thereof by appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that (i) the Indemnitee shall be entitled to participate in (but not control) the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne entirely by the Indemnitee; (ii) Indemnitor shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, (B) the claim involves a material customer or material vendor of the Company, (C) the claim seeks an injunction or other equitable relief against an Indemnitee, (D) Losses resulting from such claim could reasonably be expected to exceed the remaining amount of indemnification available to the Indemnified Party under this Agreement or (E) in the judgment of the Indemnitee’s counsel, a conflict of interest between the Indemnitee and the Indemnitor exists as a result of such claim; and (iii) if an Indemnitor shall control the defense of any such claim, such Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim; provided, however, subject to the limitations set forth in Section 10.2, an Indemnitor may settle or consent to the entry of judgment in respect of such claim without the consent of the Indemnitee, if such settlement or judgment is (w) solely for money damages which are fully and completely indemnified by the Indemnitor, (x) includes a full and unconditional release of the Indemnitee and its Affiliates from any further liability in respect of such claim and (y) does not contain an admission of wrongdoing on the part of the Indemnitee or any of its Affiliates. If the Indemnitor makes any payments with respect to any claim pursuant to Section 10.2, the Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such claim. Any member of the Buyer Indemnified Parties who is indemnified pursuant to Article 10, shall assign or otherwise cooperate with Seller in the pursuit of any claims against, and any efforts to recover amounts from, such other Person for any such Losses for which any member of the Buyer Indemnified Parties has been paid. Any such Buyer Indemnified Parties shall remit to Seller, within five (5) Business Days after receipt, any insurance proceeds or other payment that is received by any such Buyer Indemnified Party and which relates to Losses for which (but only to the extent) such member of the Buyer Indemnified Parties has been previously compensated hereunder (minus the reasonable out-of-pocket costs incurred in obtaining such recovery).

Section 10.6           Exclusive Remedy.

(a)            Except with respect to Fraud, the sole and exclusive remedy for any and all claims against Seller arising under, out of, related to or in connection with this Agreement and any Related Agreements shall be the remedies provided in Section 2.7, the rights and remedies set forth in Article 3 and Article 4, the rights of indemnification set forth in Section 10.2, and the right to seek an injunction, specific performance or other equitable relief pursuant to Section 13.3, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise against Seller, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. Except for the remedies provided in Section 2.7 the rights of indemnification set forth in Section 10.2 and the right to seek an injunction, specific performance or other equitable relief pursuant to Section 13.3, upon Closing each Party releases, remises, and forever discharges the other and its Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, Losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Party might now or subsequently may have, based on, relating to, or arising out of this Agreement, any Related Agreement or the ownership, use, or operation of the Oil & Gas Assets, or the condition, quality, status, or nature of the Oil & Gas Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE OIL POLLUTION ACT OF 1990, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEE, OR THIRD PARTY, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

(b)            The Buyer shall not be entitled to (i) a rescission of this Agreement or any Related Agreement for any reason or (ii) any further indemnification rights or claims of any nature whatsoever (except for claims of Fraud), in each case, all of which are hereby expressly waived by the Buyer to the fullest extent permitted under Law (except to the extent otherwise expressly set forth herein or therein).

Section 10.7            Indemnification Payments.

(a)            With respect to any claim for indemnification of the Buyer Indemnified Parties asserted by Buyer pursuant to Section 10.2, upon the final resolution or determination of such claim, such claim shall (i) first be paid from amounts held in the Deposit Escrow Account to the extent adequate funds remain in the Deposit Escrow Account by delivery of joint written instructions to the Escrow Agent by Seller and Buyer to release the amount of such funds as would satisfy such finally resolved or determined indemnification claim to Buyer from the Deposit Escrow Account and (ii) to the extent that adequate funds are not available in the Deposit Escrow Account to cover the full amount of any such indemnification claim, be satisfied by a wire transfer of immediately available funds from Seller to an account designated in writing by the applicable Buyer Indemnified Party, in each case, within fifteen (15) calendar days after the resolution or determination thereof that is binding on the Indemnitor. With respect to any claim for indemnification of the Seller Indemnified Parties asserted by Seller pursuant to Section 10.2, upon the final resolution or determination of such claim, such claim shall be satisfied by a wire transfer of immediately available funds from Buyer (or to the extent Company has such funds, at the Buyer’s election, the Company) to an account designated in writing by the applicable Seller Indemnified Party within fifteen (15) calendar days after the resolution or determination thereof that is binding on the Indemnitor.

(b)            Seller acknowledges and agrees that the Buyer Indemnified Parties’ rights to indemnification for the representations, warranties, covenants and agreements of the Company and Seller set forth herein are part of the basis of the bargain contemplated by this Agreement; and the Buyer Indemnified Parties’ rights to indemnification shall not be affected or waived by virtue of (and, subject to Section 10.6(b)) Buyer shall be deemed to have relied upon the representations, warranties, covenants and agreements set forth herein notwithstanding any knowledge (conscious, deemed or otherwise) on the part of any Buyer Indemnified Party of any untruth or misrepresentation of any such representation or warranty or breach or failure to perform of any covenant or agreement, of the Company or Seller set forth in this Agreement, regardless of whether such knowledge was obtained through a Buyer Indemnified Parties’ own investigation (including through its representatives) or through disclosure by the Company or Seller or another Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

(c)            All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Purchase Price for tax purposes, unless otherwise required by Law.

Section 10.8           Release.

(a)            Effective as of immediately prior to the Closing, Seller hereby fully and unconditionally releases, acquits and forever discharges the Company from any and all manner of actions, causes of actions, claims obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in Law or equity, of any kind, Seller now has or has ever had against the Company, arising out of or relating to Seller’s ownership of the Target Interests. The foregoing notwithstanding, the release and discharge provided for herein shall not release the Company of its obligations or liabilities, if any, pursuant to this Agreement or the Related Agreements.

(b)            Effective as of immediately prior to the Closing, the Company, for itself and on behalf its equityholders, successors and assigns, hereby fully and unconditionally releases, acquits and forever discharges (i) Seller and (ii) all directors, managers, officers and agents of such Company holding such position at any time prior to the Closing from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or in equity, of any kind, which such Company now has or has ever had against such Persons, arising out of or relating to (A) in respect of Seller, Seller’s ownership of the Target Interests and (B) in respect of such directors, managers, officers and agents, for acts and omissions on behalf of the Company or the relationship with the Company, in each case, other than with respect to their respective obligations and liabilities, if any, under this Agreement or the Related Agreements or for claims of Fraud.

Section 10.9           Holdback.

(a)            From and after Closing, the Deposit shall remain in the Deposit Escrow Account to support Seller’s performance of its obligations pursuant to Section 2.7 (other than any such obligations with respect to any adjustment to the Purchase Price pursuant to Section 2.3(a)(ii)(A), which shall be addressed only using amounts in the Defect Escrow Account as expressly provided in Article 3 and Article 4) and Section 10.2(a) until fully distributed as provided in this Section 10.9. On the first Business Day after the expiration of the Holdback Period, subject to the remainder of this Section 10.9, Buyer and Seller shall jointly instruct the Escrow Agent to release to Seller any amount then-remaining in the Deposit Escrow Account except for an amount equal to the aggregate amount of all outstanding claims for indemnification by Buyer pursuant to Section 10.2 for which Buyer has, in good faith, provided notice to Seller prior to the expiration of the Holdback Period and that have not been previously satisfied in full, which amounts shall remain part of the Deposit Escrow Account until final resolution of such outstanding indemnity claims (the “Disputed Claims”). Upon final resolution or determination of all Disputed Claims by the Parties, as applicable, Buyer and Seller shall deliver to the Escrow Agent joint written instructions to disburse to Buyer from the Deposit Escrow Account an amount equal to the amount so finally determined to be owed to Buyer (if any), and all other amounts remaining in the Deposit Escrow Account in respect of such Disputed Claim shall be disbursed to Seller. If Buyer and Seller fail to deliver a joint written instruction to the Escrow Agent in accordance with the foregoing sentence within three (3) Business Days following the final resolution or determination of the applicable Disputed Claim, then the Escrow Agent shall, upon delivery by Buyer or Seller to the Escrow Agent of a written final, non-appealable court order from a court of competent jurisdiction relating to such Disputed Claim, disburse an amount from the Deposit Escrow Account in respect of such Disputed Claim as provided in the immediately preceding sentence.

(b)            If, upon the final resolution or determination of any such indemnity claim during the Holdback Period, Buyer and Seller fail to deliver a joint written instruction to the Escrow Agent in accordance with Section 10.7(a), then the Escrow Agent shall, upon delivery by Buyer or Seller to the Escrow Agent of a written final, non-appealable court order from a court of competent jurisdiction, disburse to Buyer a portion of the Deposit equal to the amounts set forth in such court order.

Article 11
TAX MATTERS

Section 11.1           Proration of Taxes.

(a)            Solely for purposes of determining the amount of Taxes that are Working Capital Liabilities and the amount of Seller Taxes:

(i)            Seller shall be allocated all Asset Taxes for any Pre-Effective Time Tax Period, and Buyer shall be allocated all Asset Taxes for any Tax period other than a Pre-Effective Time Tax Period (including the portion of any Straddle Period beginning at the Effective Time). For purposes of determining the Tax allocations described in the preceding sentence, (A) Asset Taxes that are attributable to severance or production (other than such Asset Taxes described in clause (C)) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the Pre-Effective Time Tax Period and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur in the Pre-Effective Time Tax Period, on the one hand, and the number of days in such Straddle Period that occur at and after the Effective Time, on the other hand.

(ii)           Seller shall be allocated all Taxes (other than Asset Taxes) imposed on the Company for any Pre-Effective Time Tax Period, and Buyer shall be allocated all Taxes (other than Asset Taxes) of the Company for any Tax period other than a Pre-Effective Time Tax Period (including the portion of any Straddle Period beginning at the Effective Time). For purposes of determining the Tax allocations described in the preceding sentence, any Taxes (other than Asset Taxes) imposed on the Company shall be allocated using a “closing of the books” methodology as of the Effective Time.

(b)            To the extent the actual amount of a Tax that is a Working Capital Liability is not known at the time an adjustment is to be made with respect to Purchase Price pursuant to Section 2.3 and Section 2.7, the Parties shall utilize the most recent information available in estimating the amount of such Tax for purposes of such adjustment. To the extent the actual amount of such Tax is ultimately determined to be different than the amount that was taken into account as a Working Capital Liability in the Final Purchase Price, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under this Section 11.1, provided that any Tax treated as a Working Capital Liability for purposes of determining the Final Purchase Price shall be deemed to be borne by Seller for purposes of this Section 11.1(b).

Section 11.2           Tax Returns.

(a)            Seller shall, or shall cause the Company to, (i) prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company or otherwise with respect to Asset Taxes that are required to be filed on or before the Closing Date and (ii) timely pay or cause to be paid all Taxes due with respect to such Tax Returns. Any such Tax Return prepared and filed or caused to be prepared and filed shall be prepared in accordance with past practice of the Seller or the Company (to the extent permitted by applicable Law).

(b)            Buyer shall, or shall cause the Company to, (i) prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company or otherwise with respect to Asset Taxes for any Pre-Effective Time Tax Period that are required to be filed after the Closing Date, and (ii) timely pay or cause to be paid all Taxes due with respect to such Tax Returns; provided that Seller shall pay to Buyer an amount equal to the Taxes due with respect to such Tax Return that are attributable to a Pre-Effective Time Tax Period (other than any such Taxes that are Working Capital Liabilities) within five (5) days of receiving a written request from Buyer for the reimbursement of such Taxes, including a calculation thereof. Each such Tax Return described in this Section 11.2(b) shall be prepared in accordance with past practice of the Seller or the Company (to the extent permitted by applicable Law). Buyer shall provide Seller with a copy of each such Tax Return described in this Section 11.2(b) at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Tax period, if such Tax Return is required to be filed less than ten (10) days after the close of such Tax period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.

Section 11.3           Transfer Taxes. Buyer shall be responsible for the timely payment of, and Buyer and Seller shall equally bear, all sales (including bulk sales), use, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes and fees arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement (collectively, “Transfer Taxes”). Buyer shall, or shall cause the Company to, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes as required by applicable Law. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 11.4           Cooperation. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes relating to or in connection with the Company or the Oil & Gas Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information (including related IRS Forms W-9) which are reasonably relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In addition, each Party agrees to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Company or the Oil & Gas Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

Section 11.5           Tax Audits. If Seller receives notice after the Closing Date of an audit or administrative or judicial proceeding relating to Taxes of the Company or otherwise with respect to Asset Taxes (a “Tax Contest”), Seller shall use commercially reasonable efforts to notify Buyer within ten (10) days of receipt of such notice. After the Closing Date, Buyer shall control any Tax Contest; provided that Buyer shall not resolve, settle or choose not to defend any such Tax Contest that, if determined adversely to the taxpayer or after the lapse of time, would reasonably be expected give rise to an indemnification obligation of Seller pursuant to the terms of this Agreement without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

Article 12
CONDITIONS TO CLOSING

Section 12.1           Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a)            There shall not be any (i) applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any final and non-appealable order in effect preventing the consummation of the transactions contemplated by this Agreement or any Related Agreement or (ii) a final, non-appealable order, award or judgment issued by any Governmental Authority of competent jurisdiction to restrain, prohibit, enjoin or declare illegal the transactions contemplated to occur at the Closing;

(b)            All of the required Governmental Approvals, if any, shall have been obtained, made or given, and shall be in full force and effect or shall have occurred and any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or terminated; and

(c)            The sum of (i) all Title Defect Amounts that exceed the Title Threshold Amount (after applying any applicable Title Benefit Amounts to offset such Title Defect Amounts), plus (ii) the sum of all Environmental Defect Amounts that exceed the Environmental Threshold Amount, in each case, as finally determined pursuant to Article 3 or Article 4, as applicable, plus (iii) the aggregate Allocated Value of all Casualty Losses as provided in Section 5.1, shall be less than twenty percent (20.0%) of the Transaction Value; provided, that, if either Party notifies the other Party of its intention to terminate this Agreement in accordance with this Section 13.1(c) for failure of the conditions set forth in this Section 12.1(c), such other Party may, prior to giving effect to such termination, elect by written notice (an “Arbitration Notice”) to submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Environmental Defect Amounts to expert arbitration in accordance with Section 3.1(i) and/or Section 4.5, as applicable; provided, further, that, in lieu of the timing provided in Section 3.1(i) and/or Section 4.5, as applicable, the Parties shall select a Title Arbitrator or Environmental Arbitrator, as applicable, within five (5) Business Days of the delivery of the Arbitration Notice, each Party shall submit such Party’s position to the Title Arbitrator or Environmental Arbitrator, as applicable, within ten (10) Business Days of the delivery of an Arbitration Notice and each Party shall instruct the Title Arbitrator or Environmental Arbitrator, as applicable, to deliver a determination of (A) the Environmental Defect Amount(s) attributable to all disputed Environmental Defects, (B) the Title Defect Amount(s) attributable to all disputed Title Defects and/or (C) the Title Benefit Amount(s) attributable to all disputed Title Benefits, as applicable within twenty (20) days of the delivery of the Arbitration Notice. For the avoidance of doubt, (1) if a Party elects to initiate arbitration in accordance with this Section 12.1(c), neither Party may terminate this Agreement pursuant to Section 13.1(c) for failure of the conditions in this Section 12.1(c) until final resolution of such arbitration and (2) a Party’s initiation of arbitration in accordance with this Section 12.1(c), shall not prevent Buyer, prior to giving effect to Section 13.1(c), from electing to waive any asserted Title Defect or Environmental Defect, as applicable.

Section 12.2           Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)            Representations and Warranties. The (i) Seller Fundamental Representations and Warranties (except Section 6.4, Section 7.4(a) and Section 7.4(b)) shall be true and correct in all respects as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 6.4, Section 7.4(a) and Section 7.4(b) (in each case, without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein) shall be true and correct in all respects except for de minimis inaccuracies as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), and (iii) representations and warranties in Article 6 and Article 7 other than the Seller Fundamental Representations and Warranties, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or other similar words of import) as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, with respect to this clause (iii), to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Performance and Obligations Seller. Seller and the Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by such Party prior to the Closing.

(c)            Closing Deliveries. Seller and the Company, as applicable, shall have delivered (or be ready, willing and able to deliver) all documents, instruments and certificates required to be delivered at the Closing by Seller and the Company, as applicable, pursuant to Section 2.10(a).

Section 12.3           Conditions to Obligations of Seller and the Company. The obligation of Seller and the Company to consummate the transactions to be performed by Seller and the Company in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)            Representations and Warranties. The (i) Buyer Fundamental Representations and Warranties shall be true and correct in all respects as of the Execution Date and as of the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date) and (ii) the representations and warranties in Article 8 other than the Buyer Fundamental Representations and Warranties shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” or other similar words of import) as of the Execution Date and the Closing Date (except to the extent such representations and warranties speak to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, with respect to this clause (ii), to the extent the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)            Performance and Obligations of Buyer. Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer prior to the Closing.

(c)            Closing Deliveries. Buyer shall have delivered (or be ready, willing and able to deliver) all documents, instruments and certificates required to be delivered at the Closing by Buyer pursuant to Section 2.10(b).

Article 13
TERMINATION

Section 13.1           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by the mutual written consent of Buyer and Seller;

(b)            by either Seller or Buyer by written notice to the other, if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final and non-appealable order is in effect preventing the consummation of the transactions contemplated hereby;

(c)            by either Seller or Buyer by written notice to the other, if the Closing shall not have occurred on or before March 31, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 13.1(c) shall not be available to (i) Buyer or Seller, if such Party is then in material breach of its representations or warranties, covenants or agreements under this Agreement which breach or failure to perform would render a condition precedent to the other Party’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.2 or Section 12.3, as applicable, not capable of being satisfied; (ii) Buyer, if Seller is entitled to terminate this Agreement pursuant to Section 13.1(f); or (iii) Seller, if Buyer is entitled to terminate this Agreement pursuant Section 13.1(g);

(d)            by Seller by written notice to Buyer, if Buyer breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Seller’s or the Company’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.3 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Buyer by Seller, cannot be cured or has not been cured by the earlier of the Termination Date and ten (10) Business Days after the delivery of such Notice; provided, however, that the right to terminate this Agreement under this Section 13.1(d) shall not be available to Seller if Seller or any Company is then in material breach of any of its representations or warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.2 not capable of being satisfied;

(e)            by Buyer by written notice to Seller, if Seller or the Company breach any of their respective representations or warranties contained in this Agreement or Seller or the Company breach or fail to perform any of its respective covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.2 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Seller by Buyer, cannot be cured or has not been cured by the earlier of the Termination Date and ten (10) Business Days after the delivery of such Notice; provided, however, that the right to terminate this Agreement under this Section 13.1(e) shall not be available to Buyer if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would render a condition precedent to Seller’s or the Company’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.3 not capable of being satisfied;

(f)             by Seller by written notice to Buyer, if: (i) all of the conditions to Closing set forth in Section 12.1 and Section 12.2 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Seller has notified Buyer that Seller and the Company are ready, willing and able to consummate the transactions contemplated by this Agreement and the Related Agreements, and (iii) the Buyer fails to complete the Closing within two (2) Business Days after the delivery of such notification by Seller;

(g)            by Buyer by written notice to Seller, if: (i) all of the conditions to Closing set forth in Section 12.1 and Section 12.3 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Buyer has notified Seller that Buyer is ready, willing and able to consummate the transactions contemplated by this Agreement and the Related Agreements, and (iii) Seller and the Company fail to complete the Closing within two (2) Business Days after the delivery of such notification by Buyer; and

(h)            by Seller by written notice to Buyer, if Buyer does not deliver the Deposit to the Escrow Agent in accordance with Section 2.4 within two (2) Business Days following the Execution Date.

Section 13.2           Effect of Termination.

(a)            In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall immediately become null and void, without any liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (i) the Confidentiality Agreement and the agreements contained in Article 1, Section 9.1(e), Section 9.5, Section 9.6, this Section 13.2, and Article 14 of this Agreement survive any termination of this Agreement and remain in full force and effect and (ii) no such termination shall impair the right of any Party hereto to compel specific performance in accordance with Section 13.3 by the other Party of such other Party’s obligations under this Agreement that expressly continue following termination of this Agreement, including the distribution of the Deposit pursuant to Section 13.2(b).

(b)            Notwithstanding anything to the contrary in Section 13.2(a), if this Agreement is terminated:

(i)            (A) by Seller pursuant to Section 13.1(d) or Section 13.1(f), or (B) by either Seller or Buyer pursuant to Section 13.1(c), if at such time Seller could have terminated this Agreement pursuant to Section 13.1(d) (without regard to any cure periods contemplated therein) then, in either case, within three (3) Business Days of such termination, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to Seller;

(ii)           (A) by either Buyer or Seller pursuant to Section 13.1(a), Section 13.1(b) or Section 13.1(c) (other than as described in the immediately preceding clause (i)), or (B) by Buyer pursuant to Section 13.1(e) or Section 13.1(g), then within three (3) Business Days of such termination, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent, instructing the Escrow Agent to distribute the full amount of the Deposit to Buyer; or

(iii)          (A) by Buyer pursuant to Section 13.1(e) or Section 13.1(g) or (B) by either Seller or Buyer pursuant to Section 13.1(c), if at such time Seller could have terminated this Agreement pursuant to Section 13.1(e) (without regard to any cure periods contemplated therein) then, in either case, Buyer shall be entitled to seek Losses up to an aggregate amount not greater than an amount equal to the Deposit (subject to Section 14.6).

(c)            Each of the Parties acknowledges and agrees that the agreements contained in this Section 13.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. The Parties acknowledge and agree that (i) the Parties have expressly negotiated the provisions of this Section 13.2, (ii) in light of the circumstances existing at the time of the execution of this Agreement (including the inability of the Parties to quantify the damages that may be suffered by Seller, the Company and their Affiliates) the provisions of this Section 13.2 are reasonable, (iii) the Deposit, represents a good faith, fair estimate of the damages that Seller, the Company and their Affiliates would suffer, and (iv) the Deposit, shall be payable as liquidated damages (and not as a penalty) without requiring Seller, the Company or any other Person to prove actual damages. In the event that Buyer shall fail to execute and deliver a joint written instruction pursuant to Section 13.2(b) when due, Buyer shall reimburse Seller for all costs and expenses actually incurred or accrued by Seller and its Affiliates and direct and indirect equityholders (including fees and expenses of counsel) in connection with collection under and enforcement in full of this Article 13, together with interest on such amount at a rate per annum equal to the “prime rate” at large United States money center banks in effect on the date such payment was required to be made (as published by the Wall Street Journal) through the date such payment was actually received. In addition, in the event that Seller shall fail to execute and deliver a joint written instruction pursuant to Section 13.2(b) when due, Seller shall reimburse Buyer for all costs and expenses actually incurred or accrued by Buyer and its Affiliates and direct and indirect equityholders (including fees and expenses of counsel) in connection with collection under and enforcement in full of this Article 13, together with interest on such amount at a rate per annum equal to the “prime rate” at large United States money center banks in effect on the date such payment was required to be made (as published by the Wall Street Journal) through the date such payment was actually received. In no event shall this Section 13.2(c) be construed to mean that receipt of any financing is a condition to Buyer’s obligations hereunder, rather, the release of the Deposit in accordance with Section 13.2(b) shall be payable when required in accordance with this Agreement regardless of whether or not Buyer received the proceeds from any contemplated debt or equity financing.

(d)            Without limiting the Parties’ respective rights under Section 13.3, the right of Buyer or Seller, as applicable, to receive the full Deposit pursuant to Section 13.2(b) shall be the sole and exclusive remedy (except as expressly set forth herein) of Seller against Buyer and its Affiliates or Buyer against Seller and the Company and their respective Affiliates, as applicable, in connection with a termination of this Agreement; provided that, notwithstanding anything to the contrary in Section 13.2 or Section 13.3, no Party shall be relieved of any liability or obligations resulting from a willful or material breach of its representations, warranties, covenants and agreements set forth in this Agreement, including in the event a Party previously paid the Deposit. While Buyer or Seller, as applicable, may pursue both a grant of specific performance under Section 13.3 and seek payment of the Deposit under Section 13.2(b), under no circumstances shall Seller and the Company or Buyer, as applicable, be permitted or entitled to receive both a grant of specific performance and the payment of the Deposit pursuant to Section 13.2(b) in connection with the termination of this Agreement (except in the case where Buyer is required to specifically perform its obligations to close the transaction contemplated by this Agreement and the Deposit is to be released to Seller as part of the Closing).

(e)            For the avoidance of doubt and without limiting Seller’s rights under this Section 13.2, Section 13.3 or elsewhere under this Agreement, for all purposes of this Agreement, the failure of Buyer to (i) consummate the Closing when required and (ii) to make the payments as and when required by Section 2.10(b) shall be an intentional breach of this Agreement by the Buyer that is not capable of being cured, that has prevented consummation of the transactions contemplated hereby (including if such failure results from the Buyer being unable to obtain all or any portion of any contemplated financing for the transactions contemplated hereby or failing to take all actions when and in the manner required of it hereunder), and that gives rise to Seller’s termination right pursuant to Section 13.1(f); provided, that for the avoidance of doubt, the Buyer shall not be required to consummate the Closing, and failure of the Buyer to consummate the Closing shall not be deemed an intentional breach, to the extent the conditions precedent to the Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 12.1 or Section 12.2 have not been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, and could have been satisfied or would have been waived assuming a Closing would occur).

Section 13.3           Specific Performance. The Parties agree that irreparable damage would occur, for which no adequate remedy at law would exist and for which monetary damages would be inadequate, in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that, unless and until (subject to the provisions of this Agreement which expressly survive termination hereof) Buyer or Seller has terminated this Agreement in accordance with Section 13.1, Buyer, on one hand, and Seller and the Company, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligation to consummate the transactions contemplated by this Agreement and the Buyer’s obligation to pay, and the right of Seller to receive, the Purchase Price) in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief. The Parties acknowledge and agree that if Buyer or Seller validly terminates this Agreement pursuant to Section 13.1, then such Person shall not thereafter have the right to specific performance pursuant to this Section 13.3, (other than to enforce the performance of such other Party’s obligations under this Agreement that expressly continue following termination of this Agreement, including the distribution of the Deposit pursuant to Section 13.2(b)).

Article 14
OTHER PROVISIONS

Section 14.1           Notices.

(a)            Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to the other Parties (herein collectively called “Notice”) shall be in writing and delivered (i) by courier or certified mail, in each case requiring acknowledgement of receipt, or (i) in person or electronic mail, in any such case as follows:

If to Seller, addressed to:

 Bison Oil & Gas Partners II, LLC
 518 17th Street, Suite 1800
 Denver, Colorado 80202
 Attn:     Austin Akers
 Telephone:     (720) 644-6997
 Email:   aakers@bisonog.com

With a copy to (which shall not constitute notice):

Bracewell LLP
711 Louisiana Street, Suite 2300
Houston, Texas 77002

Attn:	Austin Lee; Ben Martin
Telephone:	713.221.3307;713.221.1167
Email:	austin.lee@bracewell.com; ben.martin@bracewell.com

Carnelian Energy Capital Management, L.P.

2229 San Felipe Street, Suite 1450

Houston, Texas 77019

Attn:	Matthew Savage; Matt Kelly
Email:	matts@carnelianec.com; matt@carnelianec.com

If to Buyer, addressed to:

Civitas Resources, Inc.
410 17th Street, Suite 1400

Denver, Colorado 80202

Attention:	Skip Marter
Telephone:	720-225-6697
Email:	smarter@civiresources.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention:	Doug Bacon, P.C.; Anthony Speier, P.C.
E-mail:	douglas.bacon@kirkland.com; anthony.speier@kirkland.com

(b)            Notice given by personal delivery or courier service shall be effective upon actual receipt or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Notice given by electronic mail shall be effective upon delivery (without notice of failed delivery to the required Party) if delivered during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after delivery if not delivered during the recipient’s normal business hours. Notice given by certified mail, return receipt requested, shall be effective three (3) Business Days after mailing. Notice sent by overnight courier shall be effective one (1) day after sending. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 14.2      Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)            Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED.

(b)            Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (OR TO THE EXTENT SUCH COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE), AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES HERETO SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY HERETO REFUSES TO ACCEPT SERVICE, EACH PARTY HERETO AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 14.2(c).

Section 14.3      Entire Agreement; Amendments and Waivers. This Agreement, the Confidentiality Agreement and the Related Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The Annexes, Schedules and the Exhibits referred to herein are attached hereto are made a part of this Agreement. No amendment, supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.4      Conflicting Provisions. This Agreement and the Related Agreements, read as a whole, set forth the Parties’ rights, responsibilities, and liabilities with respect to the transactions contemplated by this Agreement and the Related Agreements. In this Agreement and the Related Agreements, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Related Agreements, this Agreement shall control.

Section 14.5      Binding Effect, Assignment and Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any of the rights, benefits, or obligations hereunder shall be assigned or transferred, by operation of law, or otherwise, by any Party hereto without the prior written consent of the other Party. Except as set forth in Section 14.10, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their successors and assigns, any rights, benefits, or obligations hereunder.

Section 14.6      Severability. If any provision (or any part of a provision) of this Agreement is rendered or declared invalid, illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions (that come closest to expressing the intention of the invalid, illegal or unenforceable provision) for those rendered or declared invalid, illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

Section 14.7      Interpretation. Neither this Agreement nor any of the Related Agreements shall be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Related Agreement, or any provision hereof or thereof, or who supplied the form of this Agreement or any of the Related Agreements. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 14.8      Headings. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 14.9      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of a Party to this Agreement or other documents executed in connection herewith that are sent to the other Parties by facsimile transmission or electronic mail shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory Party.

Section 14.10      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Related Agreements or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder, under any Related Agreements or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, attorney, financing source, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future direct or indirect equityholder, general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, attorney, financing source, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any Related Agreement or under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third-party beneficiary of this Section 14.10.

Section 14.11      Disclaimer of Warranties and Representations.

(a)            Buyer acknowledges and agrees that it is sophisticated in the evaluation and purchase of, and investment (directly or indirectly) in, the industry in which the Company operates, oil and gas properties and related facilities, and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Related Agreements and is able to bear the substantial economic risk of such investment for an indefinite period of time. In making its decision to enter into this Agreement, the Related Agreements and to consummate the transactions contemplated herein and therein, Buyer, except to the extent of the express representations and warranties set forth in Article 6 and Article 7 hereof and in the certificates delivered by Seller and the Company at Closing pursuant to Section 2.10(a)(i), (i) has relied and shall rely solely on its own independent investigation and evaluation of the Company and the Oil & Gas Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and the Related Agreement and not on any comments, statements, projections or other materials made or given by any employees, officers, managers, representatives, consultants or advisors engaged by Seller, the Company or any of their respective Affiliates and (ii) has satisfied or shall satisfy itself through its own due diligence as to the title, environmental and physical condition of and contractual arrangements and other matters affecting the Company (including the Oil & Gas Assets). Buyer has been afforded full access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation. Buyer has had an opportunity to ask questions of, and receive answers from, the officers and representatives of Seller, the Company and their respective Affiliates concerning this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, as well as the Company’s business, operations, properties, prospects, plans, management and financial affairs, which questions were answered to its satisfaction. Buyer may be in possession of certain projections and other forecasts regarding the Company, including projected financial statements, cash flow items and other data of the Company and certain business plan information of the Company. Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans, that Buyer is not relying on such projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and Buyer shall not have any claim against any Person with respect thereto. Accordingly, Buyer acknowledges that neither Seller, the Company, nor any of their Affiliates nor any of their respective employees, officers, managers, representatives, consultants or advisors has made any representation or warranty with respect to such projections and other forecasts and plans. Buyer acknowledges and represents, warrants and agrees that it has not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability or fitness for a particular purpose) made or provided by or on behalf of Seller or the Company, except for the representations and warranties in Article 6 and Article 7 and in the certificates delivered by Seller and the Company at Closing pursuant to Section 2.10(a)(i), and waives any right Buyer or any of its respective Affiliates may have against Seller, the Company or any of their respective Affiliates or any of their respective representatives, consultants, advisors, employees, officers or managers with respect to any inaccuracy in any such representation, warranty, statement or information, or with respect to any omission or concealment, on the part of Seller, the Company or any of their respective representative, consultant, advisor, employee, officer or manager thereof, of any potentially material information.

(b)            EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN Article 6 AND Article 7 AND in the certificates delivered by seller and the Company at closing pursuant TO Section 2.10(a)(i): (I)  BUYER ACKNOWLEDGES NEITHER SELLER NOR THE COMPANY NOR THEIR RESPECTIVE AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES HAS MADE, AND SELLER AND THE COMPANY HEREBY EXPRESSLY DISCLAIMS AND NEGATES (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES), AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE WITH RESPECT TO THE OIL & GAS ASSETS AND OTHER PROPERTIES OF THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATED AGREEMENTS, AND (II) SELLER AND THE COMPANY EXPRESSLY DISCLAIMS (ON ITS BEHALF AND ON BEHALF OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES), AND BUYER HEREBY EXPRESSLY WAIVES, ANY AND ALL LIABILITY AND RESPONSIBILITY OF ANY SUCH PERSON FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION WITH RESPECT TO THE OIL & GAS ASSETS AND OTHER PROPERTIES OF THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATED AGREEMENTS, MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PERSON).

(c)            EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN Article 6 AND Article 7 AND IN THE CERTIFICATES DELIVERED BY SELLER AND THE COMPANY AT CLOSING PURSUANT TO Section 2.10(a)(i), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER AND THE COMPANY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, AS TO ANY OF THE FOLLOWING: (I) THE ACCURACY, COMPLETENESS OR MATERIALITY OF RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER OR ANY ITS RESPECTIVE AFFILIATES, REPRESENTATIVES, CONSULTANTS, ADVISORS, OFFICERS, MANAGERS, OR EMPLOYEES; (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE OIL & GAS ASSETS; (III) ANY ESTIMATES OF THE VALUE OF, OR FUTURE REVENUES GENERATED BY, THE OIL & GAS ASSETS; (IV) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY, VOLUME, OR RECOVERABILITY OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE OIL & GAS ASSETS OR THE COMPANY’S INTEREST THEREIN; (V) TITLE TO ANY OF THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY; (VI) MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, MARKETABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY; (VII) ANY RIGHTS OF BUYER OR ANY OF ITS AFFILIATES UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (VIII) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS WITH RESPECT TO THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY, WHETHER KNOWN OR UNKNOWN; (IX) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW WITH RESPECT TO THE PROPERTIES OR TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE RELATED AGREEMENTS AND (X) THE ENVIRONMENTAL OR OTHER CONDITION OF THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY, INCLUDING ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. IT IS THE EXPRESS INTENTION OF THE PARTIES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY IN Article 6 AND Article 7 AND IN THE CERTIFICATES DELIVERED BY SELLER AND THE COMPANY AT CLOSING PURSUANT TO Section 2.10(a)(i), SUBJECT TO ARTICLE 4, THE OIL & GAS ASSETS AND OTHER PROPERTIES OF THE COMPANY ARE BEING ACCEPTED BY BUYER, “AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER HAS MADE OR WILL MAKE SUCH INSPECTIONS OF SUCH ASSETS AND THE PROPERTIES AS BUYER DEEMS APPROPRIATE.

(d)            BUYER ACKNOWLEDGES THAT THE OIL & GAS ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL & GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY OR INCLUDED IN SUCH ASSETS OR PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR OTHER HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL, OTHER WASTES AND OTHER HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND/OR HAZARDOUS SUBSTANCES FROM THE OIL & GAS ASSETS OR OTHER PROPERTIES OF THE COMPANY.

(e)            With respect to the Oil & Gas Assets currently operated by the COMPANY, SelleR AND THE COMPANY makes no representation, warranty, or covenant herein that Buyer or ITS RESPECTIVE affiliates will (either directly or indirectly through ownership of the COMPANY) become operator of any or all of such Oil & Gas Assets. Buyer acknowledges that operations and operatorship after Closing will be governed by the applicable operating agreements or other related agreements affecting such Oil & Gas Assets.

(f)            THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Section 14.11 ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW.

Section 14.12      Conflicts and Privilege.

(a)            The Parties agree that, as to all communications among Bracewell LLP (“Bracewell”), on the one hand, and Seller or the Company and their respective direct and indirect equityholders and Affiliates that relate to the negotiation of this Agreement or any Related Agreement or any of the transactions contemplated hereby or thereby, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by the Company from and after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Seller, the Company and a Third Party other than another Party or their equityholders or Affiliates after the Closing, the Seller and/or the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Bracewell to such Third Party.

(b)            The Parties agree that, as to all communications among Kirkland & Ellis LLP (“Kirkland”), on the one hand, and Buyer and its respective direct and indirect equityholders and Affiliates that relate to the negotiation of this Agreement or any Related Agreement or any of the transactions contemplated hereby or thereby, the attorney-client privilege and the expectation of client confidence belongs to Buyer and may be controlled by Buyer and shall not pass to or be claimed by the Seller or the Company from and after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between the Seller, the Buyer, the Company and a Third Party other than another Party or their equityholders or Affiliates after the Closing, the Buyer may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland to such Third Party.

Section 14.13      Schedules. Any fact or item disclosed in any Schedule shall be deemed disclosed in each other Schedule to which such fact or item may apply so long as it is reasonably apparent that such disclosure is applicable to such other Schedule(s). The headings contained in each Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in a Schedule or this Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any fact or item disclosed in the Schedules shall by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. The Schedules shall not be deemed to expand in any way the scope or effect of any of representations, warranties, covenants or agreements contained in this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules shall not constitute, or be interpreted to expand the scope of the Parties’ respective representations and warranties, covenants, conditions or agreements contained in this Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for informational purposes. No disclosure on a Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Schedules shall be kept strictly confidential by the Parties and no Third Party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, Seller expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 14.14      Time is of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 14.15      Non-Compensatory Damages. NEITHER BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT (A) TO THE EXTENT ANY SUCH PARTY (OR ANY OF THE OTHER BUYER INDEMNIFIED PARTIES OR SELLER INDEMNIFIED PARTIES, AS APPLICABLE) SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER OR (B) LOSSES TO THE EXTENT THEY ARE THE REASONABLY FORESEEABLE RESULT OF THE UNDERLYING BREACH OF THIS AGREEMENT GIVING RISE TO SUCH LOSSES. SUBJECT TO THE PRECEDING SENTENCE, BUYER AND SELLER WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.